As filed with the Securities and Exchange Commission on October 2, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VERTICAL DATA INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

8742
(Primary Standard Industrial Classification Code Number)

99-2841705
(I.R.S. Employer Identification Number)

1980 Festival Plaza Drive Suite 300 Las Vegas, Nevada 89135 (888) 462-3453
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

REPUBLIC REGISTERED AGENT LLC 930 S 4th St Ste 209, Las Vegas, Nevada 89101, USA, Telephone: (888) 462-3453
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Joseph M. Lucosky, Esq.

Patrick J. Egan, Esq.

Lucosky Brookman LLP
101 Wood Avenue South, 5th Floor
Woodbridge, New Jersey 08830
(732) 395-4400

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large, accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large, accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large, accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED OCTOBER 2, 2026

VERTICAL DATA INC.

1,373,152 SHARES OF COMMON STOCK

This prospectus covers the resale by certain stockholders of Vertical Data Inc., a Nevada corporation (“Vertical Data”, “we”, “us”, “our” or the “Company”) identified in the “Selling Stockholders” section of this prospectus of up to an aggregate of 1,373,152 shares (the “shares”) of our common stock, par value $0.0001 per share (the “common stock”).

Our common stock is listed on the OTCQB® Venture Market under the symbol “VDTA.” On September 30, 2026, the last reported sale price of our common stock on the OTCQB® Venture Market was $5.40 per share.

Each Selling Stockholder may sell all or a portion of the shares beneficially owned by it directly or through one or more underwriters, broker-dealers or agents. Please see the section entitled “Plan of Distribution” of this prospectus for more information. No underwriter or person has been engaged to facilitate the sale of the shares in this offering. We will bear all fees and expenses incident to the registration of the shares. We are not selling any shares of our common stock in this offering and, as a result, we will not receive any of the proceeds from the sale of the shares by the Selling Stockholders.

The Selling Stockholders may sell their shares from time to time at the prevailing market prices at the time of offer and sale, or at prices related to such prevailing market prices or in negotiated transactions or a combination of such methods of sale directly or through brokers.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an emerging growth company under the Jumpstart Our Business Startups Act of 2012 and a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended, and, as such, may elect to comply with certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our common stock is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2026.

You should rely only on information contained in this prospectus. We have not, and the Selling Stockholders have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy our securities in any circumstances under which the offer or solicitation is unlawful or in any state or other jurisdiction where the offer is not permitted.

For investors outside the United States: Neither we nor the underwriters have taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby and the distribution of this prospectus outside of the United States.

The information in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

Neither we nor the Selling Stockholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourself about, and to observe any restrictions relating to, this offering and the distribution of this prospectus.

i.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” but are also contained in this prospectus. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “aim,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” “target,” “seek” or the negative of these terms, or other comparable terminology intended to identify statements about the future. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

●	our future financial performance, including our revenue, costs of revenue, operating expenses and profitability;

●	the sufficiency of our cash and cash equivalents to meet our liquidity needs;

●	the availability of financing for smaller publicly traded companies like us;

●	our ability to effectively manage our growth and future expenses;

●	changes adversely affecting the industry in which we operate;

●	our ability to achieve our business strategies or to manage our growth;

●	general economic conditions;

●	changes in assumptions used to make industry forecasts;

●	our ability to retain our key employees and executives;

●	our future operating results and financial condition;

●	our business operations;

●	changes in our business and investment strategy;

●	availability, terms, and deployment of capital;

●	changes in, or the failure or inability to comply with, governmental laws and regulations;

●	our ability to maintain effective disclosure controls and procedures and internal control over financial reporting;

●	the degree and nature of our competition;

●	our leverage and debt service obligations; and

●	additional factors discussed under the sections of this prospectus captioned “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.”

These forward-looking statements reflect our management’s beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this prospectus and are subject to risks and uncertainties. We discuss many of these risks in greater detail under “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus forms a part with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

The forward-looking statements made in this prospectus relate only to events as of the date on which such statements are made. We undertake no obligation to update any forward-looking statements after the date of this prospectus or to conform such statements to actual results or revised expectations, except as required by law.

ii.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus.

These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain.

You should refer to the “Risk Factors” section of this prospectus for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by federal securities law.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

iii.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. Before investing in our common stock, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes thereto and the information set forth under the sections “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto, in each case included in this prospectus. Some of the statements in this prospectus constitute forward-looking statements. See “Special Note Regarding Forward-Looking Statements.” Except as otherwise indicated, references to “we”, “us”, “our”, and the “Company” refer to Vertical Data Inc., a Nevada corporation.

General Overview

We are an AI infrastructure solutions provider. We help enterprise and data center customers deploy artificial intelligence computing capacity by arranging the financing for GPU hardware, sourcing and selling that hardware, operating it to deliver compute capacity, and providing the data center space in which it runs. We distribute computer systems and information technology (“IT”) systems including graphics processing unit (“GPU”) servers, storage solutions, system components, software, networking and communications equipment, and related complementary products and services.

We distribute technology products from original equipment manufacturers (“OEMs”) as well as suppliers of next-generation technologies and delivery models such as converged and hyper-converged infrastructure. We purchase peripherals, IT systems, systems components, software, and networking equipment from a network of suppliers, consisting of mainly two vendors, and sell them to our data center and enterprise customers. We also engage in the coordination and provision of data center services and hosting services for our customers.

Our business model focuses on supporting the demand for enterprise AI compute capability. We are characterized by high volumes of sales and price sensitivity by our end users. The market for IT hardware products is generally characterized by declining unit prices and short product life cycles. We set our sales price based on the market supply and demand characteristics for each particular product or bundle of products we distribute and services we provide. In addition, we try to provide just-in-time delivery of the IT products to avoid taking significant inventory in order to ensure positive working capital cycles and to ensure our product offerings tie with current market demands.

We are highly dependent on the end-market demand for IT products and solutions, and on our partners’ strategic initiatives and business models. This end market demand is influenced by many factors including the introduction of new IT products and software by OEMs, replacement cycles for existing IT products, trends toward AI computing, overall economic growth and general business activity. A difficult and challenging economic environment may also lead to consolidation or decline in the IT industries and increased price-based competition

We are an early-stage company. Our financial results reflect our investment in building a direct sales force for revenue-producing initiatives and the development of a business development team for identifying target customers and key equipment and hardware suppliers.

We operate through three platforms, which are described under “Our Platforms” below. Our mission is to expand the availability of high-performance computing to the global landscape. We accomplish this by providing infrastructure hardware and services to data centers and enterprises looking to utilize high performance compute such as machine learning and inference.

We intend to make deliberate and substantial investments in support of our mission and long-term growth. For example, we have invested in building a team of expert and experienced consultants and business development personnel that is responsible for development and expansion of our customer base and our technology supplier base. We also plan to make significant investments in sales and marketing and incentives to grow and retain our customer base.

Our Platforms

We operate our business through three platforms. VerticalData.io is our enterprise GPU provisioning and managed infrastructure business. GPUfinancing.com is our structured financing platform for GPU deployments, through which we seek to enable customers to acquire and scale compute infrastructure without large upfront capital commitments. Vertical Edge, which we launched in June 2026, is our data center platform. We hold a 50% interest in Vertical Edge LLC, a joint venture through which we and our joint venture partner source, develop, lease and manage data center assets across North America. The majority of the capital for individual sites is provided by an affiliate of Strategic Value Partners, LLC (“SVP”), a global alternative investment firm. Vertical Edge holds a general partner interest in each site together with a share of the economics of that site after the return of capital and preferred returns to SVP.

Through Vertical Edge, we are developing a network of edge data centers near major North American metropolitan areas, targeting sites with existing power agreements and a path to revenue within 12 to 24 months. We intend to pursue retrofits, new builds and acquisitions. In July 2026, Vertical Edge acquired its first site, a 20 MW data center facility in downtown Chicago, Illinois, and additional sites are at varying stages of evaluation and negotiation. We evaluate sites based on power availability, fiber routing and interconnection, proximity to enterprise demand and speed to deployment. We expect that customers of VerticalData.io and GPUfinancing.com will be candidates for capacity within Vertical Edge facilities. There can be no assurance that we will complete the development or acquisition of any data center site, or that any site will generate revenue within the time frames we anticipate or at all.

Our Revenue Model

How our transactions are structured. A transaction is generally expected to be organized around a special purpose vehicle formed to own the GPU hardware. We expect to arrange the debt financing the SPV uses to acquire the hardware, generally from institutional lenders and private credit funds, and to sell the hardware into the transaction. The SPV would rent space and power from a data center owner, which may be a facility owned through Vertical Edge or a third-party facility, and compute capacity on the hardware would be rented to end users. The fees payable to us may be paid at closing, satisfied over time out of the SPV’s cash flows, or a combination of the two; the payment terms would be established at the outset of each transaction. The structure, our role and our interest in the SPV will vary from transaction to transaction. Not every transaction is expected to follow this structure; in some cases we may sell hardware directly to a customer, and in others we may help the customer contract for compute capacity from an infrastructure provider that operates the hardware in exchange for a revenue share.

We generate revenue from four principal activities:

●	Financing arrangement. We source and structure the debt financing used to acquire GPU hardware, generally from a network of institutional lenders and private credit funds, and earn a fee when a financing closes. We do not fund these transactions from our own balance sheet, and we do not act as a lender. Originations come through our GPUfinancing.com platform, referrals from OEM manufacturers and direct inquiries from cloud providers and end customers.

●	Hardware sales. We advise customers on the GPU and server configurations suited to their workloads, source that equipment through our relationships with OEM manufacturers, and sell it at a margin. We do not manufacture or design hardware.

●	Compute and managed services. Where hardware is operated to provide compute capacity rather than sold outright to the end customer, we earn a recurring fee charged on a per-GPU per-hour basis. Where a customer purchases hardware outright, we may separately contract to operate and maintain it for a recurring managed services fee. In either case, we may install, operate and maintain the hardware ourselves, or arrange for an infrastructure provider to do so.

●	Data center capacity. Customer hardware is deployed either into data center space provided by our partners or into facilities owned through Vertical Edge.

Revenue we have recognized to date has been generated under arrangements that predate the go-forward business model described above and is not representative of it. It consists of sales of GPU hardware to a single commercial customer, and fees earned under a billing and collection arrangement with a counterparty to a GPU-as-a-Service agreement, which we recognize on a net basis as an agent. We have not yet recognized revenue from a transaction organized in the manner described above.

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Products and Suppliers

We offer a comprehensive offering of high-performance computer products from a group of proprietary network suppliers, enabling us to offer comprehensive solutions to our enterprise and data center customers. The typical products we provide are servers used in training large language (“LLM”) models as well as systems that are used in LLM inference (or using these models to draw conclusions from an input). Our products typically come in the form of bare metal servers (or fully constructed servers that can be used for the above uses), or pre-configured systems that have the software pre-installed.

Our primary focus is to support demand for enterprise AI compute capability. This includes demand for storage, semiconductors, computer memory, peripherals, storage and subsystems as well as professional services to empower our customers to uncover AI opportunities, prioritize, analyze and define them to ensure improved ROI and guarantee project success. The key to our success in meeting this demand is our ability to align and develop strong relationships with OEM suppliers, system integrators and to support these objectives with our highly skilled technical team.

We do not have distribution agreements with any of our suppliers. As we establish a reputation as a strong and reliable value-added reseller, we intend to negotiate agreements with top suppliers—which we believe will improve our pricing and access to additional IT products. Our vendor agreements do not restrict us from selling similar products manufactured by competitors, nor do they require us to sell a specified quantity of product. As a result, we have the flexibility to terminate or curtail sales of one product line in favor of another due to technological change, pricing considerations, product availability and customer demand or vendor distribution policies.

Our Customers

Our target customers are comprised of direct end users as well as our own sales channel, which consists of internet service providers (“ISPs”), data centers and system integrators, various vertical market enterprises (e.g. financial services, governments, retail, energy, manufacturing and more). We believe this approach will help us strike long-term contracts with high value customers while also expanding our market reach.

We have high customer concentration. Our revenues have been from two customers which accounted for 94% and 6% and 77% and 23% of our revenue for the year ended September 30, 2025 and for the period from May 3, 2024 (inception date) through September 30, 2024, respectively. For the three months ended June 30, 2026, one customer accounted for approximately 100% of our revenue, and for the nine months ended June 30, 2026, customers representing 10% or more of our revenue accounted for 100% of our revenue. We intend to increase our customer base with increased business development and sales and marketing activity.

Our Industry Background and Market Opportunity

According to published industry research, as of March 2024 there were approximately 10,655 data centers globally, half (approximately 5,381) of which were in the United States. A key growth driver in the data center market is data center operators deciding between on-premises versus the cloud in determining the best way to host AI workloads. On premises data centers have advantages for hosting AI workloads including greater control over infrastructure for customization and optimization, leading to potential lower operational costs. On premises deployments can offer lower latency and higher bandwidth which are both critical for real-time processing of large data sets in addition to addressing data sovereignty and security concerns.

We believe that investment into digital infrastructure, including GPUs for AI computing, will be driven by its perception as a compelling and powerful technology for the economy and society in general. A recent report from CBRE showed that 97% of respondents to its survey plan to increase their capital deployment in the data center sector, and that 92% of respondents are allocating more than $100 million to the data center sector, while 44% are allocating more than $500 million, in 2024.

Sales and Marketing

We serve our customers through sales representatives contracted as consultants and commission-based sales agents. We market to Fortune 1,000 enterprises, top tier data centers, and cloud computing providers both directly and through a network of integration partners.

In addition, we have dedicated business development specialists that focus on the sale and promotion of products to specific customer types (such as cloud compute providers) and customers in specific regions (such as the middle east). Our sales and marketing professionals are supported by members of our executive management team that assist in identifying new customer opportunities, promoting sales growth and ensuring customer satisfaction. We attempt to ensure that we have sales and marketing professionals in close geographic proximity to our customers.

Our priorities are to (a) continue to invest in expanding suppliers and related product offerings, (b) extend our offerings in new jurisdictions, (c) grow our network of agents, and (d) expand our other product and services offerings.

Corporate History and Organization

Vertical Data was incorporated as a corporation under the laws of the State of Nevada on May 3, 2024. Our principal business, executive and registered statutory office is located at 1980 Festival Plaza Drive, Suite 300, Las Vegas, Nevada 89135.

Our Operations

Our primary business presence is in Las Vegas, Nevada. We intend to establish additional physical points of presence in the western United States to streamline shipping and fulfillment for our hardware business. Our distribution process is designed to ensure timely order fulfillment and enhance the efficiency of our operations and back-office administration. Our goal is to reduce delivery lead times to our customers through the strategic and proprietary use of a network of suppliers. Furthermore, we track several performance measurements such as order close rate, procurement times, and shipping times to continuously improve the efficiency and accuracy of our distribution operations.

2

Our workforce is comprised of a full-time employee and consultants, enabling us to respond to short-term changes in demand.

Our IT systems and processes are designed to enable us to automate many of our distribution operations—with a focus on streamlining and automating the quoting, fulfillment, shipping, and warranty processes via a unified technology stack that lets us view the status of a customer and order at each stage of the sales process.

Our typical sales process for the hardware business originates with a customer request. An existing or prospective customer will reach out to one of our sales team members or agents with a request for a quote on a hardware order. Or alternatively, a customer will respond to an outbound sales or marketing campaign initiated by our sales or marketing team. Our team will then review the request to ensure that the spec is one that meets the client’s needs from a functionality and performance perspective. Once the order and order timeline are validated, our procurement team will contact our network of suppliers to identify the best pricing and delivery timeline for the order—and relay this information back to the client to make a final purchasing decision. Once the client confirms the order, we place our order with the supplier who readies the inventory for shipment.

Our business operations are highly scalable with relatively minimal incremental spending required to expand supplier relationships and related product offerings. We will continue to manage our fixed-cost base in conjunction with our market entry plans and focus our variable spend on marketing, user experience and support, and regulatory compliance to become the product of choice for users and to maintain favorable relationships with regulators when necessary. We also expect to achieve and improve profitability over time as our revenue and gross profit expand as we add customers and expand selling opportunities, while our variable marketing expenses and fixed costs stabilize or grow at a slower rate.

Our path to profitability is based on the acceleration of positive contribution profit growth driven by increased revenue and gross profit generation from ongoing efficient customer acquisition enabled by establishing our reputation as a reliable and cost-effective value-added reseller to our target customers. In addition, key to achieving profitability is strong customer retention, improved monetization from increased frequency of customer orders, as well as scale benefits from expanding our supplier ecosystem and selling in greater quantities. On an adjusted EBITDA basis, we expect to achieve profitability when total contribution profit exceeds the fixed costs of our business, which depends, in part, on the amount of suppliers we work with, our negotiated prices for equipment and demand from our customers, and the other factors summarized in the section entitled “Special Note Regarding Forward-Looking Statements.”

Inventory Management

We manage shipping arrangements with our OEMs and wholesale distributors, which permit us to offer products to our customers and is expected to reduce the timeframe in which the customer receives the products and reduces the cash-to-cash gap of purchasing the products from suppliers and payment for the product from customers.

We believe competitive sources of supply are available in substantially all of the product categories that we offer. Product cost currently represents our single largest expense. Furthermore, product procurement from our OEM suppliers is a highly complex process that involves identifying and negotiating product specs, pricing, and delivery timelines. As we grow, we expect this process to become more complex as we manage incentive programs, rebate programs, volume and early payment discounts and other arrangements. Consequently, we believe that efficient and effective purchasing operations are critical to our success.

In order to promote efficiency and to maximize the best business procedures of potential product purchases, our purchasing group works closely with many areas of our organization, including our product managers, OEM suppliers, and our sales force. We may also rely on our receipt of good-faith, non-binding, customer forecasts. We maintain EDI connections with many of our OEM suppliers to facilitate the seamless exchange of information, such as sending purchase orders and receiving updates on order status. While we receive notifications when products are ready for shipment, the shipping process is fully managed and coordinated by our team in collaboration with our chosen vendors to ensure it aligns with our operational needs.

Due to the highly competitive market for our products and services, there may be limited supply of GPUs we use. Our ability to source this hard-to-find equipment is our competitive advantage. We do not believe that such constraints put our business at a disadvantage.

Information Technology

Our IT systems manage the entire order cycle, including tracking customer leads, processing customer orders, customer billing and payment tracking and warranty eligibility for the products we sell. These IT systems make our operations more efficient and provide visibility into our operations. We believe our IT infrastructure is scalable to support further growth. We continue to enhance and invest in our IT systems to improve product management, streamline order and fulfillment processes, and increase operational flexibility.

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Competition

We operate in a highly competitive global environment. The IT product industry is characterized by intense competition, based primarily on product availability, credit terms and availability, price, speed and accuracy of delivery, effectiveness of sales and marketing programs, ability to tailor specific solutions to customer needs, quality and depth of product lines and training, pre- and post-sale technical support, flexibility and timely response to design changes, technological capabilities and product quality, service support, and the ability to provide turnkey solutions. We compete with a variety of regional, national and international IT product distributors and manufacturers.

We compete against several distributors in the Americas market including OEM distributors such as Supermicro, Hewlett Packard Enterprise and Dell Inc., and, to a lesser extent, regional distributors. We also face competition from our OEM suppliers that sell directly to retailers and end-users. The distribution industry has historically undergone, and continues to undergo, consolidation. Over the years, a number of providers within the IT distribution industry exited or merged with other providers.

As we enter new business areas, we may encounter increased competition from our current competitors and/or new competitors. Some of our competitors may have greater financial, operating, manufacturing and marketing resources than us. Some of our competitors may have broader geographic breadth and range of services than us. Some may also have more developed relationships with their existing customers.

We constantly seek to expand our business into areas primarily related to our core distribution as well as other support, logistics and related value-added services.

Recent Developments

Issuance of Securities

On August 11, 2026, we closed a private placement transaction (the “August 2026 Offering”) of an aggregate of 1,373,152 shares of our common stock, at a purchase price of $3.00 per share, for aggregate gross proceeds of $4,119,456. These shares were sold pursuant to subscription agreements (the “August 2026 Subscription Agreements”) entered into between us and each purchaser identified on the signature pages thereto (a “Purchaser” or the “Purchasers”). The August 2026 Offering was non-brokered and no underwriting discounts or commissions were paid. The Company intends to use the net proceeds from the August 2026 Offering for general corporate purposes and working capital.

The shares issued in the August 2026 Offering were offered and sold to “accredited investors,” as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), and to persons who are not “U.S. Persons,” as defined in Rule 902 of Regulation S under the Securities Act, in reliance on the exemptions from registration provided by Section 4(a)(2) of the Securities Act, Rule 506 of Regulation D promulgated thereunder and Regulation S under the Securities Act. Each Purchaser made customary representations to us regarding its status and investment intent. The shares issued in the August 2026 Offering are restricted securities and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from registration. We are filing with the Securities and Exchange Commission (the “SEC”) the registration statement on Form S-1, of which this prospectus forms a part, to fulfill our contractual obligations under the August 2026 Subscription Agreements to register the 1,373,152 shares of our common stock for resale.

On July 8, 2026, we issued 7,518 restricted shares of common stock to a vendor as consideration for services.

During the three months ended June 30, 2026, we also entered into the following transactions with respect to our equity securities: (i) issued and sold 85,000 shares of common stock for gross proceeds of $255,000 to certain accredited investors, which did not include any underwriting discounts or commissions, (ii) issued 1,544,083 shares of common stock for employee and non-employee stock based compensation (of which 1,327,965 shares were granted during the three months ended March 31, 2026 and issued during the three months ended June 30, 2026), and (iii) issued 6,718 shares of common stock on June 1, 2026 upon the exercise of stock options for aggregate proceeds of $335.90, and (iv) granted 430,000 stock options to purchase common stock for employee and non-employee stock based compensation.

During the three months ended March 31, 2026, we issued an aggregate of 2,009,379 shares of common stock upon the exercise of stock options, consisting of 1,300,000 shares issued upon the cash exercise of options at a weighted average exercise price of $0.05, resulting in proceeds of $65,000, and 709,379 net shares issued upon the cashless exercise of 788,198 options.

Effective as of October 8, 2025, certain founders and certain of our other shareholders voluntarily surrendered an aggregate of 31,752,690 shares of common stock to us for no consideration. In addition, during October 2025, we cancelled an aggregate of 4,531,738 stock options to purchase shares of common stock, including 2,426,488 options that were issued to five individuals. During the three months ended December 31, 2025, we sold 364,000 shares of common stock for gross proceeds of $182,000 to certain accredited investors.

As a result of the foregoing, as of September 24, 2026, we had a total of 15,018,494 shares of our common stock outstanding. On September 16, 2026, our Board of Directors granted an aggregate of 188,222 fully vested restricted stock units to certain of our officers and directors, each of which represents the right to receive one share of our common stock. Giving effect to the shares issuable upon settlement of those restricted stock units, we had 15,206,716 shares of common stock outstanding or issuable.

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Executive Officer Appointments

Effective August 17, 2026, we appointed Christopher Creatura to serve as our Chief Credit Officer, where he leads credit and underwriting for the GPUfinancing.com platform. In connection with his appointment as our Chief Credit Officer, Mr. Creatura resigned, effective August 17, 2026, as our Chief Financial Officer and our principal financial officer and principal accounting officer. In addition, effective August 17, 2026, Christopher S. Downs was appointed to serve as our Interim Chief Financial Officer as well as our principal financial officer and principal accounting officer. Mr. Downs was also appointed to serve as our Corporate Secretary, effective August 31, 2026.

Chicago Data Center Acquisition

In July 2026, Vertical Edge LLC, a joint venture in which we hold a 50% interest, completed the acquisition of a 20 MW data center facility located in downtown Chicago, Illinois. The purchase price was funded principally by an affiliate of SVP. The facility is the first site acquired through our Vertical Edge platform.

Sweden Data Center Purchase Agreement

In September 2026, Vertical Data Nordic AB, our majority-owned subsidiary, entered into a definitive purchase agreement to acquire an existing industrial data center site with 4.5 MW of power capacity in the Sollefteå Municipality in Central Sweden. If the transaction proceeds, we intend to continue pursuing an application for up to 100 MW of total power capacity at the site, which remains subject to utility, regulatory and technical processes and approvals. Completion of the acquisition remains subject to financing, corporate approvals, applicable regulatory clearances and other customary conditions, and there can be no assurance that it will be completed.

2026 Annual Meeting of Stockholders

On September 17, 2026, the Company held its 2026 annual meeting of stockholders (the “Annual Meeting”), at which a quorum was present. At the Annual Meeting, the Company’s stockholders approved each of the five (5) proposals submitted to a vote of the Company’s stockholders at the Annual Meeting. These five (5) proposals are described in the Company’s definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) filed with the SEC on September 2, 2026, and included the following: (1) the Company’s stockholders elected Deven Soni, David Hackett and Jaime Leverton, as members of the Company’s Board of Directors, to serve until the Company’s 2027 Annual Meeting of Stockholders and until their respective successor are duly elected and qualified (or until their earlier death, resignation of removal); (2) the Company’s stockholders ratified the appointment of Simon & Edward LLP as the Company’s independent registered public accounting firm for the year ending September 30, 2026; (3) the Company’s stockholders approved, as described in more detail below, the Amended and Restated Bylaws (the “Amended and Restated Bylaws”); (4) the Company’s stockholders approved a Certificate of Amendment (the “Certificate of Amendment”) to the Company’s Articles of Incorporation; and (5) the Company’s stockholders approved a proposal to adjourn the Annual Meeting to a later date, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there were insufficient votes for, or otherwise in connection with, the approval of Proposal 3 (the Amended and Restated Bylaws) and approval of Proposal 4 (the Certificate of Amendment). Notwithstanding the approval of this Proposal 5 to Adjourn the Meeting, because both Proposal 3 and Proposal 4 received the requisite votes for approval at the Annual Meeting as convened, it was not necessary for the Company to adjourn the Annual Meeting.

Approval of the Amended and Restated Bylaws

As stated above, on September 17, 2026, the Company’s stockholders approved at the Annual Meeting, the Amended and Restated Bylaws of the Company in the form attached as Appendix A to the Definitive Proxy Statement (and Exhibit 3.2 herein). The Company believes that the adoption of the Amended and Restated Bylaws is in the best interest of the Company and its stockholders as the Amended and Restated Bylaws represent current best practices and are more appropriate than the Company’s former bylaws for a company whose shares of common stock are listed on a national securities exchange. The Company has previously, publicly stated that uplisting its shares of common stock to a national securities exchange from the OTCQB® Venture Market is a primary near-term objective.

Approval of the Certificate of Amendment to the Articles of Incorporation

As stated above, on September 17, 2026, the Company’s stockholders also approved at the Annual Meeting the Certificate of Amendment to the Company’s Articles of Incorporation in the form attached as Appendix B to the Definitive Proxy Statement (and Exhibit 3.3 herein). The Certificate of Amendment was previously approved by the Board and became effective upon its filing with the Secretary of State of the State of Nevada (the “Nevada Secretary of State”) on September 24, 2026. Upon the filing of the Certificate of Amendment with the Nevada Secretary of State, the Company is now authorized to issue 110,000,000 shares at a par value of $0.0001 per share, consisting of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. No shares of preferred stock have been issued.

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Human Capital Resources

As of the date of this prospectus, we had one full-time employee and 17 consultants. Given the variability in our business and the quick response time required by customers, we believe that it is critical that we are able to rapidly ramp-up and ramp-down our operational capabilities to maximize efficiency. As a result, we actively leverage temporary and contract workers as well as a robust offshore team focused on operations, finance and administration.

We are committed to fostering a diverse and inclusive workplace that attracts and retains exceptional talent. Through ongoing employee development, comprehensive compensation and benefits, and a focus on health, safety and employee wellbeing, we strive to help our employees in all aspects of their lives so they can do their best work.

Employee Engagement

We intend to regularly collect feedback to better understand and improve the co-worker experience and identify opportunities to continually strengthen our culture. We want to know what is working well, what we can do better and how well our co-workers understand and are practicing our cultural values.

Health, Safety and Wellness

The physical health, financial wellbeing, life balance and mental health of our employees is vital to our success. Throughout the year, we expect to encourage healthy behaviors through regular communications, educational sessions, voluntary progress tracking, wellness challenges, and other incentives. We take an integrated approach to helping our co-workers manage their work and personal responsibilities, with a strong focus on employee wellbeing, health and safety. We have successfully transitioned most of our workforce to a remote working environment and implemented a number of safety and social distancing measures within our premises to protect the health and safety of co-workers who are required to be on-premise to support our business.

Seasonality

We have a limited operating history, but we expect our operating results will be affected by the seasonality of the IT products industry which traditionally experiences slightly higher sales in the first and fourth calendar quarters due to patterns in capital budgeting and purchasing cycles of customers and end-users. These historical patterns may not be repeated in subsequent periods.

In addition, the advent of and demand for high performance computing may lead to a reduction in the seasonal effects we experience. For example, sales variability may be increasingly based on the upgrade cycles of top chip manufacturers like Nvidia Corporation and Advanced Micro Devices Inc. As these computing providers shrink their upgrade cycles to offer new chipsets to the market more rapidly, our end customers often anticipate these upgraded releases and time their buying behavior based on the announcements and availability of these new chipsets.

Revenue

We derive revenue from the four activities described under “Our Revenue Model” above. We plan to continue to invest in sales and marketing to retain and acquire customers. However, sales and marketing expenses may fluctuate as a percentage of revenue depending on the timing and efficiency of our marketing efforts.

Cost of Revenue

Cost of revenue for our current business lines is primarily comprised of costs of the hardware sold to our customers.

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Our Business Strategy

Our business strategy is to continue to expand our product reach, expand supplier relationships which in turn provide depth to our overall product offerings, and to utilize the depth and performance of our product offerings to attract and build our customer base. Key to our strategy is that we increase order size per customer and provide world-class service and support that will enable us to maximize customer retention and move upstream from one-off hardware sales to long-term partnerships with top tier global customers. Additionally, we plan to expand our hardware sales from OEM products to products we develop and brand internally that meet specific use cases in a more cost efficient and performant manner.

Implications of Being an Emerging Growth Company

As a company with less than $1.235 billion in revenue during our last completed fiscal year, we qualify as an “emerging growth company” as defined in the federal securities laws. An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise applicable generally to public companies. These reduced reporting requirements include:

●	an exemption from compliance with the auditor attestation requirement on the effectiveness of our internal control over financial reporting;

●	an exemption from compliance with any requirement that the Public Company Accounting Oversight Board may adopt regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

●	an exemption from the requirements to obtain a non-binding advisory vote on executive compensation or a stockholder approval of any golden parachute arrangements;

●	extended transition periods for complying with new or revised accounting standards;

●	being permitted to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, in addition to any required unaudited interim financial statements in this prospectus; and

●	reduced disclosures regarding executive compensation in our periodic reports, proxy statements (if any) and registration statements, including in this prospectus.

We will remain an emerging growth company until the earliest to occur of: (i) the end of the first fiscal year in which our annual gross revenue is $1.235 billion or more; (ii) the end of the first fiscal year in which we are deemed to be a “large accelerated filer,” as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; and (iv) the last day of the fiscal year following the fifth anniversary of the date of the completion of our initial public offering. We may choose to take advantage of some, but not all, exemptions afforded to emerging growth companies. We currently intend to take advantage of the exemptions discussed above. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock. The Company will take advantage of the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B).

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in Rule 12b-2 under the Exchange Act. We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that our voting and non-voting common stock held by non-affiliates is more than $250 million measured on the last business day of our second fiscal quarter, or our annual revenues are less than $100 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter.

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THE OFFERING

Issuer:	Vertical Data Inc.

Common Stock Offered by the Selling Stockholders(1)	Up to 1,373,152 shares of common stock

Offering Price	The Selling Stockholders may sell their shares from time to time at the prevailing market price at the time of offer and sale, or at prices related to such prevailing market prices or in negotiated transactions or a combination of such methods of sale directly or through brokers.

Use of Proceeds	We are not selling any shares of our common stock in this offering and, as a result, we will not receive any of the proceeds from the sale of the shares by the Selling Stockholders in this offering. See “Use of Proceeds.”

Plan of Distribution	The Selling Stockholders may sell all, none or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. Registration of the common stock covered by this prospectus does not mean, however, that such shares necessarily will be offered or sold. See “Plan of Distribution.”

Listing	Our common stock is listed on the OTCQB® Venture Market under the symbol “VDTA.” The Selling Stockholders may sell their shares from time to time at the prevailing market price at the time of offer and sale, or at prices related to such prevailing market prices or in negotiated transactions or a combination of such methods of sale directly or through brokers. See “Plan of Distribution.”

Trading Symbol	“VDTA”

Risk Factors	Investing in our common stock is speculative and involves a high degree of risk. See “Risk Factors” beginning on page 9 and the other information in this prospectus for a discussion of the factors you should consider carefully before you decide to invest in our common stock.

Beneficial Ownership Limitation; Transfer Restrictions	The Purchasers that entered into the August 2026 Subscription Agreement agreed, subject to certain exceptions, to the following: (i) immediately after giving effect to the purchase of shares in the August 2026 Offering, such Purchaser, together with its affiliates and any persons acting as a group, would not beneficially own more than 4.99% of our outstanding common stock, calculated in accordance with Section 13(d) of the Exchange Act, and Rule 13d-3 thereunder, unless otherwise approved by us and permitted by applicable law and the rules of the market or exchange on which our common stock is listed or quoted for trading, if applicable, and (ii) such Purchaser will not sell or otherwise transfer or dispose of the shares or any portion thereof unless such shares have been registered under the Securities Act and any applicable state securities laws or the Purchaser obtains an opinion of counsel that is satisfactory to us that such shares may be sold in reliance on an exemption from such registration requirements.

Transfer Agent and Registrar	Colonial Stock Transfer is the transfer agent and registrar for our common stock, and their principal place of business is located at 7840 S 700 E, Sandy, UT 84070, having a telephone number of 801-355-5740.

(1)	The number of shares of our common stock outstanding as of the date of this prospectus is 15,206,716, which includes 188,222 shares issuable upon settlement of vested restricted stock units.

Unless otherwise indicated, this prospectus assumes no exercise of any outstanding stock options or warrants previously issued by us and does not include any shares of common stock reserved for issuance under our equity incentive plan.

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RISK FACTORS

An investment in shares of our common stock is highly speculative and involves a high degree of risk. In determining whether to purchase shares of our common stock, an investor should carefully consider all of the material risks described below, together with the other information contained in this prospectus, which we believe represent certain of the material risks to our business, together with the information contained elsewhere in this prospectus, before such investor makes a decision to invest in shares of our common stock. Please note that the risks highlighted here are not the only ones that we may face. For example, additional risks presently unknown to us or that we currently consider immaterial or unlikely to occur could also impair our operations. If any of the following events occur or any additional risks presently unknown to us actually occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our common stock could decline, and you could lose all or part of your investment.

This registration statement of which this prospectus forms a part contains forward-looking statements, which are speculative in nature. These statements relate to future events or our future financial performance. Forward-looking statements are speculative and uncertain and not based on historical facts. Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including those discussed under sections of this prospectus entitled “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” although we believe that the expectations reflected in the forward-looking statements are reasonable, future results, levels of activity, performance, or achievements cannot be guaranteed. The reader is advised to review and consider any further disclosures made on related subjects in our future SEC filings. Additional risks and uncertainties not currently known to us, or that we currently deem immaterial, may also potentially materially and adversely affect our business. See the section of this prospectus entitled “Special Note Regarding Forward-Looking Statements.”

RISKS RELATED TO OUR BUSINESS

We have a limited operating history that you can use to evaluate us, and the likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company.

We were incorporated in Nevada on May 3, 2024. We have limited financial resources and only limited revenues to date. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company starting a new business enterprise and the highly competitive environment in which we will operate. Since we have a limited operating history, we cannot assure you that our business will be profitable or that we will ever generate sufficient revenues to fully meet our expenses and totally support our anticipated activities.

All of our capital and assets have been provided by or acquired from our principal shareholders, revenues and through a Private Placement of the shares being registered. We estimate that we will have sufficient capital to operate for the next twelve (12) months and sufficient capital to develop and market our commercial services. We cannot assure you, however, that we will be able to sustain the business for the long term nor that we may not need to obtain additional capital in the future. We also cannot assure you that we will be able to obtain any required financing on a timely basis, or if obtainable, that the terms will not materially dilute the equity of our current stockholders. If we are unable to obtain financing on a timely basis, we may have to curtail our business objectives significantly or entirely, which could result in our having to discontinue some of our operations and plans.

Our success also depends, in part, on the ability to attract and retain customers. There are many factors which could impact our ability to attract and retain customers, including but not limited to the ability of the Company to source inventory and deliver desirable and effective products and services, the successful implementation of customer-acquisition plans and continued growth in the aggregate number of customers. The failure to acquire and retain customers would have a material adverse effect on our business, operating results and financial condition.

Our future operating results may fluctuate significantly, which may result in volatility in the market price of our stock and could impact our ability to operate our business effectively.

We may experience significant variations in our future quarterly and/or annual results of operations. These fluctuations may cause the market price of our common stock to be volatile and may result from many factors, including the state of the technology industry in general, shifts in demand and pricing for hardware, software and services, the introduction of new products or upgrades. Further, if our customers’ businesses are adversely affected by global or regional economic conditions such as cost inflation or rising interest rates, they may delay or reduce purchases from us, which could adversely affect our results of operations.

Our operating results are also highly dependent on gross profit. Our gross profit fluctuates due to numerous factors, some of which may be outside of our control, including general macroeconomic conditions including inflation; pricing pressures; changes in product costs from our vendor partners; the availability of price protection, purchase discounts and incentive programs from our vendor partners; changes in product, order size and customer mix; the risk of some items in our inventory becoming obsolete; increases in product and delivery costs that we cannot pass on to customers; and general market and competitive conditions.

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In addition, our cost structure is based, in part, on anticipated sales and gross margins. Therefore, we may not be able to adjust our cost structure quickly enough to compensate for any unexpected sales or gross margin shortfall, and any such inability could have an adverse effect on our business, results of operations or cash flows.

We are at a very early operational stage, and our business is subject to the substantial risks inherent in the establishment of a new venture.

Our business strategy is in its early stages and as a new venture, we are subject to all the risks associated with establishing a new business. There is a risk that our intended business and operations may not be successful or may take a significant amount of time to achieve success.

The success of our business will depend on a multitude of factors, some of which may be beyond our control or cannot be predicted currently. These factors may include changes in market conditions, competition, regulatory changes, and general economic conditions. Any of these factors could have a material adverse effect on our financial condition, business prospects, operations, and the value of an investment in the Company.

We depend highly on our current Chief Executive Officer, who has limited experience in running a public company.

We depend highly on Deven Soni, our Chairman of the Board of Directors, President and Chief Executive Officer, who may be difficult to replace. Mr. Soni at this time has limited experience operating a public company and limited industry experience. Our plan of operations is dependent upon the continuing support and business expertise of Mr. Soni.

If we lose any of our key personnel, are unable to attract and retain the talent required for our business, our labor costs significantly increase or our approach to workforce management, inclusive of outsourcing, is ineffective, our business could be disrupted, and our financial performance could suffer.

Our success is heavily dependent upon our ability to attract, develop, engage and retain key personnel to manage, lead, innovate and grow our business, including our key executive, management, sales, services and technical coworkers. Additionally, we rely on outsource partners to execute and deliver on certain functions within the organization.

Our future success will depend to a significant extent on the efforts of our leadership team, as well as the effectiveness of our succession planning and efforts to develop and promote top talent. Our future success also will depend on our ability to retain and motivate our customer-facing coworkers, who have been given critical knowledge regarding our company, and the opportunity to develop strong relationships with, many of our customers. In addition, as we seek to expand our offerings of value-added services and solutions, our success will even more heavily depend on attracting and retaining highly skilled technology specialists and engineers, for whom the market is extremely competitive.

In order to attract, retain and motivate key personnel in a competitive marketplace, it is important to provide a competitive compensation package. If our compensation package is not viewed as being competitive, our ability to attract, retain and motivate key personnel could be adversely affected. Additionally, as minimum wage rates increase or related laws and regulations change, we have and may need to continue to increase not only the wage rates of our minimum wage coworkers, but also the wages paid to our other hourly or salaried coworkers.

We could experience work stoppages, strikes or performance issues with our outsource partners, which could adversely affect our business, results of operations or cash flows. In addition, a sustained labor shortage or increased turnover rates within our coworker base could lead to increased costs, such as increased overtime to meet demand and increased wage rates to attract and retain coworkers, and could adversely affect our business, results of operations or cash flows. Additionally, if we fail to effectively manage our workforce, we may need to terminate or reposition coworkers within our Company to eliminate an abundance of or to reconfigure resources, which could damage our coworker relations and our ability to attract and retain key personnel.

If we are unable to attract, develop, engage and retain key personnel, or if our approach to workforce management is ineffective, our relationships with our vendor partners and customers and our ability to expand our offerings of value-added services and solutions could be adversely affected. Moreover, if we are unable to continue to train our sales, services and technical personnel effectively to meet the rapidly changing technology needs of our customers, the overall quality and efficiency of such personnel could decrease. Such consequences could adversely affect our business, results of operations or cash flows.

We may not be able to hire and/or retain personnel that we need.

Competition for qualified sales personnel fluctuates depending on market conditions. We are currently experiencing a competitive labor market not only for our sales roles, but for all our roles including support and administrative positions, and as such are experiencing wage increases. New laws requiring public posting of compensation information may also contribute to wage increases. If we are unable to pass these increases to our customers, our financial results may be adversely affected. Wage inflation may adversely impact our ability to hire and retain personnel, which may impact our ability to acquire, retain and serve our customers.

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We have suffered operating losses since inception, and we may not be able to achieve profitability.

It is possible that we will never be able to sustain or develop the revenue levels necessary to attain profitability. Our revenue streams may not be sufficient to cover its operating expenses and make a profit, which may affect its ability to attract investors, raise capital, and sustain its business operations in the long term. In addition, we expect to continue to increase our operating expenses as we implement initiatives to continue to grow our business. If our revenues do not increase to offset our expected increases in costs and operating expenses, we will not be profitable.

Additionally, we may face challenges in developing and implementing effective business strategies, managing costs, and maintaining a competitive edge in our industry, which could impact our revenue growth and profitability. Moreover, changes in market conditions, economic downturns, and unforeseen events could also negatively impact our financial performance, making it difficult to achieve profitability.

There are increased costs and regulations associated with operating a public company and we will have limited internal accounting controls. Furthermore, maintaining and, if required, improving our disclosure controls and procedures and internal control over financial reporting will require significant resources and attention from management, which attention may divert management’s attention from other business concerns, which could harm our business and operating results.

There are a number of expenses and costs associated with operating a public company including filing expenses, transfer agent, stock issuance and maintenance costs, accounting, legal and auditing expenses that will materially increase the Company’s operating expenses and make it more difficult for its business to produce operating profits. There will be an increase in projected costs for the next twelve (12) months due to the operating aspects of being a public company and if we are successful in achieving an uplisting of our common stock from the OTC to a national securities exchange. Our President and Chief Executive Officer has limited experience managing a public company. With only a limited number of executive officers and two (2) independent directors, both our President and Chief Executive Officer and our Interim Chief Financial Officer have internal oversight over financial reporting. As part of our quarterly and annual audit committee meetings, the independent Board members meet with Company management to ensure that they are aware of the operations of the Company. However, as a small company, the Company is aware of the lack of segregation of duties and the effect this may have on internal controls. Management is taking steps to ensure that adequate controls (to the extent possible) over financial reporting are put in place as the Company continues to scale.

In addition, as a public company, the Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is accumulated and communicated to a company’s management, including its principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure. Management recognizes that controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving their objectives, and management necessarily applies its judgment in evaluating the cost-benefit relationship of possible controls and procedures. Our management, with the participation of our Chief Executive Officer (Mr. Soni) and our former Chief Financial Officer (Mr. Creatura), evaluated the effectiveness of our disclosure controls and procedures as of June 30, 2026 and based on this evaluation, our Chief Executive Officer and our former Chief Financial Officer concluded that as of June 30, 2026 our disclosure controls and procedures were not effective. If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet the required standards, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could harm our business and operating results.

Because of competitive pressures from competitors with more resources, we may fail to implement our business model profitably.

The value-added reseller industry is highly fragmented and extremely competitive. The market for customers is intensely competitive and such competition is expected to continue to increase. We believe that our ability to compete depends upon many factors within and beyond our control, including the timing and market acceptance of new solutions and enhancements to existing businesses developed by us, our competitors, and their advisors.

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We compete with hardware resellers, manufacturers who sell directly to customers, large service providers and system integrators, communications service providers, cloud providers, e-commerce companies and office supply retailers, among others. We expect the competitive landscape to continue to evolve as new technologies and consumption models emerge, such as cloud-based and other “as a service” solutions, hyper-converged infrastructure and embedded software solutions. Our continued competitiveness depends upon our ability to anticipate and evolve at pace and scale with new technologies, services and solutions through strategic and timely investments in innovation, expansion of offerings and the capabilities necessary to implement them. We may not be able to compete successfully against present or future competitors. We do not have the resources to compete with larger providers of similar products or services at this time. Competition from existing and future competitors could result in our inability to secure partnerships that we may need to expand our business in the future. If we are unable to compete, our business could be negatively affected which would have an adverse effect on the trading price of our Common Stock, which would harm our investors.

While innovation can help our business as it creates new offerings for us to sell, it can also disrupt our business model and create new and stronger competitors. For instance, while data center solutions present an opportunity for us, data center solutions and technology solutions as a service could increase the amount of sales directly to customers rather than through solutions providers like us, or could reduce the amount of hardware we sell. In addition, some of our hardware and software vendor partners sell, and could intensify their efforts to sell, their products directly to our customers. Moreover, traditional OEMs have increased their services capabilities through mergers and acquisitions with service providers, which could potentially increase competition in the market to provide comprehensive technology solutions to customers. If we are unable to effectively respond to the evolving competitive landscape or respond in a manner that is less effective than that of our competitors, our business, results of operations or cash flows could be adversely impacted.

We focus on providing high quality solutions to gain new customers and retain existing customers. To the extent we face increased competition to gain and retain customers, we may be required to reduce prices, increase advertising expenditure or take other actions which could adversely affect our business, results of operations or cash flows. Additionally, some of our competitors may reduce their prices in an attempt to stimulate sales, which may require us to reduce prices. This would require us to sell a greater number of products to achieve the same level of sales and gross profit. If such a reduction in prices occurs and we are unable to attract new customers and sell increased quantities of products, our sales growth and profitability could be adversely affected.

Additionally, there is potential that the industry will undergo consolidation, creating larger companies that may have increased geographic scope and other economies of scale. Increased competition by larger, better-financed competitors with geographic or other structural advantages could materially and adversely affect the business, financial condition and results of operations of the Company.

If we are unable to develop brand recognition, maintain or enhance our brand recognition, our business, results of operations and financial condition may be materially and adversely affected.

For our Company to differentiate service offering from our competitors and to compete effectively with them, we must maintain and enhance our brand’s recognition, image, and acceptance. Our brand image, however, could be jeopardized if we fail to maintain high product quality, pioneer and keep pace with evolving technology trends, or timely fulfill the orders for products and solutions our customers demand. If we fail to promote our brand or to maintain or enhance our brand recognition and awareness among our customers, or if we are subject to events or negative allegations affecting our brand image or the publicly perceived position of our brand, our business, the results of operations and financial condition could be adversely affected.

Adverse economic conditions could negatively impact our business, prospects, results of operations, financial condition, or cash flows.

Our business and operations are sensitive to economic conditions. These conditions include interest rates, energy costs, inflation, recession, and the general condition of the United States and world economies, including as a result of the effect of the COVID-19 pandemic or other such public health crisis. Increased inflation and a material decline in the economic conditions affecting consumers, which cause a reduction in disposable income for the average consumer, may change consumption patterns, and may result in a reduction in spending on our product offerings or a switch to cheaper products. As such, demand for our products may be particularly sensitive to economic conditions such as inflation, recession, high energy costs, unemployment, changes in interest rates and money supply, changes in the political environment, the ultimate effect on the economy of the COVID-19 pandemic and other factors beyond our control, any combination of which could result in a material adverse effect on our business, results of operations, and financial condition.

We currently have no distribution agreements in place, which may lead to limited marketing and sales capability. If we are unable to obtain additional distributors and our current and future distributors do not market our products successfully, we may not generate significant revenues or become profitable.

As of the date of this prospectus, we do not have any distribution agreements in place. We have limited marketing and sales capability. We are dependent upon existing, and possibly future, marketing arrangements and third-party distribution agreements for our products in order to generate significant revenues and become profitable. As a result, any revenues received by us will be dependent in large part on the efforts of third parties, and there is no assurance that these efforts will be successful. If we lose our current distribution partners or cannot find replacements, it may impact our business, including generating any revenue.

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Our current relationships with our vendors are not governed by any definitive contracts. As a result, our dealings with vendors are not subject to any contractually binding terms regarding price, volume or exclusivity and rely exclusively on our history of having done business together. If any of these relationships deteriorate, it may affect our business operations and financial results.

We currently do not have any vendor agreements with binding terms regarding price, volume or exclusivity. We have relationships with vendors based on a history of having done business together, rather than formal written agreements or unwritten arrangements, allowing us to receive allocations of equipment and pricing terms on quick turnaround times, without being restricted from selling similar products manufactured by competitors or being required to sell a specified quantity of product. However, given the informal nature of our relationship with our vendors, any deterioration in these relationships could adversely affect our business operations and financial results. Furthermore, because these relationships are not contractual, we will not be able to enforce any vendor obligations or otherwise seek recourse, recover costs or seek damages in the event that these relationships deteriorate.

We will have difficulty increasing our revenues if we experience delays, difficulties or unanticipated costs in establishing the sales, marketing and distribution capabilities necessary to successfully commercialize our solutions.

We plan to further enhance our sales, marketing and distribution capabilities globally. It will be expensive and time-consuming for us to develop and integrate our marketing and sales network and thus engage with distributors and/or providers of services and other solutions within our industry to incorporate use of our platform. We may not be able to provide adequate incentive to establish and maintain favorable distribution and marketing collaborations with others to promote our solutions. In addition, any third party with whom we have established a marketing and distribution relationship may not devote sufficient time to the marketing and sales of our solutions, thereby exposing us to potential expenses in exiting such distribution agreements. We, and any of our potential partners, must also market our services in compliance with federal, state, local and international laws relating to the provision of incentives and inducements. Violation of these laws can result in substantial penalties. Therefore, if we are unable to successfully motivate and expand our marketing and sales force and further develop our sales and marketing capabilities, or if we fail to promote our solutions, we will have difficulty increasing our revenues and the revenue may not offset the additional expense of expansion.

Regional government regulation could adversely affect our business, including limiting regions where our products can be shipped.

We may be subject to various regional legislation and regulation at the foreign, federal, and local levels and, in some instances, at the state level. We expect that court actions and regulatory proceedings will continue to refine our rights and obligations under applicable federal, state, and local laws, which cannot be predicted. Modifications to existing requirements or imposition of new requirements or limitations could adversely impact our business, including limitations on where our products and/or services can be shipped.

Our business is subject to a wide variety of extensive and evolving government laws and regulations. Changes in and/or failure to comply with such laws and regulations could have a material adverse effect on our business.

We are subject to new or changing international, federal, state, and local regulations, including laws relating to the design, developing, manufacturing, marketing, servicing, or sales of our products. Such laws and regulations may require us to pause sales and modify our products, which could result in a material adverse effect on our ability to generate revenues (or any future revenues) and our financial condition generally. Such laws and regulations can also give rise to liability such as fines and penalties, property damage, bodily injury, and cleanup costs. Failure to comply with such regulations could lead to withdrawal or recall of our products from the market, delay our projected revenues, increase cost, or make our business unviable if we are unable to modify our products to comply. Capital and operating expenses needed to comply with laws and regulations can be significant, and violations may result in substantial fines and penalties, third-party damages, suspension of production or a cessation of our operations. Any failure to comply with such laws or regulations could lead to withdrawal or recall of our products from the market.

Regulatory risk factors associated with our business also include our ability to obtain additional applicable approvals, licenses or certifications from regulatory agencies, if required, and to maintain current approvals, licenses or certifications. Any regulatory delays, delays imposed as a result of regulatory inspections and changing regulatory requirements, may impede our planned actions to be implemented or completed, many of which may be out of our control. Any natural disasters, changes in governmental regulations or in the status of our regulatory approvals or applications or other events that force us to cancel or reschedule our product development and production, could have an adverse impact on our business and financial condition.

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Laws and regulations may change in ways that will require us to modify our business model and objectives or affect our returns on investments by restricting existing activities and products, subjecting them to escalating costs or prohibiting them outright.

In addition, our business is subject to an ever-growing number of laws and regulations addressing privacy and information security, including the use of AI. In particular, we face an increasingly complex global regulatory environment and patchwork of state laws in the U.S., increasing the risks addressing these regulatory requirements and in responding to potential security and data incidents.

We are subject to U.S. and foreign anti-corruption and anti-money laundering laws and regulations. We can face criminal liability and other serious consequences for violations, which can harm our business.

We are subject to the U.S. Foreign Corrupt Practices Act, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the Money Laundering Control Act 18 U.S.C. §§ 1956 and 1957, and other anti-bribery and anti-money laundering laws in countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors and other collaborators from authorizing, promising, offering or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector, and require that we keep accurate books and records and maintain internal accounting controls designed to prevent any such actions. We can be held liable for the corrupt or other illegal activities of our employees, agents, contractors and other collaborators, even if we do not explicitly authorize or have actual knowledge of such activities.

As we intend to conduct international cross-border business and expand our operations abroad, we may engage business partners and third-party intermediaries to market our products and to obtain necessary permits, licenses and other regulatory approvals overseas. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, partners and agents, even if we do not explicitly authorize such activities. We cannot assure you that all of our employees and agents will not take actions in violation of our policies and applicable law, for which we may be ultimately held responsible. As we intend to expand our international business, our risks under these laws may increase.

Detecting, investigating and resolving actual or alleged violations of anti-corruption laws can require a significant diversion of time, resources and attention from our management. In addition, non-compliance with anti- corruption or anti-bribery laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, enforcement actions, fines, damages, other civil or criminal penalties, injunctions, suspension or debarment from contracting with certain persons, reputational harm, adverse media coverage and other collateral consequences. If any subpoenas are received or investigations are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal proceeding, our business, operating results and financial condition could be materially harmed.

Actual or anticipated epidemics, pandemics, outbreaks, or other public health crises may adversely affect our customers’ and suppliers’ financial condition and the operations of our business.

Our business could be materially and adversely affected by the impact of any epidemic, pandemic, outbreak, or other public health crisis. The risk of any epidemic, pandemic, outbreak, or other public health crisis could cause customers to delay or cancel orders and could cause temporary or long-term disruptions in our supply chains and/or delays in the delivery of our products and services to our customers. Quarantines or other cancellations of public events as well as governmental containment actions could also adversely affect our customers’ financial condition, resulting in reduced spending for the products and services we sell or uncollectible accounts receivable, leases or notes receivable or our customers’ ability to receive goods we ship to their locations. Moreover, any epidemic, pandemic, outbreak, or other public health crisis could adversely affect our ability to adequately staff and manage our businesses. Risks or regulations related to an epidemic, pandemic, or other health crisis may continue to lead to the complete or partial closure of one or more of our offices or the operations of our customers or our sourcing partners.

In the event we are unable to acquire additional financing, we may not be able to implement our business plan resulting in a loss of revenues and ultimately the loss of any shareholder’s investment.

Due to our limited operating history, we will have to use all of our existing resources to complete and market our solutions and develop our distribution channels. Following this offering we may need to raise additional funds to expand our operations. We will receive no proceeds from this offering. We may raise additional funds through private placements, registered offerings, debt financing or other sources to maintain and expand our operations. Adequate funds for this purpose on terms favorable to us may not be available, and if available, on terms significantly more adverse to us than are manageable. Without new funding, we may be only partially successful or completely unsuccessful in implementing our business plan, and our stockholders will lose part or all of their investment.

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Unanticipated changes in our tax provisions, the adoption of new tax legislation or exposure to additional tax liabilities could affect our financial performance.

We are subject to income and other taxes in the United States and may expand to foreign jurisdictions. Our tax liabilities are affected by the amounts we charge in intercompany transactions for inventory, services, licenses, funding, and other items. We are subject to ongoing tax audits in jurisdictions. Tax authorities may disagree with our intercompany charges, cross-jurisdictional transfer pricing or other matters, and may assess additional taxes as a result. There can be no assurance that we will accurately predict the outcomes of these audits, and the amounts ultimately paid upon resolution of audits could be materially different from the amounts previously included in our income tax expense and therefore could have a material impact on our tax provision, net income and cash flows. In addition, our effective tax rate in the future could be adversely affected by acquisitions, changes to our operating structure, changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in tax laws, and the discovery of new information in the course of our tax return preparation process. The carrying value of our deferred tax assets is dependent on our ability to generate future taxable income.

We may be unable to scale our operations successfully.

Our growth will place significant demands on our management and technology development on behalf of our suppliers and growth in the data center industry more generally, as well as our financial, administrative, and other resources. We cannot guarantee that any of the systems, procedures and controls we put in place will be adequate to support the commercialization of our operations. Our operating results will depend substantially on the ability of our officers and key employees to manage changing business conditions and to implement and improve our financial, administrative, and other resources. If we are unable to respond to and manage changing business conditions, or the scale of our products, services, and operations, then the quality of our services, our ability to retain key personnel and our business could be harmed.

The longevity of our business depends in part on our ability to enhance and sell the benefits of our current solutions to remain competitive and meet customer needs.

The longevity and sustained success of our business are contingent upon our ability to continuously enhance and effectively market the benefits of our solutions. The competitive landscape in which we operate is characterized by rapid technological advancements and evolving customer needs. Failure to adapt to these changes and deliver innovative and effective offerings may result in a loss of market share and competitiveness.

We rely on a few large customers for a majority of our business, and the loss of any of these customers, significant changes in the prices, marketing allowances or other important terms provided to any of these customers or adverse developments with respect to the financial condition of these customers could reduce our net income and operating results.

Our sales are concentrated among a small number of large customers. Sales to our two largest customers in the aggregate represented 100% of our sales, with our largest customer representing 94% and our second largest customer representing 6% of our revenue for the fiscal year ended September 30, 2025. For the three months ended June 30, 2026, one customer accounted for approximately 100% of our revenue, and for the nine months ended June 30, 2026, customers representing 10% or more of our revenue accounted for 100% of our revenue. We are under ongoing pressure from our major customers to offer lower prices, extended payment terms and other allowances and other terms more favorable to these customers because our sales to these customers are concentrated, and the market in which we operate is very competitive. These customer demands have put continued pressure on our operating margins and profitability. In addition, this customer concentration leaves us vulnerable to any adverse change in the financial condition of these customers. Changes in terms with, significant allowances for and collections from these customers could affect our operating results and cash flows. The loss of, or a significant decline in, sales to any of these customers could adversely affect our business, results of operations, and financial condition.

We rely on a small number of key vendors in our supply chain, and do not have long-term supply or guaranteed price agreements or assurance of inventory availability with our vendors.

A substantial portion of our revenue within our business depends on a small number of key vendors. We may also be adversely affected by consolidation among our vendors. Manufacturing interruptions or delays, including as a result of the financial instability or bankruptcy of manufacturers, changes to or the addition of trade laws, duties or tariffs, currency fluctuations, significant labor disputes such as strikes, natural disasters, political or social unrest, international conflicts, pandemics, other public health crises, or other adverse events affecting any aspect of our vendors’ business, could disrupt our supply chain. We may experience product constraints due to the unavailability of raw materials or components, delays in shipping, failure of vendors to accurately forecast customer demand or to manufacture or otherwise obtain sufficient quantities of product or component parts to meet customer demand, among other reasons. If we experience significant supply chain disruptions, we may not be able to develop alternate sourcing quickly on favorable terms, if at all, which could result in increased costs, loss of sales and a loss of customers, and adversely impact our financial condition and results of operations. In addition, we are experiencing price increases from our suppliers as a result of an inflationary environment. Our intention is to pass along the price increases to our customers but that may not be possible for all cost increases. Some manufacturers and suppliers have instituted policies to disallow order cancellations. We may be at risk if a customer cancels an order with us, and we cannot cancel our corresponding order with the supplier. In addition, trade tariffs imposed by the U.S. federal government during our fiscal year ended September 30, 2025 had a material adverse impact on our revenue and results of operations, and continuation or expansion of such tariffs could further adversely affect our business.

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We depend on third-party companies to perform certain of our obligations to our customers, which if not performed adequately could cause significant disruption to our business.

We rely on independent shipping companies to deliver products from us and our vendors to our customers. The failure or inability of these shipping companies to deliver products, or the lack of availability of their shipping services, even temporarily, could have an adverse effect on our business. We may also be adversely affected by an increase in freight surcharges that may result from economic, supply-chain, geopolitical, or other disruptions.

We rely on third party transportation.

The Company relies on third party transportation services to deliver its products and as such, it is exposed to the inherent risks associated with relying on third party transportation services providers, including logistical problems, delays, loss or theft of product and increased shipping costs. Any delay in transporting the product, breach of security or loss of product, could have a material adverse effect on the Company’s business, financial performance and results of operations.

The success of our business depends on the continuing development, maintenance and operation of our information technology systems.

Our success is dependent on the accuracy, proper utilization and continuing operation, maintenance and development of our information technology systems, including our business systems, such as our sales, customer management, financial and accounting, marketing, purchasing, warehouse management, e-commerce and mobile systems, as well as our operational platforms, including voice and data networks and power systems. The quality and our utilization of the information generated by our information technology systems, and our success in implementing new systems and upgrades, could adversely affect, among other things, our ability to:

●	conduct business with our customers, including delivering solutions to them;
●	provide the means to effectively manage global operations across time zones;
●	keep pace with changes and innovation and compete effectively;
●	effectuate comprehensive and reliable data collection, maintenance and governance;
●	manage our inventory, accounts receivable and accounts payable.
●	support planned growth in services and solutions and continued evolution of the business;
●	purchase, sell, ship and invoice our hardware and software products and provide and invoice our services efficiently and on a timely basis; and
●	maintain our cost-efficient operating model while scaling our business.

Our information technology systems are inherently exposed to varied technological threats beyond our control. While we have taken steps to protect our information technology systems from a variety of threats, both internal and external, and from human error, there can be no guarantee that those steps will be effective. Furthermore, although we have redundant systems at a separate location to back up our primary systems, there can be no assurance that these redundant systems will operate properly if and when required. Moreover, software vulnerabilities within the third-party information technology systems we use are discovered and reported on nearly a daily basis. When made public or otherwise known to us, we attempt to remediate or mitigate these vulnerabilities following guidance provided by the software vendor, and/or appropriate authorities, and before the vulnerability is successfully used in a cyberattack against our systems. If and when cyberattacks target and successfully exploit these vulnerabilities, we take steps designed to contain and limit the impact on our business. Any disruption to or infiltration of our information technology systems could significantly harm our reputation, business and results of operations due to failure to comply with customer, partner, legal or regulatory obligations.

Breaches of data security and the failure to protect our information technology systems and confidential information from cybersecurity threats, our inability to maintain compliance with data privacy laws and regulations, or misuse of our customers’ or employees’ information could adversely impact our business.

Our business involves the storage and/or transmission of proprietary information and sensitive or confidential data, including personal information of our employees, customers, and others. In addition, we rely on our vendors that provide goods and services to us to maintain appropriate security measures to protect our operations. Some of our employees also may have access to our customers’ confidential data and other information. We have privacy and data security policies in place that are designed to prevent security breaches; however, as newer technologies emerge, and the portfolio of the service providers with whom we share sensitive information grows, we could be exposed to increased risk of breaches in data security and other illegal or fraudulent acts, including ransomware attacks and other types of cyberattacks. The evolving nature of such threats, considering new and sophisticated methods used by criminals and cyberterrorists, including computer viruses, malware, phishing, social engineering, and forgery, are making it increasingly challenging to anticipate and adequately mitigate these risks.

If third-parties or our employees are able to maliciously penetrate our network security or otherwise misappropriate our customers’ information or employees’ personal information, or other information for which our customers may be responsible and for which we agree to be responsible in connection with contracts into which we may enter, or if we give third-parties or our employees improper access to certain information, we could be subject to liability. This liability could include claims for unauthorized access to devices on our network; unauthorized access to our customers’ or suppliers’ networks, hardware, applications, data, devices, or software; unauthorized purchases with credit card information; and identity theft or other similar fraud-related claims. This liability could also include claims for other misuses of or inappropriate access to personal information. Other liability could include claims alleging misrepresentation of our privacy and data security practices. Any such liability for misappropriation of this information could decrease our profitability. We could incur additional expenses when new laws or regulations regarding the use, safeguarding, or privacy of information are enacted, or interpreted if governmental agencies require us to substantially modify our privacy or security practices. We could fail to comply with international and domestic data privacy laws, the violation of which may result in audits, fines, penalties, litigation, or administrative enforcement actions with associated costs.

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Third parties, such as hackers, could circumvent or sabotage the security practices or products used in our internal IT systems, which could result in disclosure of sensitive or personal information, unauthorized procurement, or other business interruptions that could damage our reputation and disrupt our business, as well as that of our customers. Attacks may range from random attempts to coordinated and targeted attacks, including sophisticated computer crime and advanced persistent threats.

Advances in technology, new discoveries in the field of cryptography, quantum computing, or artificial intelligence, other events or developments may result in a compromise or breach of the security practices we use to protect sensitive customer transaction information and employee information. A party that can circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. Further, third parties may attempt to fraudulently induce employees or customers into disclosing sensitive information such as usernames, passwords, or other information or otherwise compromise the security of our internal networks and/or our customers’ information. Since techniques used to obtain unauthorized access change frequently and the impact and severity of security breaches are increasing, we may be unable to implement adequate preventative measures or timely identify or stop security breaches while they are occurring.

We may be required to expend significant capital and other resources to protect against security breaches or to remediate the subsequent risks and issues caused by such breaches. Our security measures are designed to protect against security breaches, but our failure to prevent such security breaches could cause us to incur significant expense to investigate and respond to a security breach and remediate any problems caused by any breach, subject us to liability, damage our reputation, and diminish the value of our brand. There can be no assurance that the limitations of liability in our contracts would be enforceable or adequate or would otherwise protect us from any such liabilities or damages with respect to any claim. The successful assertion of one or more large claims against us that exceeds our available insurance coverage, or changes in our insurance policies, including additional exclusions, premium increases or the imposition of large deductible or co-insurance requirements, could have an adverse effect on our business, financial condition, and results of operations.

We have not voluntarily implemented various corporate governance measures, in the absence of which, shareholders may have more limited protections against interested director transactions, conflicts of interest and similar matters.

Recent federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements; others have been adopted by companies in response to the requirements of an over-the-counter market established, such as the OTC or the OTC Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of over-the-counter market exchanges and OTC, are those that address the board of Directors independence, audit committee oversight, and the adoption of a code of ethics. We have not yet adopted any of these corporate governance measures, and since our securities are not listed on a national securities exchange or OTC, we are not required to do so. It is possible that if we were to adopt some or all of these corporate governance measures, shareholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our senior officers and recommendations for director nominees, may be made by a majority of directors who have an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decision.

An investor would likely find it less convenient to sell, or to obtain accurate quotations in seeking to buy, our common stock on an over-the-counter market, and many investors would likely not buy or sell our common stock due to difficulty in accessing over-the-counter markets, policies preventing them from trading in securities not listed on a national exchange or other reasons. In addition, as a delisted security, our common stock would be subject to SEC rules as a “penny stock,” which impose additional disclosure requirements on broker-dealers. The regulations relating to penny stocks, coupled with the typically higher cost per trade to the investor of penny stocks due to factors such as broker commissions generally representing a higher percentage of the price of a penny stock than of a higher-priced stock, would further limit the ability of investors to trade in our common stock. In addition, delisting could harm our ability to raise capital through alternative financing sources on terms acceptable to us, or at all, and may result in the potential loss of confidence by investors, suppliers, customers and employees and fewer business development opportunities. For these reasons and others, delisting would adversely affect the liquidity, trading volume and price of our common stock, causing the value of an investment in us to decrease and having an adverse effect on our business, financial condition and results of operations, including our ability to attract and retain qualified employees and to raise capital.

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We may become involved in litigation.

We may become party to litigation, mediation and/or arbitration from time to time in the ordinary course of business which could adversely affect its business. Monitoring and defending against legal actions, whether or not meritorious, can be time-consuming, divert management’s attention and resources and cause our Company to incur significant expenses. In addition, legal fees and costs incurred in connection with such activities may be significant and we could, in the future, be subject to judgments or enter into settlements of claims for significant monetary damages.

While we have insurance that may cover the costs and awards of certain types of litigation, the amount of insurance may not be sufficient to cover any costs or awards. Substantial litigation costs or an adverse result in any litigation may adversely impact our business, operating results or financial condition.

We may not be able to get insurance.

The Company is looking to get insurance to protect its assets, operations and employees. While the Company believes its insurance coverage should address all material risks to which they are exposed and will be adequate and customary in its current state of operations, such insurance is subject to coverage limits and exclusions and may not be available for the risks and hazards to which the Company may be exposed. The Company may also be unable to maintain insurance at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. The Company might also become subject to liability which may not be insured against or which the Company may elect not to insure against because of premium costs or other reasons. Losses from these events may cause the Company to incur significant costs that could have a material adverse effect upon the Company’s financial performance and results of operations.

There can be no assurance that the Company will be able to obtain or maintain product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive and may not be available in the future on acceptable terms, or at all. An inability to obtain sufficient insurance coverage on reasonable terms could prevent or inhibit the commercialization of the Company’s products.

We may have difficulty forecasting and relying on data we use for forecasting purposes.

The Company must rely largely on its own market research to forecast sales as detailed forecasts are not generally obtainable from other sources at this early stage of the industry. A failure in the demand for its products to materialize as a result of competition, technological change or other factors could have a material adverse effect on the business, results of operations, financial condition or prospects of the Company.

Market research and projections by the Company of estimated total sales, demographics, demand, and similar consumer research, may be based on assumptions from limited and unreliable market data. If there are issues with the data’s integrity or security, the data and research-based reports could be considered ineffective or unreliable.

We may have fraudulent or illegal activity by employees, contractors and consultants.

The Company is exposed to the risk that its employees, independent contractors, and consultants may engage in fraudulent or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to the Company that violates government regulations, manufacturing standards, federal and state fraud and abuse laws and regulations; or laws that require the true, complete, and accurate reporting of financial information or data. The precautions taken by the Company to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting the Company from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against the Company, and it is not successful in defending itself or asserting its rights, those actions could have a significant impact on the Company’s business, including the imposition of civil, criminal, and administrative penalties, damages, monetary fines, contractual damages, reputational harm, diminished profits, and future earnings, and curtailment of the Company’s operations, any of which could have a material adverse effect on the Company’s business, financial condition, and results of operations.

We may have acquisition strategy risk.

The Company may pursue acquisition opportunities to advance its strategic plan. The successful integration of an acquired business typically requires the management of the pre-acquisition business strategy, including the retention and addition of customers, realization of identified synergies, retention of key staff and the development of a common corporate culture. Achieving the benefits of acquisitions depends in part on successfully consolidating functions and integrating operations and procedures in a timely and efficient manner, as well as the ability to realize anticipated growth opportunities and synergies from newly formed partnerships. Any failure to integrate an acquired business or realize the anticipated benefits of new partnerships may have a material adverse effect on the Company’s business, financial condition and results of operations, as well as its future prospect for acquisitions or partnerships. There is no assurance that the Company will be able to successfully integrate an acquired business in order to maximize or realize the benefits associated with an acquisition

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We may have conflicts of interest.

Certain directors and officers of the Company are also, or may become, directors and officers of other entities, or are otherwise engaged, and will continue to be engaged, in activities that may put them in conflict with the business strategy of the Company. For example, our Chairman and Chief Executive Officer, Deven Soni, also serves as CEO and Chairman of Matador Gold Technologies, Inc. since January 2022 and Director of Snowball Industries Inc. since September 2020, and has served as director of Polymath Research Inc. since 2017. There is a risk that Mr. Soni will be in a position of conflict. Conflicts, if any, will be subject to the procedures and remedies available under the Nevada law.

RISKS RELATED TO OUR INDUSTRY

Supply chain issues, including a shortage of IT products, may increase our costs or cause a delay in fulfilling customer orders or purchasing IT products or services needed to support our internal infrastructure or operations, resulting in an adverse impact on our financial results.

We depend upon the supply of products available from our vendors to fulfill orders from our customers on a timely basis. We may experience supply constraints that could affect lead times and the predictability of lead times for delivery of products, the cost and availability of products, and our ability to meet customer demands. As a result of longer lead times, sales to customers may be delayed and we may carry more inventory which may result in higher warehouse and interest expenses. Delays in product shipments may delay the completion of related services as well. As a result, we may be at risk for customers’ cancelling orders due to delays and we may not be able to cancel our corresponding order with the supplier. If we are unable to mitigate these disruptions, our financial results may be adversely impacted.

Supply chain issues, including a shortage of IT products and available services, may increase our costs or cause a delay in purchasing IT products needed to support our internal infrastructure or operations, resulting in an impact on our technology operations and availability of our IT systems, which could result in an adverse effect on our operations and financial results.

The interruption of the flow of products from suppliers could disrupt our supply chain.

Our business depends on the timely supply of products in order to meet the demands of our customers. Although we do not currently face any major supply chain constraints, manufacturing interruptions or delays, including as a result of the financial instability or bankruptcy of manufacturers, significant labor disputes such as strikes, natural disasters (which may increase in number or severity as a result of climate change), political or social unrest, armed conflict, pandemics (such as the COVID-19 pandemic) or other public health crises, or other adverse occurrences affecting any of our suppliers’ facilities, may disrupt our supply chain. We may experience product constraints due to the failure of suppliers to accurately forecast customer demand, or to manufacture sufficient quantities of product to meet customer demand (including as a result of shortages of product components), among other reasons. Additionally, the relocation of key distributors utilized in our purchasing model could increase our need for, and the cost of, working capital and have an adverse effect on our business, results of operations or cash flows.

Moreover, supply chain disruptions may cause us to experience more volatility in our level of inventory and delays in completion of orders and installations for our customers and could further exacerbate current inflationary pressures. In the event that supply chain pressures ease, we may experience changes in average selling prices and our gross margins on certain products as customers become more price sensitive.

Our supply chain is also exposed to risks related to international operations. While we purchase our products primarily in the markets we serve (for example, products for US customers are sourced in the US), our vendor partners manufacture or purchase a significant portion of the products we sell outside of the US, primarily in Asia. Political, social or economic instability in Asia, or in other regions in which our vendor partners purchase or manufacture the products we sell, could cause disruptions in trade, including exports to the US. Other events related to international operations that could cause disruptions to our supply chain include:

●	the imposition of additional trade law provisions or regulations, including the adoption or expansion of trade restrictions;
●	the imposition of additional duties, tariffs and other charges on imports and exports, including any resulting retaliatory tariffs or charges and any reductions in the production of products subject to such tariffs and charges;
●	foreign currency fluctuations; and
●	restrictions on the transfer of funds.

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We cannot predict whether the countries in which the products we sell, or any components of those products, are purchased or manufactured will be subject to new or additional trade restrictions or sanctions imposed by the US or foreign governments, including the likelihood, type or effect of any such restrictions. Periods of intense diplomatic or armed conflict may result in new and rapidly evolving trade restrictions and sanctions. Trade restrictions, including new or increased tariffs or quotas, embargoes, sanctions, safeguards and customs restrictions against the products we sell, could increase the cost or reduce the supply of product available to us and adversely affect our business, results of operations or cash flows. In addition, our exports are subject to regulations, some of which may be inconsistent, and noncompliance with these requirements could have a negative effect on our business, results of operations or cash flows.

General economic weakness may harm our operating results and financial condition.

Our results of operations are largely dependent upon the state of the economy. Global economic weakness, inflation, rising cost and interest rates, and other economic uncertainties may result in decreased sales, gross margin, earnings and/or growth rates from our US based customers and from customers outside the US. Actions taken by central banks to counter inflation or weakness in the global banking industry, sustained uncertainty about global political conditions, periods of intense diplomatic or armed conflict, government spending cuts and the impact of new government policies (including the introduction of new or increased taxes, the imposition of minimum taxes or new or increased limitations on deductions, credits or other tax benefits), or a tightening of credit markets, or rising interest rates, could cause our customers and potential customers to postpone or reduce spending on technology products or services which could have an adverse effect on our business, results of operations or cash flows.

Increases in the cost of commercial delivery services or disruptions of those services could materially adversely impact our business.

We generally ship hardware products to our customers by FedEx, United Parcel Service and other commercial delivery services and invoice customers for delivery charges. If we are unable to pass on to our customers future increases in the cost of commercial delivery services (including those that may result from an increase in fuel or personnel costs or a need to use higher cost delivery channels during periods of increased demand), our profitability could be adversely affected. Additionally, strikes, inclement weather, natural disasters or other service interruptions by such shippers or periods of increased demand on delivery services, such as those we have experienced during the COVID-19 pandemic, could materially adversely affect our ability to deliver or receive products on a timely basis.

We depend on continued innovations in hardware, software, and service offerings by our vendors, as well as the competitiveness of their offerings and our ability to partner with new and emerging technology providers.

The technology industry is characterized by rapid innovation and the frequent introduction of new and enhanced hardware, software, and service offerings, such as generative artificial intelligence, and cloud-based solutions, including IaaS, SaaS, and PaaS. We depend on innovations in hardware, software, and service offerings by our vendors, as well as the acceptance of those innovations by our customers for the offerings we sell. A decrease in the rate of innovation by our vendors, or the lack of acceptance of innovations by our customers, or a shift by customers to technology platforms that we do not sell could have an adverse effect on our business, results of operations or cash flows.

In addition, if we are unable to keep up with changes in technology and new hardware, software, and service offerings––for example by not providing the appropriate training to our account managers, sales technology specialists and engineers to enable them to effectively sell and deliver such new offerings to customers––our business, results of operations or cash flows could be adversely affected.

We also depend upon our vendors for the development and marketing of hardware, software, and services to compete effectively with hardware, software, and services of vendors whose products and services we do not currently offer or are not authorized to offer in one or more customer channels. In addition, our success depends on our ability to develop relationships with and sell hardware, software, and services from emerging vendors, as well as vendors that we have not historically represented in the marketplace. To the extent that a vendor’s offering that is highly in demand is not available to us for resale in one or more customer channels, and there is not a competitive offering from another vendor that we are authorized to sell in such customer channels, or we are unable to develop relationships with new technology providers or companies that we have not historically represented, or we partner with a vendor that is not in demand or the demand for whose products significantly decreases, our business, results of operations, or cash flows could be adversely impacted.

Our sales are dependent on continued innovations in technology by our vendor partners and the competitiveness of their offerings, and our ability to partner with new and emerging technology providers.

The technology and data center industries are characterized by rapid innovation and the frequent introduction of new and enhanced hardware, software and services. We have been and will continue to be dependent on innovations in technology, as well as the adoption of those innovations by customers. Also, customers may delay spending while they evaluate new technologies. A decrease in the rate of innovation, a lack of adoption of innovations by our customers or delays in technology spending by our customers could have an adverse effect on our business, results of operations or cash flows.

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In addition, if we are unable to anticipate and expand our capabilities to keep pace with changes in technology and new hardware, software and services, for example by providing the appropriate training to our account managers, technology specialists and engineers to enable them to effectively sell and deliver such new offerings to customers, our business, results of operations or cash flows could be adversely affected.

We also are dependent upon our vendor partners for the development and marketing of hardware, software and services to compete effectively with hardware, software and services of vendors whose products and services we do not currently offer or that we are not authorized to offer in one or more customer channels. To the extent that a vendor’s offering that is in high demand is not available to us for resale in one or more customer channels, and there is not a competitive offering from another vendor that we are authorized to sell in such customer channels, our business, results of operations or cash flows could be adversely impacted.

RISKS RELATED TO OUR COMMON STOCK

As an “emerging growth company” under the JOBS Act, we are permitted to rely on exemptions from certain disclosure requirements.

As an “emerging growth company” under the JOBS Act, we have the privilege of utilizing exemptions from specific disclosure requirements. These exemptions include not being obligated to have an auditor report on our internal controls over financial reporting, provide an auditor attestation regarding the effectiveness of our internal controls, comply with certain requirements of the Public Company Accounting Oversight Board, submit certain executive compensation matters to shareholder votes, and disclose certain executive compensation-related items.

An emerging growth company can take advantage of the extended transition period for complying with new and revised accounting standards. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

We will maintain the status of an emerging growth company for a period of up to five years, or until we surpass certain revenue thresholds or meet specific criteria.

During this period, we may not be subject to the same disclosure requirements as other public companies. However, we cannot predict how investors will perceive our common stock due to our reliance on these exemptions. It is possible that some investors may find our common stock less appealing, potentially leading to a less active trading market and increased stock price volatility.

As long as we continue to qualify as a smaller reporting company, we may still be eligible for reduced reporting requirements even if we cease to qualify under the JOBS Act as an emerging growth company.

Even if we no longer qualify as an emerging growth company under the Jumpstart Our Business Startups Act (JOBS Act), there is a possibility that we may still be subject to reduced reporting requirements as long as we continue to qualify as a smaller reporting company. However, there can be no assurance that we will continue to meet the requirements for smaller reporting company status in the future. If we fail to maintain our smaller reporting company status, we would be subject to the full reporting requirements applicable to larger reporting companies, which could result in increased costs and administrative burdens.

Our earnings may fluctuate, which could adversely affect the price of our common stock.

Our earnings are susceptible to fluctuations for several reasons, including, but not limited to, variability in the timing of large transactions in our technology and financing business, product constraints, inflation, and the risk factors discussed herein. In addition, our cost structure is based, in part, on expected sales and gross profit. Therefore, if we experience any unexpected sales or gross profit shortfall for any reason, we may not be able to adjust our cost structure rapidly, which could have an adverse effect on our business, results of operations or cash flows. In the event our sales or net earnings are less than the level expected by the market in general, such shortfall could have an immediate and significant adverse impact on the market price of our common stock.

As of the date of this prospectus, the ownership of approximately one-third of the Company’s outstanding shares of common stock will be beneficially owned by three (3) of our officers, which could discourage investments in our Company or prevent a potential takeover of our Company, which could have a negative impact on the value of our common stock.

As of the date of this prospectus, Deven Soni, our Chief Executive Officer, beneficially owns approximately 18.77% of our outstanding shares of common stock which includes shares owned through AASD Investments LLC, Jesse Nickel, our Head of Business Development beneficially owns approximately 7.9% of our outstanding shares of common stock, and Christopher Creatura, our Chief Credit Officer, beneficially owns approximately 7.7% of our outstanding shares of common stock. As a consequence of this collective concentrated ownership of our outstanding shares of common stock, Messrs. Soni, Nickel and Creatura (assuming they vote in the same manner) could have the ability to significantly influence the outcome of corporate actions requiring stockholder approval, including (i) the election of the members of our Board of Directors, (ii) approval (or disapproval) of mergers, acquisitions and other changes of corporate control, (iii) any private placement transactions, (iv) amendment to our 2024 incentive plan, and (v) other extraordinary transactions. The concentration of ownership by these officers could discourage investments in our Company or prevent a potential takeover of our Company, which could have a negative impact on the value of our common stock.

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An active trading market for our common stock has yet to fully develop and may never develop. In the event an active trading market does not develop in the future, the market price of our common stock could be adversely affected and become volatile.

Our common stock currently trades on the OTCQB Venture Market under the symbol “VDTA”, which generally provides less liquidity and visibility than a national securities exchange. Although we have publicly disclosed that our near-term priority is to successfully list our common stock on a national securities exchange, such as the Nasdaq Capital Market or the NYSE American, there can be no assurance that our listing application will be approved, and if such initial listing application is approved, there is no guarantee that we will continue to meet the exchange’s listing standards over the long-term or that an active trading market will develop for our common stock on the exchange.

The market price of our common stock may be highly volatile and subject to wide fluctuations, including declines that may occur immediately after our common stock begins trading on an exchange, regardless of our operating performance. In addition, the trading market for our common stock may be limited, and our public float is not expected to be significant, which can increase volatility and the risk of rapid and substantial price movements in response to relatively small trades or changes in sentiment. Thin trading volumes can also make it easier for market participants to engage in short-term trading strategies that may increase volatility in the market price of our common stock.

The market price of our common stock may decline below the initial offering price in the August 2026 Offering, and you may not be able to resell your shares at or above the price you paid, or at all. The market price of our common stock may fluctuate in response to many factors, some of which are beyond our control, including: variations in our operating results or credit-performance metrics; changes in expectations regarding our growth, profitability or capital needs; announcements by us or our competitors; changes in securities analysts’ estimates or the absence of analyst coverage; changes in laws or regulations affecting our business or our industry; actual or anticipated sales of a large number of shares, including by our officers, directors or other large stockholders; and general market, economic or geopolitical conditions.

Based on the foregoing, an active trading market for our common stock has yet to fully develop and may never develop. In the event an active trading market does not develop in the future, the market price of our common stock could be adversely affected and could become volatile.

If our common stock becomes ineligible to trade on the OTC Markets, an investor in our common stock could have difficulty reselling the shares of our common stock, which could result in a total loss of one’s investment in our securities.

If our common stock fails to uplist to a national securities exchange or becomes ineligible to remain listed on the OTCQB® Venture Market or another tier of the OTC Marketplace, such as the OTCID/Pink Market, an investor in our common stock could have difficulty reselling the shares of common stock that he, she or it owns, which could result in a total loss of one’s investment in our securities.

If our shares of common stock are actively traded on a public market, they will in all likelihood be a penny stock.

The securities enforcement and penny stock reform act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Sec regulations generally define a penny stock to be an equity security that has a market or exercise price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on Nasdaq and any equity security issued by an issuer that has net tangible assets of at least $100,000, if that issuer has been in continuous operation for three years. Unless an exception is available, the regulations require delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, details of the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations and broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to effecting the transaction and must be given in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for securities that become subject to the penny stock rules. Since our securities are highly likely to be subject to the penny stock rules, should a public market ever develop, any market for our shares of common stock may not be liquid.

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Because our securities may be subject to penny stock rules, you may have difficulty reselling your shares.

Since our stock may be subject to penny stock rules, you may have difficulty reselling your shares. Penny stocks are covered by Section 15(g) of the Exchange Act, which imposes additional sales practice requirements on broker/dealers who sell the Company’s securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and furnishing monthly account statements. For sales of our securities, the broker/dealer may be required to make a special suitability determination and receive from its customer a written agreement prior to making a sale. The imposition of the foregoing additional sales practices could adversely affect a shareholder’s ability to dispose of his stock.

Our common stock price may be volatile and may decline regardless of our operating performance, and holders of our common stock could lose a significant portion of their investment.

The market price for our common stock may be volatile. Our stockholders may not be able to resell their shares of common stock at or above the price at which they purchased such shares, due to fluctuations in the market price of our common stock, which may be caused by several factors, many of which we cannot control, including the risk factors described in this registration statement and the following:

●	changes in financial estimates by any securities analysts who follow our common stock, and our failure to meet these estimates or failure of securities;
●	our failure to obtain our financial guidance estimates;
●	significant variations in our quarterly results of operations;
●	analysts to maintain coverage of our common stock;
●	downgrades by any securities analysts who follow our common stock;
●	future sales of our common stock by our officers, directors, and significant stockholders;
●	market conditions or trends in our industry or the economy as a whole including market expectations of changes in interest rates;
●	investors’ perceptions of our prospects;
●	announcements by us or our competitors of significant contracts, acquisitions, joint ventures, or capital commitments; and
●	changes in key personnel.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies, including companies in our industry. In the past, securities class action litigation has followed periods of market volatility. If we were involved in securities litigation, we could incur substantial costs, and our resources and the attention of management could be diverted from our business.

In the future, we may also issue our securities in connection with investments or acquisitions. The number of shares of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of our common stock and depress our stock price.

Future offerings of debt or equity securities, which would rank senior to our common stock, may adversely affect the market price of our common stock.

If, in the future, we decide to issue debt or equity securities that rank senior to our common stock, it is likely that such securities will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences, and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, or nature of our future offerings, if any. Thus, holders of our common stock will bear the risk of our future offerings reducing the market price of our common stock and diluting the value of their holdings in our common stock.

Sales of large amounts of our common stock, or the perception that sales could occur (often referred to as an overhang), may depress our stock price.

The market price of our common stock could drop if the Selling Stockholders resell substantial amounts of their shares of common stock or other investors perceive sales to be imminent. We cannot foresee the impact of such potential sales on the market, but it is possible that if a significant percentage of shares were attempted to be sold within a short period of time, the market for our shares would be adversely affected. Even if a substantial number of sales do not occur within a short period of time, the mere existence of this “market overhang” could have a negative impact on the market for our common stock.

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You may have difficulty depositing your shares with a broker or selling shares of our common stock which you acquire in this offering.

Many securities brokers will not accept securities for deposits and will not sell securities which:

●	are considered penny stocks, and/or
●	trade in the over-the-counter market

Further, for a securities broker which will, under certain circumstances, sell securities which fall under any or all of the categories listed above, the customer, before the securities broker will accept the shares for deposit, must often complete a questionnaire detailing how the customer acquired the shares, provide the securities broker with an opinion of an attorney concerning the ability of the shares to be sold in the public market, and pay a “legal review” fee which in some cases can exceed $1,000.

For these reasons, investors in this offering may have difficulty selling shares of our common stock.

We have not paid, and do not intend to pay, cash dividends in the foreseeable future.

We have not paid any cash dividends on our common stock and do not intend to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Dividend payments in the future may also be limited by other loan agreements or covenants contained in other securities that we may issue. Any future determination to pay cash dividends will be at the discretion of our board of directors and depend on our financial condition, results of operations, capital and legal requirements and such other factors as our board of directors deems relevant.

IN ADDITION TO THE RISKS LISTED ABOVE, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY THE MANAGEMENT. IT IS NOT POSSIBLE TO FORESEE ALL RISKS THAT MAY AFFECT THE COMPANY. MOREOVER, THE COMPANY CANNOT PREDICT WHETHER THE COMPANY WILL SUCCESSFULLY EFFECTUATE THE COMPANY’S CURRENT BUSINESS PLAN. EACH PROSPECTIVE PURCHASER IS ENCOURAGED TO CAREFULLY ANALYZE THE RISKS AND MERITS OF AN INVESTMENT IN OUR COMMON STOCK AND SHOULD TAKE INTO CONSIDERATION WHEN MAKING SUCH ANALYSIS, AMONG OTHER FACTORS, THE RISK FACTORS DISCUSSED ABOVE.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock offered by this prospectus. We have agreed to bear the expenses (other than any underwriting discounts or selling commissions or any legal expenses incurred by any Selling Stockholder) in connection with the registration of the shares of our common stock being offered for resale hereunder by the Selling Stockholders.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders may sell shares at prevailing market prices or privately negotiated prices.

DIVIDEND POLICY

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and all earnings, if any, have been retained for the development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors. As a result, investors may not receive any return on investment in our common stock unless they sell them for a share price that is greater than that at which such investors purchased them

MARKET FOR SECURITIES

Our common stock is listed on the OTCQB® Venture Market under the symbol “VDTA.” There can be no assurance that an active trading market for our common stock will develop or be sustained.

As of September 24, 2026, there were approximately 99 shareholders of record of our common stock. A certain amount of the shares of our common stock are held in “street name” and may, therefore, be held by additional beneficial owners. This number does not include beneficial owners from whom shares are held by nominees in “street name.”

If your shares are held by a bank, brokerage firm or another nominee, you are considered the beneficial owner of these shares that are held in “street name.” The bank, brokerage firm or other nominee holds your securities, which are registered in its own name (or under a central depository nominee, such as Cede & Co.) on the issuing company’s official books, while maintaining electronic records designating the identity of the beneficial owner.

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SELLING STOCKHOLDERS

The following table sets forth the shares beneficially owned, as of the date of this prospectus, by the Selling Stockholders named in the table below. The Selling Stockholder table will disclose, among other information, as of the date of this prospectus: (i) the number of shares of common stock the Selling Stockholder beneficially owns prior to the offering contemplated by this prospectus, (ii) the number of shares of common stock the Selling Stockholder is offering by this prospectus and (iii) the number of shares of common stock the Selling Stockholder would own beneficially, assuming all of the shares being offered by the Selling Stockholder in this offering are sold.

Beneficial ownership is determined in accordance with rules of attribution as promulgated by the SEC. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote, or to direct the voting of, or the power to dispose of or direct the disposition of, the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

Our common stock is listed on the OTCQB® Venture Market under the symbol “VDTA.” The Selling Stockholders may sell their shares from time to time at the prevailing market price at the time of offer and sale, or at prices related to such prevailing market prices or in negotiated transactions or a combination of such methods of sale directly or through brokers.

Except as otherwise indicated, the beneficial owners listed in the table below possess the sole voting and dispositive power in regard to such shares and have an address of c/o Vertical Data Inc., 1980 Festival Plaza Drive, Suite 300, Las Vegas, Nevada 89135. As of September 24, 2026, we had an aggregate of 15,206,716 shares of our common stock outstanding, which includes 188,222 shares issuable upon settlement of vested restricted stock units.

Name and Address of Beneficial Owners of Common Stock	Material Relationship	Ownership Prior to the Offering(1)	% Prior to the Offering(1)	Total Shares Offered for Sale	Total Shares Immediately After Offering	% Owned After Offering
Adrian Leverton	Investor	8,350	*	8,350	0	-
25 Bowmore Rd, Toronto, ON M4L 3H6, Canada
Auston Forsythe	Investor	13,000	*	3,000	10,000	*
21050 Lochlea Ln Unit 104, Huntington Beach, CA 92646
Brett Heath	Investor	10,000	*	10,000	0	-
3 Fontaire, Coto De Caza, CA 92679
CBKT Ventures Inc(2)	Investor	33,334	*	33,334	0	-
602, One Ocean Drive, Paradise Island, Nassau The Bahamas
Chilled AI, LLC(3)	Investor	350,000	2.30%	350,000	0	-
620 Harbour Dr, Naples, FL 34103
David Levy	Investor	25,333	*	3,333	22,000	*
1357 Dunford Ct, Henderson, NV 89012
Dhan Raj Misra	Investor	66,000	*	66,000	0	-
Flat 11, 49 Hanway St, London W1T 1AY, UK
Guy K. Johnson	Investor	108,500	*	8,500	100,000	*
4525 Dean Martin #3203 Las Vegas, NV 89103
Hayden Kickbush	Investor	8,333	*	8,333	0	-
1706 16th St. NW Apt #3, Washington DC, 20009
House of Pegasus SPC Ltd(4)	Investor	33,333	*	33,333	0	-
777 Brickell Ave, Miami, FL 33131

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Name and Address of Beneficial Owners of Common Stock	Material Relationship	Ownership Prior to the Offering(1)	% Prior to the Offering(1)	Total Shares Offered for Sale	Total Shares Immediately After Offering	% Owned After Offering
James R Burgess	Investor	130,000	*	10,000	120,000	*
2301/146 Surf Parade Broadbeach, QLD 4218, Australia
John JJ Jennex	Investor	500	*	500	0	-
2005 Mahon Avenue North Vancouver, BC, V7M 2T6
John Egner	Investor	2,500	*	2,500	0	-
495 Pickford Pt Longwood, FL 32779
Joseph Nardini	Investor	166,667	1.10%	166,667	0	-
1545 22nd St. N, Arlington VA, 22209
Joseph Robert Nardini Jr.	Investor	16,667	*	16,667	0	-
159 Bleecker St #159, New York, NY 10012
Kevin Golshani	Investor	13,334	*	13,334	0	-
611 Overlook Rim Drive, Henderson, NV, 89012
Keystone Capital Partners, LLC(5)	Investor	83,333	*	83,333	0	-
139 Fulton Street, Suite 412, New York, NY, 10038
Layla Gravelle	Investor	25,000	*	5,000	20,000	*
2263 SW 37th Ave #534, Miami, Florida, 33145
Lincoln Park Capital Fund, LLC(6)	Investor	66,667	*	66,667	0	-
415 N. LaSalle Dr., Suite 700B, Chicago, IL 60654
Mark & Janice Flanagan JTWROS(11)	Investor	190,000	1.25%	5,000	185,000	1.22%
2450 Elden Ave Costa Mesa, CA 92627
Matthew Feinberg	Investor	33,333	*	33,333	0	-
119 Cross Ridge Rd, New Canaan, CT 06840
Michael J Webb	Investor	7,000	*	7,000	0	-
238 Rochester St. Unit B, Costa Mesa, CA 92627
Nina Kay	Investor	10,000	*	10,000	0	-
5007 El Acebo # 491, Rancho Santa Fe, CA 92067
PansyCake Holdings Limited(7)	Director	85,000	*	85,000	0	-
114 Edgewood Avenue Toronto, Ontario, M4L 3H1
Patrice McNicoll	Investor	166,667	1.10%	166,667	0	-
16021 Northfield Street, Pacific Palisades, CA 90272

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Name and Address of Beneficial Owners of Common Stock	Material Relationship	Ownership Prior to the Offering(1)	% Prior to the Offering(1)	Total Shares Offered for Sale	Total Shares Immediately After Offering	% Owned After Offering
Pinz Capital Special Opportunities Fund, LP(8)	Investor	41,667	*	41,667	0	-
27 Hospital Road, George Town, Grand Cayman, Cayman Islands KY1-9008
Rattan Kapoor	Investor	66,000	*	66,000	0	-
F5 Maharani Baghm, New Delhi 110065, India
Riley Flanagan	Investor	25,300	*	5,300	20,000	*
2450 Elden Ave. Unit B, Costa Mesa, CA 92627
Robert Haddock	Investor	2,500	*	2,500	0	-
12769 Rue Monk, Pierrefonds, QC H8Z 1T9, Canada
Steve B Simon	Investor	33,500	*	3,500	30,000	*
3880 Saint James Way, Boca Raton, FL 33434
The Charles Hung Jr Living Trust(9)	Investor	16,667	*	16,667	0	-
2480 Roanoke Rd, San Marino, CA 91108
TML Bahamas Holdings Ltd(10)	Investor	33,334	*	33,334	0	-
17a Royal Palm Cay, Nassau, The Bahamas
Wayne R. Johnson	Investor	8,333	*	8,333	0	-
23 Corporate Plaza Drive, Suite 150, Newport Beach, CA 92660
TOTAL		1,880,152	12.36%	1,373,152	507,000	3.33%

* Beneficial ownership is less than 1%.

(1) Under applicable SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of a convertible security. Also under applicable SEC rules, a person is deemed to be the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) voting power, which includes the power to vote or direct the voting of the security, or (b) investment power, which includes the power to dispose, or direct the disposition, of the security, in each case, irrespective of the person’s economic interest in the security. Each listed Selling Stockholder has the sole investment and voting power with respect to all shares of common stock shown as beneficially owned by such Selling Stockholder, except as otherwise indicated in these footnotes.

(2) Mr. Terry Lynch is the controlling principal of CBKT Ventures, with an address of 602, One Ocean Drive, Paradise Island, Nassau, The Bahamas.

(3) Mr. Igor Gabal is the controlling principal of Chilled AI, with an address of 620 Harbour Dr, Naples, FL 34103, USA.

(4) Mr. Armando Soto is the controlling principal of House of Pegasus, with an address of 777 Brickell Ave, Miami, FL 33131, USA.

(5) Mr. Fredric Zaino is the controlling principal of Keystone Capital, with an address of 139 Fulton Street, Suite 412, New York, NY, 10038.

(6) Mr. Joshua Scheinfeld is the controlling principal of Lincoln Park Capital Fund, LLC, with an address of 415 N. LaSalle Dr., Suite 700B, Chicago, IL 60654.

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(7) Ms. Jaime Leverton, a Director of the Company, is the controlling principal of PansyCake Holdings Limited, with an address of 114 Edgewood Avenue, Toronto, Ontario, M4L 3H1, Canada. Ms. Leverton beneficially owns additional shares of our common stock that are not held through PansyCake Holdings Limited and are not being registered for resale under this prospectus. Only the 85,000 shares purchased by PansyCake Holdings Limited in the August 2026 Offering are being registered hereunder. See another section of this prospectus entitled “Security Ownership of Certain Beneficial Owners and Management.”

(8) Mr. Matt Pinz is the controlling principal of Pinz Capital Special Opportunities Fund, LP, with an address of 27 Hospital Road, George Town, Grand Cayman, Cayman Islands KY1-9008.

(9) Mr. Charles Hung is the trustee of The Charles Hung Jr Living Trust, with an address of 2480 Roanoke Rd, San Marino, CA 91108, USA.

(10) Mr. Conor Lynch is the controlling principal of TML Bahamas Holdings, with an address of 17a Royal Palm Cay, Nassau, The Bahamas.

(11) Consists of 185,000 shares of our common stock held of record by Mr. Mark Flanagan in his individual name and 5,000 shares of our common stock held by Mr. Mark Flanagan and Mrs. Janice Flanagan as joint tenants with right of survivorship. Only the 5,000 shares held as joint tenants with right of survivorship were purchased in the August 2026 Offering and are being registered for resale under this prospectus; the 185,000 shares held in Mr. Flanagan’s individual name were acquired prior to the August 2026 Offering and are not being registered hereunder.

Except as pursuant to applicable community property laws, the persons named in this table have sole voting and investment power with respect to all shares of common stock.

As a group, the Selling Stockholders are hereby registering an aggregate of 1,373,152 shares of our common stock pursuant to the registration statement of which this prospectus forms a part.

In the event the Selling Stockholders sell their shares for cash, such respective Selling Stockholders will receive the net proceeds from the sale of the common stock covered by this prospectus. We, on the other hand, are not selling any shares of our common stock in this offering and, as a result, we will not receive any proceeds from the sale of the common stock covered by this prospectus. All of the net proceeds from the sale of our common stock will go to the Selling Stockholders. We are bearing all expenses in connection with the registration of the shares under this prospectus.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis is intended as a review of significant factors affecting our financial condition and results of operations for the periods indicated. The discussion should be read in conjunction with our financial statements and the notes included herein. In addition to historical information, the following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. See “Risk Factors” and “Special Note Regarding Forward-Looking Statements” included elsewhere in this registration statement. Our actual results could differ significantly from those expressed, implied or anticipated in these forward-looking statements as a result of certain factors discussed herein and any other periodic reports filed and to be filed by us with the Securities and Exchange Commission.

Overview

We are an AI infrastructure solutions provider. We help enterprise and data center customers deploy artificial intelligence computing capacity by arranging the financing for GPU hardware, sourcing and selling that hardware, operating it to deliver compute capacity, and providing the data center space in which it runs. We distribute computer systems and IT systems including GPU servers, storage solutions, system components, software, networking and communications equipment, and related complementary products and services.

We distribute technology products from OEMs as well as suppliers of next-generation technologies and delivery models such as converged and hyper-converged infrastructure. We purchase peripherals, IT systems, systems components, software, and networking equipment from a network of suppliers, consisting of mainly two vendors, and sell them to our data center and enterprise customers. The Company also engages in the coordination and provision of data center services and hosting services for our customers.

Our business model focuses on supporting the demand for enterprise AI compute capability. We are characterized by high volumes of sales and price sensitivity by our end users. The market for IT hardware products is generally characterized by declining unit prices and short product life cycles. We set our sales price based on the market supply and demand characteristics for each particular product or bundle of products we distribute and services we provide. In addition, we try to provide just-in-time delivery of the IT products to avoid taking significant inventory in order to ensure positive working capital cycles and to ensure our product offerings tie with current market demands.

We are highly dependent on the end-market demand for IT products and solutions, and on our partners’ strategic initiatives and business models. This end market demand is influenced by many factors including the introduction of new IT products and software by OEMs, replacement cycles for existing IT products, trends toward AI computing, overall economic growth and general business activity. A difficult and challenging economic environment may also lead to consolidation or decline in the IT industries and increased price-based competition.

We are an early-stage company. Our financial results reflect our investment in building a direct sales force for revenue-producing initiatives and the development of a business development team for identifying target customers and key equipment and hardware suppliers.

We operate through three platforms, which are described under “Our Platforms.” Our mission is to expand the availability of high-performance computing to the global landscape. We accomplish this by providing infrastructure hardware and services to data centers and enterprises looking to utilize high performance compute such as machine learning and inference.

We intend to make deliberate and substantial investments in support of our mission and long-term growth. For example, we have invested in building a team of expert and experienced consultants and business development personnel that is responsible for development and expansion of our customer base and our technology supplier base. We also plan to make significant investments in sales and marketing and incentives to grow and retain our customer base.

Our priorities are to (a) continue to invest in identifying best-in-class technologies that will enable us to expand our product offerings, (b) establishing and extending our product offerings in new jurisdictions, and (c) expand our product and service offerings that are related to and complementary to our existing product offerings.

Our current business is highly scalable with relatively minimal incremental spend in adding consulting resources to our sales and business development personnel. We will continue to manage our fixed-cost base in conjunction with our market entry plans and focus our variable spend on marketing, customer experience and support to become the value-added reseller of choice for customers and to maintain favorable relationships with suppliers. We also expect to improve our profitability over time as our revenue and gross margin expand as customer relationships mature and expand, and our variable marketing expenses and fixed costs stabilize or grow at a slower rate.

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Our path to profitability is based on the acceleration of positive contribution profit growth driven by increased revenue and gross margin generation from ongoing customer acquisition, strong customer retention, improved monetization from increased sales volume, as well as scale benefits from investments in our general and administrative functions. On an adjusted EBITDA basis, we expect to achieve profitability when total contribution profit exceeds the fixed costs of our business, which depends, in part, on the number of customers that have access to our product offerings and the other factors summarized in the section entitled “Special Note Regarding Forward-Looking Statements”.

We distribute our products and technology solutions through direct sales channels managed by our team of consultants in addition to our own direct-to-customer platforms and web pages.

The Company was incorporated in Nevada on May 3, 2024, and our corporate office is currently located in Las Vegas, Nevada. During the nine months ended June 30, 2026, the Company purchased an 85% ownership interest in VD Nordica. VD Nordica was established in Sweden to assist in the development of data centers and commenced principal operations during the three months ended June 30, 2026. In addition, the Company established VDCA Inc. in Canada for the purpose of conducting business operations in that country; VDCA Inc. had not commenced principal operations as of June 30, 2026.

Liquidity and Capital Resources

The Company has funded its operations primarily through ongoing sales of equipment and GPU compute capacity to its customers and through private equity offerings to investors. During the nine months ended June 30, 2026, these sales resulted in gross proceeds of approximately $0.6 million. As of June 30, 2026, the Company has not borrowed money to fund its business through either notes payable or lines of credit. The Company plans to continue to fund its operations through private equity offerings as well as cash generated from its ongoing business operations.

The Company purchases equipment from certain suppliers to sell to its customers. However, as of June 30, 2026, the Company has not entered into any long-term commitments or contractual obligations with those suppliers to purchase equipment. Further, while the Company entered into a lease agreement during October of 2024, the agreement is on a month-to-month basis and we do not expect the agreement to have a material impact on our financial statements or results of operations.

Our cash position as of June 30, 2026 was substantially attributable to customer prepayments rather than to operating results. As of June 30, 2026, we held a contract liability of $9,029,272 representing a customer prepayment for the future sale of computer equipment, which we expect to recognize as revenue during the period ending December 31, 2026, and vendor deposits of $3,999,990 representing amounts already paid to our equipment vendor to fulfill that order. We also held $1,085,364 payable to a third-party counterparty in respect of billing services, which was remitted in July 2026. Accordingly, a substantial portion of our cash on hand is committed to satisfying these obligations and is not available to fund general operations. Because we do not extend payment terms to our customers and collect in advance of or upon delivery, our cash balances and our operating cash flows may fluctuate significantly from period to period based on the timing of customer prepayments and corresponding vendor payments, and are not indicative of our results of operations.

Cash Flows

Cash Flows—Nine Months Ended June 30, 2026 and June 30, 2025

The following table summarizes the Company’s cash flows for the nine months ended June 30, 2026:

	Nine Months Ended June 30,
	2026	2025
Net loss	$(3,227,711)	$(3,040,539)
Net cash provided by (used in) operating activities	4,651,733	(1,089,017)
Net cash used in investing activities	-	(459)
Net cash provided by financing activities	579,500	1,398,400
Effect of foreign currency translation on cash	1,896	-
Net change in cash and cash equivalents	$5,233,129	$308,924
Cash and cash equivalents, beginning of period	372,718	427,722
Cash and cash equivalents, end of period	$5,605,847	$736,646

Operating Activities

Net cash provided by operating activities for the nine months ended June 30, 2026 was approximately $4.7 million. The amount was primarily comprised of a net loss of approximately $3.2 million, offset by stock-based compensation expense of approximately $1.8 million and a net change in assets and liabilities of approximately $6.1 million. The change in assets and liabilities was driven by a $9,029,272 increase in contract liability from a customer prepayment and a $1,085,364 increase in other current liabilities, partially offset by a $4,075,159 increase in prepaid expenses consisting primarily of deposits paid to our equipment vendor in respect of that prepayment. Absent these items, operating activities used cash during the period.

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Net cash used in operating activities for the nine months ended June 30, 2025 was approximately $1.1 million. The amount was primarily comprised of a net loss of $3.0 million, offset by stock-based compensation expense of approximately $1.8 million and the net change in assets and liabilities of approximately $0.1 million.

Investing Activities

There were no investing activities for the nine months ended June 30, 2026.

The Company’s investing activities for the nine months ended June 30, 2025 were not material.

Financing Activities

Net cash provided by financing activities for the nine months ended June 30, 2026, consisted of $642,000 of proceeds from issuances of common stock, comprised of $577,000 from sales of common stock and $65,000 from stock option exercises, partially offset by $62,500 of payments on the insurance premium financing payable.

Net cash provided by financing activities for the nine months ended June 30, 2025 consisted solely of sales of common stock resulting in net proceeds of approximately $1.4 million.

Cash Flows—Fiscal Years Ended September 30, 2025 and 2024

The following table summarizes our cash flows for the fiscal years ended September 30, 2025 and 2024:

	Fiscal Years Ended September 30,
	2025	2024(1)
Net loss	$(3,820,078)	$(350,599)
Net cash used in operating activities	(1,452,945)	(518,478)
Net cash used in investing activities	(459)	(1,352)
Net cash provided by financing activities	1,398,400	947,552
Net change in cash and cash equivalents	$(55,004)	$427,722
Cash and cash equivalents, beginning of period	427,722	-
Cash and cash equivalents, end of period	$372,718	$427,722

(1) Represents fiscal period from Company inception on May 3, 2024 through September 30, 2024

Operating Activities

Net cash used in operating activities for the fiscal period ended September 30, 2025 was approximately $1.5 million. The amount was primarily comprised of a net loss of $3.8 million which was partially offset by changes in operating assets and liabilities of approximately $0.4 million and stock-based compensation expense of approximately $1.9 million.

Net cash used in operating activities for the fiscal period ended September 30, 2024 was approximately $0.5 million. The amount was primarily comprised of a net loss of $0.4 million and a change in other current assets of approximately $0.7 million offset by stock-based compensation expense of approximately $0.1 million and the change in accrued liabilities and other current liabilities of 0.1 million and 0.2 million, respectively.

Investing Activities

The Company’s investing activities for the period were not material and consisted solely of the purchase of computer equipment.

Financing Activities

Net cash provided from financing activities for the periods ended September 30, 2025 and 2024 were approximately $1.4 million and $0.9 million, respectively, and consisted solely of sales of common stock.

Going Concern

Pursuant to the guidance in ASC 205-40 Going Concern, for each annual and interim reporting period an entity’s management must evaluate whether there are conditions and events, considered in the aggregate, that raise substantial doubt about an entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. The Company incurred a net loss of approximately $3.8 million during the year ended September 30, 2025 and had cash of approximately $0.4 million as of that fiscal year end, and on that basis concluded that substantial doubt existed as of the date its audited financial statements were issued. As of June 30, 2026 the Company held cash of approximately $5.6 million, and subsequent to that date received additional gross proceeds of $4,119,456 from the August 2026 Offering. Taking into account these proceeds and management’s current operating plan, the Company has concluded that substantial doubt about its ability to continue as a going concern continues to exist as of the date of this prospectus. Management plans to address this condition through additional equity financing, although there can be no assurance that any such financing will be available on acceptable terms or at all. A substantial portion of the Company’s cash is committed to satisfying its obligations under the customer prepayment described above.

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Results of Operations (three and nine month periods ended June 30, 2026 and 2025)

We are an early-stage company, and our historical results may not be indicative of our future results. Accordingly, the drivers of our future financial results, as well as the components of such results, may not be comparable to our historical or future results of operations.

Our financial results for the three and nine month periods ended June 30, 2026 and 2025 are summarized as follows:

	Three Months Ended June 30,		Nine Months Ended June 30,
	2026	2025	2026	2025

Revenue	$247,212	$-	$872,212	$3,666,000
Cost of sales	-	-	482,900	3,598,000
Gross margin	$247,212	$-	$389,312	$68,000

Operating expenses:
Contract labor	-	245,050	234,066	615,406
Professional services	191,299	80,102	514,639	234,661
Server space & energy	-	-	187,047	-
Salaries	-	45,000	-	150,000
Travel and entertainment	140,761	34,707	231,533	118,228
Stock-based compensation	755,302	343,643	1,776,586	1,788,375
Software expense	82,694	17,891	167,072	36,896
Commissions and fees	-	159	58,520	68,264
Other	322,231	31,533	447,560	96,709
Total operating expenses	1,492,287	798,085	3,617,023	3,108,539

Loss from operations	(1,245,075)	(798,085)	(3,227,711)	(3,040,539)

Net loss	$(1,245,075)	$(798,085)	$(3,227,711)	$(3,040,539)

Comparison of the three and nine months ended June 30, 2026 and 2025

Revenue

Total revenue was $247,212 and $0 for the three months ended June 30, 2026 and 2025, respectively. Revenue increased by $247,212, driven by managed services provided in connection with a customer deployment during the current period that were not provided in the comparative period. There were no equipment sales during either the current or comparative period.

Total revenue was $872,212 and $3,666,000 for the nine months ended June 30, 2026 and 2025, respectively. Revenue decreased by $2,793,788, or 76%, due to a reduction in the number of products sold during the current period as compared to the prior comparable period, partially offset by managed services revenue during the current period of $247,212. Revenue decreased compared to the prior-year period primarily due to the timing of orders. Certain transactions expected to close during the quarter were delayed as customer decision-making and procurement cycles extended and supplier and inventory lead times lengthened, resulting in deliveries shifting into subsequent periods. We believe the revenue decrease is not indicative of underlying demand trends. We have continued to expand our sales pipeline, which we believe supports increased customer adoption and conversion of opportunities, and we expect revenue to improve as delayed transactions progress and deliveries occur. However, revenue may vary from period to period based on the timing of customer orders, deliveries, and customer acceptance, among other factors.

Cost of Sales

Total cost of sales was $0 for the three months ended June 30, 2026 and 2025, respectively, as there were no equipment sales during either of these periods.

Total cost of sales was $482,900 and $3,598,000 for the nine months ended June 30, 2026 and 2025, respectively. Cost of sales decreased by $3,115,100, or 87%, due to the reduction in equipment sales.

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Net loss per share is not comparable between periods. In October 2025, certain founders and other stockholders voluntarily surrendered an aggregate of 31,752,690 shares of common stock to the Company for no consideration. Because that cancellation was not a stock dividend, stock split or reverse split, it was not given retroactive effect under SAB Topic 4.C. As a result, weighted average shares outstanding decreased from 40,380,437 for the nine months ended June 30, 2025 to 12,359,567 for the nine months ended June 30, 2026, and the change in net loss per share from $(0.08) to $(0.26) reflects that reduction in share count rather than a comparable change in operating results.

Operating Expenses

Total operating expense was approximately $1.5 million and $0.8 million for the three months ended June 30, 2026 and 2025, respectively. Operating expense increased by approximately $0.7 million, or 87%, primarily due to increases in stock-based compensation of approximately $412,000, professional services expense of approximately $111,000, travel and entertainment expense of $106,000, software expense of approximately $65,000 and other expenses of approximately $291,000, partially offset by decreases in salaries expense of approximately $45,000 and contract labor costs of approximately $245,000.

Total operating expense was approximately $3.6 million and $3.1 million for the nine months ended June 30, 2026 and 2025, respectively. Operating expense increased by approximately $0.5 million, or 16%, primarily due to increases in professional services expense of approximately $280,000, server space and energy storage of approximately $187,000, software expense of approximately $130,000, travel and entertainment expense of approximately $113,000 and other expense of approximately $351,000, partially offset by decreases in commissions and fees of approximately $10,000, contract labor costs of approximately $381,000, salaries expense of $150,000 and stock-based compensation expense of approximately $12,000.

Results of Operations (For the fiscal year ended September 30, 2025)

Revenue for the year ended September 30, 2025 decreased by $3.2 million, or 47%, as compared to the prior year period (from May 3, 2024 through September 30, 2024). The decrease in revenue was primarily driven by the trade tariffs implemented by the US federal government during our current fiscal year.

General and administrative expenses increased by $3.2 million, or 476%, as compared to the prior year period (from May 3, 2024 through September 30, 2024). The increase was primarily driven by (i) increased stock-based compensation expense of $1.8 million, (ii) increased salary and contract labor expense for the full fiscal year and (iii) increased accounting and legal expenses incurred during the current fiscal year stemming from the filing of our registration statement and ongoing Exchange Act reporting obligations.

Results of Operations (For the fiscal year ended September 30, 2024)

During our fiscal year ended September 30, 2024, the Company recognized revenue of approximately $6.9 million and had a net loss for the period of approximately $0.4 million. Revenue for the period was generated solely by equipment sales to the Company’s customers. Further, the net loss for the period was primarily driven by cost of revenue of approximately $6.5 million and general and administrative expense of $0.7 million.

Critical Accounting Estimates

Pursuant to Item 303(b)(3) of Regulation S-K, critical accounting estimates are “those estimates made in accordance with generally accepted accounting principles that involve a significant level of estimation uncertainty and have had or are reasonably likely to have a material impact on the financial condition or results of operations of the registrant”.

The Company’s financial statements included the following critical accounting estimates:

Revenue Recognition

The Company recognizes revenue from its contracts with customers in accordance with the core principle outlined in ASC 606 Revenue from Contracts with Customers. Specifically, the Company recognizes revenue “to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services”. To that extent, the Company recognizes revenue in accordance with the ASC Topic by applying the following five steps:

●	Step 1-Identify the contract(s) with a customer
●	Step 2-Identify the performance obligations in the contract
●	Step 3-Determine the transaction price
●	Step 4-Allocate the transaction price to the performance obligations in the contract
●	Step 5-Recognize revenue when (or as) the Company satisfies a performance obligation

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The Company’s contracts with its customers currently only contain a single performance obligation comprised of the sale of IT equipment. Further, as noted above, revenue is recognized at a point in time upon delivery of the equipment to the customer at the agreed upon location. The Company does not extend payment terms to its customers; payment for equipment is received via wire transfer at or before delivery. When the Company receives consideration from a customer in advance of transferring the equipment, the amount received is recorded as a contract liability and recognized as revenue upon delivery of the equipment to the customer at the agreed-upon location, which is the point at which control transfers.

In determining the transaction price, the Company’s contracts with its customers do not include a significant financing component, noncash consideration or consideration payable to the customer. The Company’s contracts do include a refund option whereby the customer has the right to return the equipment to the Company for a full refund within a stated period after purchase. However, the Company noted that equipment returns were highly infrequent and were not material to our results of operations. As such, no refund liability has been recorded.

As it pertains to incremental costs of obtaining a contract, the Company, in accordance with the practical expedient provided in ASC 340-40, has elected to expense when incurred all sales commissions paid to its employees as the amortization period of the asset that the entity would have recognized would be one year or less.

Stock Based Compensation

The Company accounts for its stock-based compensation awards in accordance with ASC Topic 718, Compensation—Stock Compensation (“ASC 718”). ASC 718 requires all stock-based payments, including grants of employee stock options, to be recognized in the statement of operations by measuring the fair value of the award on the date of grant and recognizing this fair value as stock-based compensation over the requisite service period, generally the vesting period. The Company determines the fair value of its underlying shares in accordance with the practical expedient for nonpublic entities provided in ASC 718-10-30.

The Company estimates the grant date fair value of stock option awards using the Black-Scholes option-pricing model. The use of the Black-Scholes option-pricing model requires management to make assumptions with respect to the fair value of our underlying shares, the expected term of the option, the expected volatility of the Common Stock consistent with the expected life of the option, risk-free interest rates and expected dividend yields of the Common Stock.

Recent Accounting Pronouncements

In November 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-07, Segment Reporting—Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which requires incremental disclosures related to a public entity’s reportable segments. Required disclosures include, on an annual and interim basis, significant segment expenses that are regularly provided to the CODM and included within each reported measure of segment profit or loss, an amount for other segment items (which is the difference between segment revenue less segment expenses and less segment profit or loss) and a description of its composition, the title and position of the CODM, and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. The standard also permits disclosure of more than one measure of segment profit. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The Company adopted the new standard on September 30, 2025. The adoption of the new standard did not have a material impact to our financial statements.

In December 2023, the FASB issued ASU 2023-09-Income Taxes (Topic 740)-Improvements to Income Tax Disclosures, which requires entities to provide additional information in the rate reconciliation and additional disclosures about income taxes paid. The guidance should be applied prospectively and is effective for annual periods beginning after December 15, 2024. The Company does not expect the issued standard to have a material impact on its financial statements.

In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40). The amendments in this update require disclosure, in the notes to financial statements, of specified information about certain costs and expenses at each interim and annual reporting period. The amendments are effective for annual periods beginning after December 15, 2026, and reporting periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of the new ASU to its financial statements.

Growth Strategy

Our strategy is to continue to expand supplier relationships which in turn provide depth to our overall product offerings, and to utilize the depth and performance of our product offerings to attract and build our customer base. Key to our strategy is that we increase order size per customer and provide world-class service and support that will enable us to maximize customer retention and move upstream from one-off hardware sales to long-term partnerships with top tier global customers. Additionally, we plan to expand our hardware sales from OEM products to products we develop and brand internally that meet specific use cases in a more cost efficient and performant manner.

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Our priorities are to (a) continue to invest in identifying best-in-class technologies that will enable us to expand our product offerings, (b) establishing and extending our product offerings in new jurisdictions, and (c) expand our product and service offerings that are related to and complementary to our existing product offerings.

Description of Service Offerings

We offer a comprehensive offering of high-performance computer products from a group of proprietary network suppliers, enabling us to offer comprehensive solutions to our enterprise and data center customers. The typical products we provide are servers used in training large language (“LLM”) models as well as systems that are used in LLM inference (or using these models to draw conclusions from an input). Our products typically come in the form of bare metal servers (or fully constructed servers that can be used for the above uses), or pre-configured systems that have the software pre-installed.

Estimated Expenses for the Next Twelve Months

If we are able to successfully complete the above goals within the estimated timeframes set forth and are able to raise additional proceeds that may be needed to secure additional personnel and marketing funds, those funds would be allocated as follows:

Our management may hire full or part- time employees or independent contractors over the next six (6) months; however, at the present, the services provided by our officers and directors appear sufficient at this time. We believe that our operations are currently on a small scale that is manageable by these individuals and can be supplemented by engaging independent contractors. Our management’s responsibilities are mainly administrative at this early stage. While we believe that the addition of employees is not required over the next six (6) months, the professionals we plan to utilize may be independent contractors, and as such, we do not intend to enter into any employment agreements with any of these professionals. We have entered into a one-year employment agreement with Mr. Soni. Thus, other than Mr. Soni, these persons are not intended to be employees of our Company.

Our management does not expect to incur any material research costs in the next twelve (12) months; we currently do not own any plants or equipment that we would seek to sell in the near future; we do not have any off-balance sheet arrangements; and we have not paid for expenses on behalf of our officers or directors. Additionally, we believe that this fact shall not materially change.

Available Working Capital, Trends, and Uncertainties

As of June 30, 2026, we had approximately $5.6 million in cash available to fund our operations. The increase from $372,718 as of September 30, 2025 is driven by proceeds from our equity offerings and the customer prepayment, partially offset by the vendor deposit. We intend to raise additional capital either in the form of equity and/or debt, or advances from our related parties, to provide us with the necessary capital to execute our business plan.

Financial Instruments and Risk Management

We have exposure to the following risks from our use of financial instruments. Our board of directors approves and monitors the risk management processes.

Financial Instrument Classification and Measurement:

Financial instruments that are recorded at fair value on the annual statement of financial position are classified using a fair value hierarchy that reflects the significance of the inputs used in making the measurements.

The fair value of hierarchy has the following levels:

–	Level 1 – quoted prices in active markets for identical financial instruments.

–	Level 2 – quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in the markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

–	Level 3 – valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Cash, accounts payable and accrued liabilities, due to shareholders and due to related parties represent financial instruments for which the carrying amount approximates fair value due to their short-term maturities.

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Market Risk

Market risk is the risk that changes in market prices will affect our earnings or the value of our financial instruments. The objective of market risk management is to manage and control exposures within acceptable limits, while maximizing returns.

Interest Rate Risk

Interest rate risk is the risk that changes in interest rates will impact our cash flows. As due from shareholders and due to related parties bear no interest rate, we are not exposed to any interest rate risk.

Credit Risk

Credit risk is the risk of an unexpected loss if a customer or third party to a financial instrument fails to meet its contractual obligations. We are not exposed to any credit risk. Management has mitigated the risk by using tier 1 financial institutions for managing our cash, selling products on credit card/cash basis, and establishing communication channels with the counterparties of the receivables for ongoing monitoring of their financial performance.

Liquidity Risk

Liquidity risk is the risk that we will not be able to meet our financial obligations associated with our financial liabilities. We manage liquidity risk through the management of our capital structure. Our approach to managing liquidity is to ensure that we will have sufficient liquidity to settle obligations and liabilities when due.

Foreign Exchange Risk

Our majority-owned subsidiary in Sweden uses the Swedish krona as its functional currency, and we are therefore exposed to fluctuations in the exchange rate between the Swedish krona and the U.S. dollar. For the nine months ended June 30, 2026, foreign currency translation adjustments were $1,896.

Commitments

None.

Related Party Transactions

See “Certain Relationships and Related Party Transactions.”

Plan of Operation

We operate through three platforms, which are described under “Our Platforms,” and specialize in sourcing and supplying information technology solutions to customers with AI infrastructure needs. Our goal is to source best-in-class third-party technology and partner with the developers of that technology to commercialize and distribute it to a global network of data center and enterprise clients.

Plan of Operation – Milestones

We are at an early stage of our new business operations. Over the next twelve months, our primary target milestones include:

1.	Expanding our product and service offerings

2.	Securing a credit partner

3.	Establish additional industry partnerships

We continue to evaluate opportunities which have synergies to our existing platforms and anticipate sustainable financial profitability in 2027.

Revenues

We will primarily derive revenue from the sale of high-performance computing systems. During the three months ended June 30, 2026, we also recognized $247,212 of managed services revenue in connection with a customer deployment for which we sourced data center compute capacity and provide a managed services layer. We invoice the customer for the full amount of the fees payable under the deployment and remit to the infrastructure provider the portion to which it is entitled, and because that provider performs the compute services we recognize only the portion we retain as revenue, which is presented as billing service revenue in our financial statements. We plan to expand our revenue channel to services including data center integration services and managed services, and to generate revenue from data center facilities we own through Vertical Edge. We plan to invest in sales and marketing, as well as into the expansion of our sales force and business development personnel, to retain and acquire customers. However, sales and marketing expenses may fluctuate as a percentage of revenue depending on the timing and efficiency of our marketing efforts.

Cost of Revenue

Cost of revenue primarily includes costs of the hardware sold to our customers.

Financing Strategy

Our ability to increase our revenues and market our services will be dependent on additional outside financing, and reinvesting our profits. Primary responsibility for the overall planning and management of our services will rest with our management. For each product and service we plan to offer, management will need to assess the market and our needs to offer such consulting or advisory services at cost-effective prices to data center customers. All decisions will be subject to budgetary restrictions and our business control. We cannot provide any guarantee that we will be able to ever offer services on cost-effective terms.

Change in Certifying Accountant

We were notified that Simon & Edward LLP (“Simon & Edward”) acquired, effective as of June 15, 2026, the attest business of BCRG Group, Inc. (“BCRG Group, Inc.” or “BCRG”). As a result, on June 24, 2026, the Audit Committee of our Board of Directors simultaneously dismissed BCRG as our independent registered public accounting firm and approved the appointment of Simon & Edward as our new independent registered public accounting firm. The services previously provided by BCRG are now being provided by Simon & Edward. Please see the section entitled “Interest of Named Experts—Change in Certifying Accountant” of this prospectus for a more detailed description of the recent change in our independent registered public accounting firm.

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BUSINESS

Business Overview

We are an AI infrastructure solutions provider. We help enterprise and data center customers deploy artificial intelligence computing capacity by arranging the financing for GPU hardware, sourcing and selling that hardware, operating it to deliver compute capacity, and providing the data center space in which it runs. We distribute computer systems and IT systems including GPU servers, storage solutions, system components, software, networking and communications equipment, and related complementary products and services.

We distribute technology products from OEMs as well as suppliers of next-generation technologies and delivery models such as converged and hyper-converged infrastructure. We purchase peripherals, IT systems, systems components, software, and networking equipment from a network of suppliers, consisting of mainly two vendors, and sell them to our data center and enterprise customers. The Company also engages in the coordination and provision of data center services and hosting services for our customers.

Our business model focuses on supporting the demand for enterprise AI compute capability. We are characterized by high volumes of sales and price sensitivity by our end users. The market for IT hardware products is generally characterized by declining unit prices and short product life cycles. We set our sales price based on the market supply and demand characteristics for each particular product or bundle of products we distribute and services we provide. In addition, we try to provide just-in-time delivery of the IT products to avoid taking significant inventory in order to ensure positive working capital cycles and to ensure our product offerings tie with current market demands.

We are highly dependent on the end-market demand for IT products and solutions, and on our partners’ strategic initiatives and business models. This end market demand is influenced by many factors including the introduction of new IT products and software by OEMs, replacement cycles for existing IT products, trends toward AI computing, overall economic growth and general business activity. A difficult and challenging economic environment may also lead to consolidation or decline in the IT industries and increased price-based competition.

We are an early-stage company. Our financial results reflect our investment in building a direct sales force for revenue-producing initiatives and the development of a business development team for identifying target customers and key equipment and hardware suppliers.

We operate through three platforms, which are described under “Our Platforms.” Our mission is to expand the availability of high-performance computing to the global landscape. We accomplish this by providing infrastructure hardware and services to data centers and enterprises looking to utilize high performance compute such as machine learning and inference.

We intend to make deliberate and substantial investments in support of our mission and long-term growth. For example, we have invested in building a team of expert and experienced consultants and business development personnel that is responsible for development and expansion of our customer base and our technology supplier base. We also plan to make significant investments in sales and marketing and incentives to grow and retain our customer base.

Our priorities are to (a) continue to invest in identifying best-in-class technologies that will enable us to expand our product offerings, (b) establishing and extending our product offerings in new jurisdictions, and (c) expand our product and service offerings that are related to and complementary to our existing product offerings.

We distribute our products and technology solutions through direct sales channels managed by our team of consultants in addition to our own direct-to-customer platforms and web pages.

Our Platforms

We operate our business through three platforms. VerticalData.io is our enterprise GPU provisioning and managed infrastructure business. GPUfinancing.com is our structured financing platform for GPU deployments, through which we seek to enable customers to acquire and scale compute infrastructure without large upfront capital commitments. Vertical Edge, which we launched in June 2026, is our data center platform. We hold a 50% interest in Vertical Edge LLC, a joint venture through which we and our joint venture partner source, develop, lease and manage data center assets across North America. The majority of the capital for individual sites is provided by an affiliate of Strategic Value Partners, LLC (“SVP”), a global alternative investment firm. Vertical Edge holds a general partner interest in each site together with a share of the economics of that site after the return of capital and preferred returns to SVP.

Through Vertical Edge, we are developing a network of edge data centers near major North American metropolitan areas, targeting sites with existing power agreements and a path to revenue within 12 to 24 months. We intend to pursue retrofits, new builds and acquisitions. In July 2026, Vertical Edge acquired its first site, a 20 MW data center facility in downtown Chicago, Illinois, and additional sites are at varying stages of evaluation and negotiation. We evaluate sites based on power availability, fiber routing and interconnection, proximity to enterprise demand and speed to deployment. We expect that customers of VerticalData.io and GPUfinancing.com will be candidates for capacity within Vertical Edge facilities. There can be no assurance that we will complete the development or acquisition of any data center site, or that any site will generate revenue within the time frames we anticipate or at all.

Our Revenue Model

How our transactions are structured. A transaction is generally expected to be organized around a special purpose vehicle formed to own the GPU hardware. We expect to arrange the debt financing the SPV uses to acquire the hardware, generally from institutional lenders and private credit funds, and to sell the hardware into the transaction. The SPV would rent space and power from a data center owner, which may be a facility owned through Vertical Edge or a third-party facility, and compute capacity on the hardware would be rented to end users. The fees payable to us may be paid at closing, satisfied over time out of the SPV’s cash flows, or a combination of the two; the payment terms would be established at the outset of each transaction. The structure, our role and our interest in the SPV will vary from transaction to transaction. Not every transaction is expected to follow this structure; in some cases we may sell hardware directly to a customer, and in others we may help the customer contract for compute capacity from an infrastructure provider that operates the hardware in exchange for a revenue share.

We generate revenue from four principal activities:

●	Financing arrangement. We source and structure the debt financing used to acquire GPU hardware, generally from a network of institutional lenders and private credit funds, and earn a fee when a financing closes. We do not fund these transactions from our own balance sheet, and we do not act as a lender. Originations come through our GPUfinancing.com platform, referrals from OEM manufacturers and direct inquiries from cloud providers and end customers.

●	Hardware sales. We advise customers on the GPU and server configurations suited to their workloads, source that equipment through our relationships with OEM manufacturers, and sell it at a margin. We do not manufacture or design hardware.

●	Compute and managed services. Where hardware is operated to provide compute capacity rather than sold outright to the end customer, we earn a recurring fee charged on a per-GPU per-hour basis. Where a customer purchases hardware outright, we may separately contract to operate and maintain it for a recurring managed services fee. In either case, we may install, operate and maintain the hardware ourselves, or arrange for an infrastructure provider to do so.

●	Data center capacity. Customer hardware is deployed either into data center space provided by our partners or into facilities owned through Vertical Edge.

Revenue we have recognized to date has been generated under arrangements that predate the go-forward business model described above and is not representative of it. It consists of sales of GPU hardware to a single commercial customer, and fees earned under a billing and collection arrangement with a counterparty to a GPU-as-a-Service agreement, which we recognize on a net basis as an agent. We have not yet recognized revenue from a transaction organized in the manner described above.

Corporate History and Organization

We were incorporated as a corporation under the laws of the State of Nevada on May 3, 2024. Our principal business, executive and registered statutory office is located at 1980 Festival Plaza Drive, Suite 300, Las Vegas, Nevada 89135.

We have two subsidiaries. During the nine months ended June 30, 2026, we acquired an 85% ownership interest in Vertical Data Nordic AB (“VD Nordica”), which was established to assist in the development of data centers in Sweden and commenced principal operations during the three months ended June 30, 2026. We also established VDCA Inc. in Canada for the purpose of conducting business operations in Canada. VDCA Inc. had not commenced principal operations as of June 30, 2026.

Products and Suppliers

We offer a comprehensive offering of high-performance computer products from a group of proprietary network suppliers, enabling us to offer comprehensive solutions to our enterprise and data center customers. The typical products we provide are servers used in training LLM models as well as systems that are used in LLM inference (or using these models to draw conclusions from an input). Our products typically come in the form of bare metal servers (or fully constructed servers that can be used for the above uses), or pre-configured systems that have the software pre-installed.

Our primary focus is to support demand for enterprise AI compute capability. This includes demand for storage, semiconductors, computer memory, peripherals, storage and subsystems as well as professional services to empower our customers to uncover AI opportunities, prioritize, analyze and define them to ensure improved ROI and guarantee project success. The key to our success in meeting this demand is our ability to align and develop strong relationships with OEM suppliers, system integrators and to support these objectives with our highly skilled technical team.

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We do not have distribution agreements with any of our suppliers. As we establish a reputation as a strong and reliable value-added reseller, we intend to negotiate agreements with top suppliers—which we believe will improve our pricing and access to additional IT products. Our vendor agreements do not restrict us from selling similar products manufactured by competitors, nor do they require us to sell a specified quantity of product. As a result, we have the flexibility to terminate or curtail sales of one product line in favor of another due to technological change, pricing considerations, product availability and customer demand or vendor distribution policies.

Our Customers

Our target customers are comprised of direct end users as well as our own sales channel, which consists of ISPs, data centers and system integrators, various vertical market enterprises (e.g. financial services, governments, retail, energy, manufacturing and more). We believe this approach will help us strike long-term contracts with high value customers while also expanding our market reach.

We have high customer concentration. Our revenues have been from two customers which accounted for 94% and 6% and 77% and 23% of our revenue for the year ended September 30, 2025 and for the period from May 3, 2024 (inception date) through September 30, 2024, respectively. For the three months ended June 30, 2026, one customer accounted for approximately 100% of our revenue, and for the nine months ended June 30, 2026, customers representing 10% or more of our revenue accounted for 100% of our revenue. We intend to increase our customer base with increased business development and sales and marketing activity.

Our Industry Background and Market Opportunity

According to published industry research, as of March 2024 there were approximately 10,655 data centers globally, half (approximately 5,381) of which were in the United States. A key growth driver in the data center market is data center operators deciding between on-premises versus the cloud in determining the best way to host AI workloads. On premises data centers have advantages for hosting AI workloads including greater control over infrastructure for customization and optimization, leading to potential lower operational costs. On premises deployments can offer lower latency and higher bandwidth which are both critical for real-time processing of large data sets in addition to addressing data sovereignty and security concerns.

We believe that investment into digital infrastructure, including GPUs for AI computing, will be driven by its perception as a compelling and powerful technology for the economy and society in general. A recent report from CBRE showed that 97% of respondents to its survey plan to increase their capital deployment in the data center sector, and that 92% of respondents are allocating more than $100 million to the data center sector, while 44% are allocating more than $500 million, in 2024.

Our Operations

Our primary business presence is in Las Vegas, Nevada. We intend to establish additional physical points of presence in the western United States to streamline shipping and fulfillment for our hardware business. Our distribution process is designed to ensure timely order fulfillment and enhance the efficiency of our operations and back-office administration. Our goal is to reduce delivery lead times to our customers through the strategic and proprietary use of a network of suppliers. Furthermore, we track several performance measurements such as order close rate, procurement times, and shipping times to continuously improve the efficiency and accuracy of our distribution operations.

Our workforce is comprised of a full-time employee and consultants, enabling us to respond to short-term changes in demand.

Our IT systems and processes are designed to enable us to automate many of our distribution operations—with a focus on streamlining and automating the quoting, fulfillment, shipping, and warranty processes via a unified technology stack that lets us view the status of a customer and order at each stage of the sales process.

Our typical sales process for the hardware business originates with a customer request. An existing or prospective customer will reach out to one of our sales team members or agents with a request for a quote on a hardware order. Or alternatively, a customer will respond to an outbound sales or marketing campaign initiated by our sales or marketing team. Our team will then review the request to ensure that the spec is one that meets the client’s needs from a functionality and performance perspective. Once the order and order timeline are validated, our procurement team will contact our network of suppliers to identify the best pricing and delivery timeline for the order—and relay this information back to the client to make a final purchasing decision. Once the client confirms the order, we place our order with the supplier who readies the inventory for shipment.

Our business operations are highly scalable with relatively minimal incremental spending required to expand supplier relationships and related product offerings. We will continue to manage our fixed-cost base in conjunction with our market entry plans and focus our variable spend on marketing, user experience and support, and regulatory compliance to become the product of choice for users and to maintain favorable relationships with regulators when necessary. We also expect to achieve and improve profitability over time as our revenue and gross profit expand as we add customers and expand selling opportunities, while our variable marketing expenses and fixed costs stabilize or grow at a slower rate.

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Our path to profitability is based on the acceleration of positive contribution profit growth driven by increased revenue and gross profit generation from ongoing efficient customer acquisition enabled by establishing our reputation as a reliable and cost-effective value-added reseller to our target customers. In addition, key to achieving profitability is strong customer retention, improved monetization from increased frequency of customer orders, as well as scale benefits from expanding our supplier ecosystem and selling in greater quantities. On an adjusted EBITDA basis, we expect to achieve profitability when total contribution profit exceeds the fixed costs of our business, which depends, in part, on the amount of suppliers we work with, our negotiated prices for equipment and demand from our customers, and the other factors summarized in the section entitled “Special Note Regarding Forward-Looking Statements.”

Inventory Management

We manage shipping arrangements with our OEMs and wholesale distributors, which permit us to offer products to our customers and is expected to reduce the timeframe in which the customer receives the products and reduces the cash-to-cash gap of purchasing the products from suppliers and payment for the product from customers.

We believe competitive sources of supply are available in substantially all of the product categories that we offer. For the nine months ended June 30, 2026, product cost has represented our second largest cash expense after compensation (employees and contract labor). Furthermore, product procurement from our OEM suppliers is a highly complex process that involves identifying and negotiating product specs, pricing, and delivery timelines. As we grow, we expect this process to become more complex as we manage incentive programs, rebate programs, volume and early payment discounts and other arrangements. Consequently, we believe that efficient and effective purchasing operations are critical to our success.

In order to promote efficiency and to maximize the best business procedures of potential product purchases, our purchasing group works closely with many areas of our organization, including our product managers, OEM suppliers, and our sales force. We may also rely on our receipt of good-faith, non-binding, customer forecasts. We maintain EDI connections with many of our OEM suppliers to facilitate the seamless exchange of information, such as sending purchase orders and receiving updates on order status. While we receive notifications when products are ready for shipment, the shipping process is fully managed and coordinated by our team in collaboration with our chosen vendors to ensure it aligns with our operational needs.

Information Technology

Our IT systems manage the entire order cycle, including tracking customer leads, processing customer orders, customer billing and payment tracking and warranty eligibility for the products we sell. These IT systems make our operations more efficient and provide visibility into our operations. We believe our IT infrastructure is scalable to support further growth. We continue to enhance and invest in our IT systems to improve product management, streamline order and fulfillment processes, and increase operational flexibility.

Competition

We operate in a highly competitive global environment. The IT product industry is characterized by intense competition, based primarily on product availability, credit terms and availability, price, speed and accuracy of delivery, effectiveness of sales and marketing programs, ability to tailor specific solutions to customer needs, quality and depth of product lines and training, pre- and post-sale technical support, flexibility and timely response to design changes, technological capabilities and product quality, service and support. We compete with a variety of regional, national and international IT product distributors and manufacturers.

We compete against several distributors in the Americas market including OEM distributors such as Supermicro, Hewlett Packard Enterprise and Dell Inc., and, to a lesser extent, regional distributors. We also face competition from our OEM suppliers that sell directly to retailers and end-users. The distribution industry has historically undergone, and continues to undergo, consolidation. Over the years, a number of providers within the IT distribution industry exited or merged with other providers.

As we enter new business areas, we may encounter increased competition from our current competitors and/or new competitors. Some of our competitors may have greater financial, operating, manufacturing and marketing resources than us. Some of our competitors may have broader geographic breadth and range of services than us. Some may also have more developed relationships with their existing customers.

We constantly seek to expand our business into areas primarily related to our core distribution as well as other support, logistics and related value-added services.

Intellectual Property Rights

We do not currently have any intellectual property rights other than common law trademark rights and copyrights.

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Dependence on Customers

We have a limited number of customers. However, we intend to invest into business development and sales and marketing resources, which we believe will provide us with customers to execute on our business plan.

Trademarks and Patents

We do not have any registered trademarks or patents.

Need for any Government Approval of Principal Services

We are subject to federal, state and local laws and regulations generally applied to businesses, such as payroll taxes on the state and federal levels. Sales of the services we intend to provide to customers may be subject to U.S. and local government regulations.

Research and Development

We have not spent any money on research and development activities.

Human Capital Resources

As of the date of this filing, we had 1 full-time employee and 17 consultants. Given the variability in our business and the quick response time required by customers, we believe that it is critical that we are able to rapidly ramp-up and ramp-down our operational capabilities to maximize efficiency. As a result, we actively leverage temporary and contract workers as well as a robust offshore team focused on operations, finance and administration.

We are committed to fostering a diverse and inclusive workplace that attracts and retains exceptional talent. Through ongoing employee development, comprehensive compensation and benefits, and a focus on health, safety and employee wellbeing, we strive to help our employees in all aspects of their lives so they can do their best work.

Employee Engagement

We intend to regularly collect feedback to better understand and improve the co-worker experience and identify opportunities to continually strengthen our culture. We want to know what is working well, what we can do better and how well our co-workers understand and are practicing our cultural values.

Health, Safety and Wellness

The physical health, financial wellbeing, life balance and mental health of our employees is vital to our success. Throughout the year, we expect to encourage healthy behaviors through regular communications, educational sessions, voluntary progress tracking, wellness challenges, and other incentives. We take an integrated approach to helping our co-workers manage their work and personal responsibilities, with a strong focus on employee wellbeing, health and safety. We have successfully transitioned most of our workforce to a remote working environment and implemented a number of safety and social distancing measures within our premises to protect the health and safety of co-workers who are required to be on-premise to support our business.

Seasonality

We have a limited operating history, but we expect our operating results will be affected by the seasonality of the IT products industry which traditionally experiences slightly higher sales in the first and fourth calendar quarters due to patterns in capital budgeting and purchasing cycles of customers and end-users. These historical patterns may not be repeated in subsequent periods.

In addition, the advent of and demand for high performance computing may lead to a reduction in the seasonal effects we experience. For example, sales variability may be increasingly based on the upgrade cycles of top chip manufacturers like Nvidia Corporation and Advanced Micro Devices Inc. As these computing providers shrink their upgrade cycles to offer new chipsets to the market more rapidly, our end customers often anticipate these upgraded releases and time their buying behavior based on the announcements and availability of these new chipsets.

Our Business Strategy

Our business strategy is to continue to expand supplier relationships which in turn provide depth to our overall product offerings, and to utilize the depth and performance of our product offerings to attract and build our customer base. Key to our strategy is that we increase order size per customer and provide world-class service and support that will enable us to maximize customer retention and move upstream from one-off hardware sales to long-term partnerships with top tier global customers. Additionally, we plan to expand our hardware sales from OEM products to products we develop and brand internally that meet specific use cases in a more cost efficient and performant manner.

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Legal Proceedings

There are no material proceedings to which any director or officer, or any associate of any such director or officer, is a party that is adverse to our Company or any of our subsidiaries or has a material interest adverse to our Company or any of our subsidiaries. No director or executive officer has been a director or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it during the past ten years. No current director or executive officer has been convicted of a criminal offense or is the subject of a pending criminal proceeding during the past ten years. No current director or executive officer has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities during the past ten years. No current director or officer has been found by a court to have violated a federal or state securities or commodities law during the past ten years.

However, we may from time to time after the date of this prospectus become subject to claims and litigation arising in the ordinary course of business. One or more unfavorable outcomes in any claim or litigation against us could have a material adverse effect for the period in which such claim or litigation is resolved. In addition, regardless of their merits or their ultimate outcomes, such matters are costly, divert management’s attention, and may materially adversely affect our reputation, even if resolved in our favor.

Property

We do not own any real property directly. Vertical Edge LLC, a joint venture in which we hold a 50% interest, owns a 20 MW data center facility located in downtown Chicago, Illinois, which it acquired in July 2026. Our executive, administrative and operating offices are currently located at 1980 Festival Plaza Drive, Suite 300, Las Vegas, Nevada 89135.

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DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors, executive officers, promoters and control persons

Name	Age	Positions(s)
Deven Soni	46	Chairman, President and Chief Executive Officer
Christopher S. Downs	48	Interim Chief Financial Officer and Corporate Secretary
Christopher Creatura	36	Chief Credit Officer
Jesse Nickel	44	Head of Business Development
David Hackett	61	Director
Jaime Leverton	48	Director

(1) Directors currently have an indefinite term of office. Mr. Soni has served in that capacity since May 3, 2024, and each of Mr. Hackett and Ms. Leverton has served in that capacity since July 1, 2024. All directors hold office until the next annual meeting of the stockholders of the company and until their successors have been duly elected and qualified. These three (3) directors will stand for re-election at the Company’s 2026 annual meeting of the stockholders, which is currently scheduled to be held on September 17, 2026.

Business Experience

Deven Soni is our Chairman of the Board of Directors, President and Chief Executive Officer and has served in that capacity since May 3, 2024. Mr. Soni combines over 20 years of experience in senior management within the investment and technology industries, following a 2-year career as an investment banker at Lazard (2002-2004). From 2006 to 2008, he was an Investment Professional at Goldman Sachs, focusing on technology buyouts and venture capital, and from 2008 to 2010, he held a similar role at Highland Capital Partners. Mr. Soni co-founded Wired Investors (2016-2022), a tech-focused buyout firm, and Acquira (2018-2022), a business acquisition vehicle. He served as Founding COO at Tokens.com (2021-2023), a blockchain infrastructure company, and co-founded Snowball Industries in 2020, an HVAC roll-up. Currently, Mr. Soni is Chairman of the Board at Matador Gold Technologies (2022-Present) and serves on the boards of Snowball Industries (2020-Present), and Polymath Research Inc. (2017-Present). He holds a Bachelor of Science degree in Business Administration from the University of California, Berkeley (1998-2001).

Christopher S. Downs has served as our Interim Chief Financial Officer and Corporate Secretary since August 2026. Mr. Downs has served as President of Lincoln Hall Advisors LLC (“Lincoln Hall Advisors”), a corporate finance and strategic advisory firm serving publicly traded companies, since May 2026, and provides services to the Company through Lincoln Hall Advisors. Mr. Downs previously served as the Chief Financial Officer of CNS Pharmaceuticals, Inc. (Nasdaq: CNSP), a biotechnology company listed on the Nasdaq Capital Market, from November 2019 through March 2026 and as Senior Vice President–Finance of CNS Pharmaceuticals, Inc. from March 2026 through May 2026. From March 2021 to August 2024, Mr. Downs served as a member of the board of directors and Chair of the Audit Committee of EBET, Inc. (Nasdaq: EBET), a technology company developing and operating platforms focused on esports and competitive gaming. From April 2018 to November 2019, Mr. Downs served as Vice President of Finance and Treasurer of Innovative Aftermarket Systems, L.P., a privately held provider of finance and insurance solutions. From June 2011 through March 2018, Mr. Downs was employed by InfuSystem Holdings, Inc. (NYSE American: INFU), a supplier of infusion services to oncologists in the United States in the following capacities: Director of Finance (June 2011-September 2013), Vice President and Treasurer (October 2013-August 2016), Executive Vice President and Interim Chief Financial Officer (August 2016-March 2018). Mr. Downs also spent 10 years in investment banking with various firms including Citigroup, Alterity Partners and Maren Group where he worked in mergers and acquisitions, finance and capital markets. Mr. Downs is a Certified Public Accountant, a Certified Treasury Professional and a Certified Corporate FP&A Professional. He holds an M.B.A. from Columbia Business School, an M.S. in Accounting from the University of Houston–Clear Lake and a B.S. in Economics from the United States Military Academy at West Point.

Christopher Creatura has served as our Chief Credit Officer since August 2026 and previously served as our Chief Financial Officer from May 2024 until August 2026. Mr. Creatura is a finance professional and investor. Since June 2019, he has advised on M&A transactions and capital raises through his firm Conway Merchants, an integrated merchant bank that provides M&A advisory, consulting, capital and venture support. He began his career as a consultant at Deloitte. He moved into investment banking at BofA Merrill Lynch and then private equity at Enduring Ventures. He has since held executive roles at Bluefin Trading (VP of Growth) and Live Patrol (CFO and CSO). Mr. Creatura serves on the board of The Fitting Room. He is a Certified Public Accountant.

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David Hackett has served on our Board of Directors since July 1, 2024. Mr. Hackett combines over 20 years of experience in senior management as a Director and/or Chief Financial Officer. He was previously the Chief Financial Officer of 48North Cannabis Corp., a licensed cannabis producer (TSXV: NRTH); Mavencare Inc., providing personalized home care services to keep seniors safe and independent at home; Coupgon Inc, Canada’s first fully digital grocery coupon solution (sold to a joint venture between Yellow Pages and CGI), and Diversinet Corp., a Nasdaq and TSXV listed company, specializing in the infrastructure that wireless software applications need for secure, confidential and authenticated data exchanges. He is also currently a director of Ayurcann Holdings Corp., a licensed producer under the Cannabis Act (Canada); Polymath Research Inc., a software development company and Belmont House Foundation, a long-term care facility. Mr. Hackett is a CA, a Certified Public Accountant and holds an MBA from the Ivey Business School at the Western University.

Jaime Leverton has served on our Board of Directors since July 1, 2024. Ms. Leverton combines over 24 years of experience in senior management within the technology and digital infrastructure industries. She has held leadership roles at prominent companies, including IBM (2000-2009), Bell Canada (2010-2014), BlackBerry (2014-2016), National Bank of Canada (2016-2017), Cogeco Peer 1 (2017-2019), and eStruxture Data Centers (2019-2020). Most recently, she served as Chief Executive Officer of Nasdaq-listed Hut 8 Mining Corp. (2020-2024), where she led strategic transformation and growth. Ms. Leverton is currently the CEO of Ulys Holdings (2024-Present) and Chairperson of Synteq Digital (2024-Present). She holds a Bachelor of Social Science from the University of Ottawa, an MBA from Dalhousie University, and an ICD.D designation from the Rotman School of Management.

Term of Office

All directors hold office until the next annual meeting of the stockholders of the Company and until their successors have been duly elected and qualified. Officers are elected by and serve at the discretion of our Board.

Conflicts of Interest

At times, certain directors and officers of the Company are also, or may become, involved with additional, fiduciary, contractual or other obligations or duties to one or more other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entities. In such event, the Company intends to ensure there is no direct conflict of interest.

Code of Ethics & Conduct

On September 12, 2024, the Board of Directors adopted a Code of Ethics & Conduct, which applies to all of our employees, officers, directors, contractors, and business partners worldwide. It serves as a guide for ethical decision-making and outlines the behavior expected in all interactions. The Code of Ethics & Conduct is a written standard designed to deter wrongdoing and to promote:

●	honest and ethical conduct;
●	full, fair, accurate, timely and understandable disclosure in regulatory filings and public statements;
●	compliance with applicable laws, rules and regulations;
●	the prompt reporting of any violation of the code; and
●	accountability for adherence to the code.

Please refer to Exhibit 14.1 to the registration statement of which this prospectus forms a part, which Exhibit 14.1 is incorporated by reference herein for additional information regarding our Code of Ethics & Conduct.

Family Relationships

There are no family relationships among and between the issuer’s directors, officers, persons nominated or chosen by the issuer to become directors or officers, or beneficial owners of more than ten percent of any class of the issuer’s equity securities.

Involvement in Certain Legal Proceedings

From time to time, we may become involved in litigation relating to claims arising out of operations in the normal course of business. Currently there are no legal proceedings, government actions, administrative actions, investigations or claims are currently pending against us or that involve the Company or any of its affiliates which, in the opinion of the management, would require disclosure.

Committees of the Board of Directors

Our Board currently consists of three (3) directors, two of which are considered independent (David Hackett and Jaime Leverton). While the Company has established an Audit Committee, consisting of Mr. Hackett and Ms. Leverton, we have not established a Compensation Committee or a Nominating and Governance Committee. While we are not currently listed on a national securities exchange, we apply the definition of independence and “Independent Director” as set forth in the Nasdaq Listing Rules of the Nasdaq Stock Market.

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Concurrently with having sufficient members and resources, we intend to increase the number of directors that serve on our Board and will establish a separate Compensation Committee and Nominating and Governance Committee, each in accordance with the listing requirements of the Nasdaq Stock Market. Given the size of our company and the scope of our business, we believe that we will need a minimum of five (5) directors to have effective committee systems, of which at least three (3) will be independent. The Audit Committee reviews the results and scope of the audit and other services provided by the Company’s independent auditors and reviews and evaluates the system of internal controls. The Compensation Committee will manage any stock option plan we may establish, including the Vertical Data Inc. 2024 Incentive Plan, and review and recommend compensation arrangements for our officers. The Nominating and Governance committee will perform several functions, including identifying qualified individuals to become members of the Board and recommending appointments to the Board and appointment of executive officers. No final determination has yet been made as to the memberships of the Compensation Committee and Nominating and Governance Committee or when we will have sufficient members to establish committees.

We reimburse all directors for any expenses incurred in attending directors’ meetings, provided that we have the resources to pay these fees. We have also obtained officers’ and directors’ liability insurance for certain officers and the directors of the Company.

Risk Oversight

One of the Board of Directors’ key functions is informed oversight of our risk management process. The Board of Directors does not have a standing risk management committee but rather administers this oversight function directly through the Board of Directors as a whole. In particular, the Board of Directors is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for us. Our Board of Directors has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Board of Directors also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function at the time of its establishment. Our Board of Directors monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Board of Directors assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

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EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table summarizes all compensation for the two fiscal years ended September 30, 2025 earned by our “Executive Officers”.

Name and principal position	Year[1]	Salary ($)	Stock Awards ($)	Option Awards ($)	Nonequity incentive plan compensation ($)[2]	Nonqualified deferred compensation earnings ($)	All Other Compensation ($)	Total ($)
Deven Soni-Chairman, President and Chief Executive Officer	2025	$164,000		$58,200			$30,000	$252,200
	2024	$60,000	—	$1,177,500	—	—	—	$1,237,500
Christopher Creatura-Former Chief Financial Officer[3]	2025	$165,000		$68,713				$233,713
	2024	$60,000	—	$363,750	—	—	—	$423,750
Christopher Johnson-Former Chief Sales Officer[4]	2025	$75,000		—				$75,000
	2024	—	—	$242,500	—	—	—	$242,500

(1) The Company was formed on May 3, 2024.

(2) For information regarding the assumptions made in determining the fair value of the granted options please refer to the footnotes to the Company’s consolidated financial statements included in the filing.

(3) For Christopher Creatura, $60,000 of his 2025 salary was accrued for as of September 30, 2025. Mr. Creatura was appointed to serve as the Chief Credit Officer of the Company, effective August 17, 2026. In addition, Mr. Creatura resigned, effective August 17, 2026, as the Company’s Chief Financial Officer.

(4) Christopher Johnson, former Chief Sales Officer, was separated from the Company during August of 2025. As a result of the separation options that were granted during the year were subsequently cancelled.

Narrative Disclosure to Summary Compensation Table

On July 1, 2024, we entered into an employment agreement with Mr. Deven Soni for his services as our Chief Executive Officer and President. The agreement is for a period of five years and renews automatically thereafter for subsequent one-year terms. Pursuant to the agreement, Mr. Soni received a base salary of $120,000 from July 1, 2024, to December 31, 2024. Effective January 1, 2025, the Base Salary increased to $180,000 per year. He has an opportunity to receive performance-based compensation in the amount of 50% of his base salary, and in no event less than $40,000, based upon the achievement of annual performance goals established by the Board or the Compensation Committee of the Board. In addition, Mr. Soni was also granted 1,500,000 options during July of 2024. The options vest ratably over a three-year period (with one-third vesting on the first anniversary of the grant date and the remainder vesting in equal monthly installments over the following 24 months) and do not contain any provision that could cause the exercise price to be lowered. In January 2025, the Company granted Mr. Soni an additional 120,000 stock options as his performance bonus for fiscal year 2024. The options vested immediately upon grant. He is also eligible to participate in any long-term incentive compensation programs that become available to our executive officers. Mr. Soni has 14 days of paid vacation per calendar year (prorated for partial years) in accordance with the Company’s vacation policies, as in effect from time to time. To the extent permitted under applicable law, Mr. Soni’s vacation time that accrues during any given year may not roll over to a subsequent year. Mr. Soni is further entitled to participate in other benefit plans made available to our employees and executive officers from time to time.

On July 1, 2024, we entered into a consultant agreement with Mr. Creatura for his services as our Chief Financial Officer. Pursuant to the agreement, Mr. Creatura received a base fee of $120,000 from July 1, 2024, to December 31, 2024. Effective January 1, 2025, the base fee increased to $180,000 per year. He has an opportunity to receive performance-based compensation in the amount of 50% of his base fee, and in no event less than $40,000, based upon the achievement of annual performance goals established by the Board or the Compensation Committee. In addition, Mr. Creatura was also granted 750,000 options during July of 2024. The options vest ratably over a three-year period (with one-third vesting on the first anniversary of the grant date and the remainder vesting in equal monthly installments over the following 24 months) and do not contain any provision that could cause the exercise price to be lowered. In January 2025, the Company granted Mr. Creatura an additional 120,000 stock options as his performance bonus for fiscal year 2024. The options vested immediately upon grant. In addition, during January 2025, the Company granted Mr. Creatura 21,677 stock options in recognition of services rendered during fiscal year 2024. These options also vested immediately upon grant. He is also eligible to participate in any long-term incentive compensation programs that become available to our executive officers.

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Effective August 17, 2026, we appointed Mr. Creatura to serve as the Chief Credit Officer of the Company, where he leads credit and underwriting for the GPUfinancing.com platform. In connection with his appointment as our Chief Credit Officer, Mr. Creatura resigned, effective August 17, 2026, as the Company’s Chief Financial Officer and the Company’s principal financial officer and principal accounting officer. Effective August 17, 2026, Mr. Downs was appointed to serve as our Interim Chief Financial Officer. Mr. Downs was also appointed to serve as our Corporate Secretary, effective August 31, 2026.

On July 1, 2024, we entered into a consultant agreement with Mr. Christopher Johnson for his services as Chief Sales Officer. Pursuant to the agreement, Mr. Johnson received a base fee of $180,000 beginning January 1, 2025. Additionally, he received a commission on sales he originated. He had an opportunity to receive performance-based compensation in cash or shares based on gross profit targets. During the period ended September 30, 2025, Mr. Johnson received a $78,080 commission for sales of equipment to customers. In addition, Mr. Johnson was also granted 500,000 options during July of 2024. The options vested ratably over a three-year period (with one-third vesting on the first anniversary of the grant date and the remainder vesting in equal monthly installments over the following 24 months) and did not contain any provision that could cause the exercise price to be lowered. In January 2025, the Company granted Mr. Johnson 2,000,000 stock options. The options vested ratably over a three-year period (with 1/3rd vesting at each anniversary of the grant date). He was also eligible to participate in any long-term incentive compensation programs that become available to our executive officers. Mr. Johnson’s consulting agreement with the Company terminated in August 2025. As a result of his separation from the Company, his stock options were forfeited in their entirety pursuant to the terms of his termination agreement.

Outstanding Equity Awards at Fiscal Year-End Table

	Option awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date
Deven Soni	703,333	—	916,667	$0.05	July 1, 2034 through January 1, 2035
Chris Creatura	433,434	—	458,243	$0.05	July 1, 2034 through January 1, 2035

Director Compensation

The Company’s directors did not receive any compensation during our fiscal year ended September 30, 2025.

Pay Versus Performance, Clawback Policy and Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information

As an “emerging growth company,” as defined in Rule 405 of the Securities Act, we are not required to provide the information required by Items 402(v), 402(w), and 402(x), respectively, of Regulation S-K promulgated under the Securities Act.

Compensation Committee Interlocks and Insider Participation and Compensation Committee Report

As a smaller reporting company, we are not required to provide the information in Item 407(e)(4)-(5) of Regulation S-K.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Pursuant to the requirements of Item 403 of Regulation S-K, the following table sets forth information, as of September 24, 2026, regarding beneficial ownership of our common stock by:

●	each of our directors;

●	each of our named executive officers;

●	all directors and executive officers as a group; and

●	each person, or group of affiliated persons, known by us to beneficially own more than five percent of our shares of common stock.

Beneficial ownership is determined according to the rules of the SEC (including Rule 13d-3(d)(1) under the Exchange Act) and generally means that person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security and includes options that are currently exercisable or exercisable within 60 days. Each director or officer, as the case may be, has furnished us with information with respect to beneficial ownership. Except as otherwise indicated, we believe that the beneficial owners of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply. Except as otherwise noted below, the address for each person or entity listed in the table is c/o Vertical Data Inc., 1980 Festival Plaza Drive, Suite 300, Las Vegas, Nevada 89135.

Security Ownership of Certain Beneficial Owners and Management

Name and address of beneficial owner	Shares Beneficially Owned	Percent of Class¹
Hamble International Inc. (Trevor Koverko)²	1,900,000	12.49%
Tiger Trout Capital Puerto Rico LLC (Allan Masley)³	830,000	5.46%
Jesse Nickel⁴	1,195,157	7.81%
Deven Soni⁵	2,882,567	18.77%
Christopher Creatura⁶	1,205,004	7.89%
Christopher Johnson⁷	—	—
David Hackett⁸	419,905	2.76%
Jaime Leverton⁹	406,957	2.67%
All directors and executive officers as a group (6 persons)¹⁰	6,109,590	39.25%

(1) Based on the Company having an aggregate of 15,206,716 shares of common stock outstanding or issuable upon settlement of vested restricted stock units. As stated above, beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. Shares of common stock subject to options currently exercisable or exercisable within 60 days of September 24, 2026 are deemed outstanding for computing the percentage ownership of the person holding such options but are not deemed outstanding for computing the percentage ownership of any other person.

(2) These 1,900,000 shares of common stock were transferred from TDK Cashflow Ltd. to Hamble International Inc., both of which are entities controlled by Trevor Koverko. The address of Hamble International Inc. is Financial Services Center, Suite 1, Ground Floor, c/o Trident Corp Services (Barbados) Ltd, Saint Michaels, Barbados BB14004.

(3) The address of Tiger Trout Capital Puerto Rico LLC is 1357 Ashford Ave., Ste 2-267, San Juan, Puerto Rico 00907.

(4) Amount includes 90,307 shares with respect to which the person has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Exchange Act.

(5) Consists of 869,850 shares held directly, 1,785,000 shares held by AASD Investments LLC, 1887 Whitney Mesa Dr. #9810, Henderson, NV 89014, and 146,599 shares with respect to which the person has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Exchange Act. Also includes 81,118 shares issuable upon settlement of restricted stock units that vested on September 16, 2026.

(6) Amount includes 60,095 shares with respect to which the person has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Exchange Act. Also includes 43,680 shares issuable upon settlement of restricted stock units that vested on September 16, 2026.

(7) Mr. Johnson served as our Chief Sales Officer until August 2025 and is a named executive officer for fiscal year 2025.

(8) Amount includes 30,693 shares with respect to which the person has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Exchange Act. Also includes 31,712 shares issuable upon settlement of restricted stock units that vested on September 16, 2026.

(9) Includes 187,500 shares held directly, 72,052 shares held by Jaime Leverton Ventures & Advisory Inc., and 30,693 shares with respect to which the person has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Exchange Act. Also includes 85,000 shares of our common stock purchased in the August 2026 Offering and beneficially owned by PansyCake Holdings Limited Also includes 31,712 shares issuable upon settlement of restricted stock units that vested on September 16, 2026., an entity controlled by Ms. Leverton. The 85,000 shares were purchased at a price of $3.00 per share for an aggregate purchase price of $255,000. These shares were purchased on the same terms, and at the same price paid by, the unaffiliated purchasers in the August 2026 Offering.

(10) Consists of the beneficial ownership of Messrs. Soni, Creatura, Nickel, Hackett and Downs and Ms. Leverton, and includes an aggregate of 358,387 shares subject to options exercisable within 60 days of September 24, 2026, as follows: Mr. Soni, 146,599; Mr. Creatura, 60,095; Mr. Nickel, 90,307; Mr. Hackett, 30,693; and Ms. Leverton, 30,693. Also includes an aggregate of 188,222 shares issuable upon settlement of restricted stock units that vested on September 16, 2026, as follows: Mr. Soni, 81,118; Mr. Creatura, 43,680; Mr. Hackett, 31,712; and Ms. Leverton, 31,712. Mr. Downs was appointed as our Interim Chief Financial Officer and Corporate Secretary, effective August 2026, and held no shares of common stock and no options as of September 24, 2026.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have not yet adopted written policies and procedures for the review of any transaction, arrangement or relationship between us and one of our executive officers, directors, director nominees or 5% or greater stockholders (or their immediate family members), each of whom we refer to as a “related person,” in which such related person has a direct or indirect material interest. However, Mr. Soni reports related party transactions to our legal counsel. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to or better than terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Except as set forth below, there have been no transactions since the beginning of our last fiscal year, and there are no currently proposed transactions, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”). Based on total assets of $519,169 and $1,123,040 at September 30, 2025 and 2024, respectively, that threshold is approximately $8,211.

In the August 2026 Offering, PansyCake Holdings Limited, an entity controlled by Ms. Jaime Leverton, a member of our Board of Directors, purchased 85,000 shares of our common stock at a purchase price of $3.00 per share for an aggregate purchase price of $255,000. Ms. Leverton purchased on the same terms as, and at the same price paid by, the unaffiliated purchasers in the August 2026 Offering.

We intend to adopt a policy that calls for any proposed related party transaction to be reviewed and, if deemed appropriate, approved by a governance committee comprised of independent directors once we are in a position to expand our board of directors.

Our Chairman, President, and Chief Executive Officer is Mr. Soni.

Our principal office and mailing address is 1980 Festival Plaza Drive Suite 300, Las Vegas, Nevada 89135.

Director Independence

As stated above, our Board currently consists of three directors, two of which are considered independent (David Hackett and Jaime Leverton). While the Company has established an Audit Committee, consisting of Mr. Hackett and Ms. Leverton, we have not established a Compensation Committee or a Nominating and Governance Committee. While we are not currently listed on a national securities exchange, (i) the full Board serves the normal functions of a Compensation Committee and Nominating and Governance Committee, and (ii) we apply the definition of independence and “Independent Director” as set forth in the Nasdaq Listing Rules.

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DESCRIPTION OF SECURITIES

The description below of our capital stock and provisions of our articles of incorporation and bylaws are summaries and are qualified by reference to the articles of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus is part. You should read the provisions of our articles of incorporation and our bylaws as currently in effect for provisions that may be important to you.

We were incorporated under the laws of the State of Nevada on May 3, 2024. We are authorized to issue 100,000,000 shares of common stock, par value $0.0001 per share.

Common Stock

Our articles of incorporation, as amended, authorize the issuance of 110,000,000 shares, consisting of 100,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share. No shares of preferred stock are outstanding. As of September 24, 2026, there were 15,018,494 shares of our common stock issued and outstanding, and 188,222 additional shares issuable upon settlement of vested restricted stock units, held by approximately 99 shareholders of record.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders of our common stock:

●	have equal ratable rights to dividends from funds legally available if and when declared by our Board of Directors;

●	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

●	do not have preemptive, subscription or conversion rights and there is no redemption or sinking fund provisions or rights; and

●	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote except for voting for the election of directors.

Non-Cumulative Voting

Holders of our common stock do not have cumulative voting rights. In companies with cumulative voting rights holders of more than 50% of the outstanding shares, voting for the election of directors can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any directors.

We refer you to the Bylaws and our Articles of Incorporation and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Preemptive Rights

Holders of Common Stock have no preemptive, conversion or subscription rights and there is no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Cash Dividends

As of the date of this prospectus, we have not declared or paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our Board of Directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Stock Transfer Agent

Our transfer agent is Colonial Stock Transfer, 7840 S 700 E, Sandy, UT 84070, having a telephone number of 801-355-5740.

Anti-Takeover Effects of Various Provisions of Nevada Law, Our Articles of Incorporation and Our Bylaws

Provisions of the NRS and our articles of incorporation and bylaws could make it more difficult to acquire the Company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, which are summarized below, may discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of the Company to first negotiate with our board of directors. The Company believes that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure it outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

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Anti-Takeover Effects of Provisions of Nevada State Law

We may be, or in the future we may become, subject to Nevada’s control share laws. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and if the corporation does business in Nevada, including through an affiliated corporation. This control share law may have the effect of discouraging corporate takeovers.

The control share law focuses on the acquisition of a “controlling interest,” which means the ownership of outstanding voting shares that would be sufficient, but for the operation of the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more. The ability to exercise this voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that an acquiring person, and those acting in association with that person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell the shares to others. If the buyer or buyers of those shares themselves do not acquire a controlling interest, the shares are not governed by the control share law

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, a stockholder of record, other than the acquiring person, who did not vote in favor of approval of voting rights, is entitled to demand fair value for such stockholder’s shares.

In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada publicly traded corporations and “interested stockholders” for two years after the interested stockholder first becomes an interested stockholder, unless the corporation’s board of directors approves the combination in advance. For purposes of Nevada law, an interested stockholder is any person who is: (i) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the previous two years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of “business combination” contained in the statute is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of the Company from doing so if it cannot obtain the approval of our board of directors.

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PLAN OF DISTRIBUTION

The Selling Stockholders may sell their shares from time to time at the prevailing market price at the time of offer and sale, or at prices related to such prevailing market prices or in negotiated transactions or a combination of such methods of sale directly or through brokers. A Selling Stockholder may use any one or more of the following methods when selling the shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

If the Selling Stockholders sell shares through underwriters, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions.

The Selling Stockholders may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus. The Selling Stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The Selling Stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

The Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a Selling Stockholder will attempt to sell shares in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure you that all or any of the shares offered in this prospectus will be issued to, or sold by, the Selling Stockholders.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the shares by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of the shares will be borne by a Selling Stockholder. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

In connection with the sale of the shares, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of our common stock in the course of hedging in positions they assume. The Selling Stockholders may also sell shares short and deliver shares of our common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge the shares to broker-dealers that in turn may sell such shares.

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The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

The Selling Stockholders also may transfer the shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgees, transferees or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be an “underwriter” within the meaning of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, such broker-dealers or agents and any profit realized on the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers. Under the securities laws of some states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that any Selling Stockholder will sell any or all of the shares registered pursuant to the registration statement, of which this prospectus forms a part.

Each Selling Stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the shares. None of the Selling Stockholders who are affiliates of broker-dealers, other than the initial purchasers in private transactions, purchased the shares outside of the ordinary course of business or, at the time of the purchase of the shares, had any agreements, plans or understandings, directly or indirectly, with any person to distribute the securities.

We will pay all fees and expenses incident to the registration of the shares. We are not obligated to pay any of the expenses of any attorney or other advisor engaged by a Selling Stockholder.

If we are notified by any Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of the shares, we will file a post-effective amendment to the registration statement. If the Selling Stockholders use this prospectus for any sale of the shares, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of the shares and activities of the Selling Stockholders, which may limit the timing of purchases and sales of any of the shares by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares to engage in passive market-making activities with respect to the shares. Passive market making involves transactions in which a market maker acts as both our underwriter and as a purchaser of our common stock in the secondary market. All of the foregoing may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

Once sold under the registration statement, of which this prospectus forms a part, the shares will be freely tradable in the hands of persons other than our affiliates.

State Securities – Blue Sky Laws

Our common stock is listed on the OTCQB® Venture Market under the symbol “VDTA.”, and there can be no assurance that an active trading market for our common stock will develop or be sustained. Transfer of our common stock may also be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as “Blue Sky” laws. Absent compliance with such individual state laws, the shares may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the blue-sky laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state blue-sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. Accordingly, investors may not be able to liquidate their investments and should be prepared to hold the common stock for an indefinite period of time.

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Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates, subject to any lock-up arrangements or other contractual restrictions, are entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

●	1% of the number of shares of our common stock then outstanding, which will equal approximately 152,067 shares immediately after this offering; or
●	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Regulation S

Regulation S under the Securities Act provides that securities owned by any person may be sold without registration in the United States, provided that the sale is affected in an “offshore transaction” and no “directed selling efforts” are made in the United States (as these terms are defined in Regulation S), subject to certain other conditions. In general, this means that our shares may be sold in some manner outside the United States without requiring registration in the United States.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144.

Lock-Up Arrangements; Transfer Restrictions

Founders

Pursuant to certain “lock-up” arrangements, certain founders of our company, each of whom have received respective shares and have held since May 3, 2024, have a holding period of a total of thirty-six (36) months from the date of quotation of our common stock on the OTCQX® Best Market or the OTCQB® Venture Market. The holding period includes a twelve (12) month period with restrictions on the shares; following the first year, restrictions on the shares will be proportionately removed monthly thereafter, with the shares being completely unrestricted after thirty-six (36) months.

Selling Stockholders

The Purchasers that entered into the August 2026 Subscription Agreement agreed, subject to certain exceptions, to the following: (i) immediately after giving effect to the purchase of shares in the August 2026 Offering, such Purchaser, together with its affiliates and any persons acting as a group, would not beneficially own more than 4.99% of our outstanding common stock, calculated in accordance with Section 13(d) of the Exchange Act, and Rule 13d-3 thereunder, unless otherwise approved by us and permitted by applicable law and the rules of the market or exchange on which our common stock is listed or quoted for trading, if applicable, and (ii) such Purchaser will not sell or otherwise transfer or dispose of the shares or any portion thereof unless such shares have been registered under the Securities Act and any applicable state securities laws or the Purchaser obtains an opinion of counsel that is satisfactory to us that such shares may be sold in reliance on an exemption from such registration requirements.

54

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO U.S. AND NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax considerations relating to the ownership and / or disposition of our Common Stock in this offering, which we refer to collectively as our securities, but is for general information purposes only and does not purport to be a complete analysis of all the potential tax considerations. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed Treasury regulations promulgated thereunder, administrative rulings and pronouncements, and judicial decisions, all in effect as of the date hereof. These authorities may change, possibly retroactively, resulting in U.S. federal income and estate tax consequences different from those set forth below. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, and do not intend to obtain, an opinion of counsel or ruling from the IRS with respect to the U.S. federal income tax considerations relating to the purchase, ownership or disposition of our securities.

This summary does not address any alternative minimum tax considerations, any considerations regarding the Medicare tax, any considerations regarding the tax on net investment income, or the tax considerations arising under the laws of any state, local or non-U.S. jurisdiction, or under any non-income tax laws, including U.S. federal gift and estate tax laws, except to the limited extent set forth below. In addition, this summary does not address all of the tax consequences that may be relevant to investors, nor does it address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies, or other financial institutions;
●	tax-exempt entities or governmental organizations, including agencies or instrumentalities thereof;
●	regulated investment companies and real estate investment trusts;
●	controlled foreign corporations, passive foreign investment companies, and corporations that accumulate; earnings to avoid U.S. federal income tax;
●	brokers or dealers in securities or currencies
●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
●	persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);
●	tax-qualified retirement plans;
●	certain former citizens or long-term residents of the United States;
●	partnerships or entities or arrangements classified as partnerships for U.S. federal income tax purposes and other pass-through entities including S corporations and trusts (and any investors therein);
●	persons who hold our securities as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction or integrated investment;
●	persons who do not hold our securities as a capital asset within the meaning of Section 1221 of the Code; or
●	persons deemed to sell our securities under the constructive sale provisions of the Code, or persons holding the securities as part of a “straddle,” hedge, conversion transaction, integrated transaction or other similar transaction.

In addition, if a partnership (or entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our securities, and partners in such partnerships, should consult their tax advisors.

You are urged to consult your own tax advisors with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our securities arising under the U.S. federal estate or gift tax laws or under the laws of any state, local, non-U.S., or other taxing jurisdiction or under any applicable tax treaty.

Consequences to U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to a U.S. holder of our securities. For purposes of this discussion, you are a U.S. holder if, for U.S. federal income tax purposes, you are a beneficial owner of our securities, other than a partnership, that is:

●	an individual citizen or resident of the United States;
●	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States, any State thereof or the District of Columbia;
●	an estate or trust whose income is subject to U.S. federal income tax regardless of its source; or
●	a trust (x) whose administration is subject to the primary supervision of a U.S. court, and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a “United States person.”

55

Dividends

As described in the section titled “Description of Securities,” we have never declared or paid cash dividends on our Common Stock and do not anticipate paying any dividends on our Common Stock in the foreseeable future. However, if we do make distributions in cash or other property on our Common Stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent our distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital that will first reduce your basis in our Common Stock, but not below zero, and then will be treated as gain from the sale or other disposition of stock as described below under “Sale, Exchange or Other Taxable Disposition of Common Stock.”

Dividend income may be taxed to an individual U.S. holder at rates applicable to long-term capital gains, provided that a minimum holding period and other limitations and requirements are satisfied with certain exceptions. Any dividends that we pay to a U.S. holder that is a corporation will qualify for the dividends received deduction if the requisite holding period is satisfied, subject to certain limitations. U.S. holders should consult their own tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the reduced tax rate on dividends or the dividends-received deduction.

Sale, Exchange, or Other Taxable Disposition of Common Stock

A U.S. holder will generally recognize capital gain or loss on the sale, exchange, or other taxable disposition of our Common Stock. The amount of gain or loss will equal the difference between the amount realized on the sale and such U.S. holder’s adjusted tax basis in such Common Stock. The amount realized will include the amount of any cash and the fair market value of any other property received in exchange for such Common Stock. A U.S. holder’s adjusted tax basis in its Common Stock will generally equal the U.S. holder’s acquisition cost or purchase price, less any prior distributions treated as a return of capital. Gain or loss will be long-term capital gain or loss if the U.S. holder has held the common stock for more than one year. Long-term capital gains of non-corporate U.S. holders are generally taxed at preferential rates. The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our Common Stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Unearned Income Medicare Tax.

A 3.8% Medicare contribution tax will generally apply to all or some portion of the net investment income of a U.S. holder that is an individual with adjusted gross income that exceeds a threshold amount ($200,000, or $250,000 if married filing jointly).

Consequences to Non-U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to a non-U.S. holder of our securities. A “non-U.S. holder” is a beneficial owner of our securities (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that, for U.S. federal income tax purposes, is not a U.S. holder. The term “non-U.S. holder” includes:

●	a non-resident alien individual (other than certain former citizens and residents of the U.S. subject to U.S. tax as expatriates);
●	a foreign corporation;
●	an estate or trust that is not a U.S. holder, or
●	any other Person that is not a U.S. holder.

but generally does not include an individual who is present in the U.S. for 183 days or more or who is otherwise treated as a U.S. resident in the taxable year. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.

56

Distributions

Subject to the discussion below regarding effectively connected income, any distribution paid to a non-U.S. holder, to the extent paid out of future earnings and profits (as determined under U.S. federal income tax principles) generally will constitute a dividend for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the U.S., will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, a non-U.S. holder must provide us with an IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8 properly certifying qualification for the reduced rate. These forms must be provided prior to the payment of dividends and must be updated periodically. A non-U.S. holder eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty should consult with its individual tax advisor to determine if you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If a non-U.S. holder holds our securities through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then may be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Dividends received by a non-U.S. holder that are effectively connected with its conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) are generally exempt from such withholding tax if the non-U.S. holder satisfies certain certification and disclosure requirements. In order to obtain this exemption, the non-U.S. holder must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated U.S. federal income tax rates applicable to U.S. holders, net of certain deductions and credits. In addition, dividends received by a corporate non-U.S. holder that are effectively connected with its conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. holders should consult their own tax advisors regarding any applicable tax treaties that may provide for different rules.

Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its Common Stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Common Stock” below.

Gain on Sale, Exchange or Other Taxable Disposition of Common Stock

Subject to the discussion below regarding backup withholding and foreign accounts, a non-U.S. holder generally will not be required to pay U.S. federal income tax on any gain realized upon the sale, exchange or other taxable disposition of our Common Stock unless:

●	the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States); or
●	the non-U.S. holder is a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met.

If the non-U.S. holder is described in the first bullet above, it will be required to pay tax on the net gain derived from the sale, exchange or other taxable disposition under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a rate of 30%, or (in each case) such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet above will be required to pay a flat 30% tax (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, exchange or other taxable disposition, which gain may be offset by U.S. source capital losses for the year (provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses). Non-U.S. holders should consult their own tax advisors regarding any applicable income tax or other treaties that may apply.

Federal Estate Tax

Common stock beneficially owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of their death will generally be includable in the decedent’s gross estate for U.S. federal estate tax purposes. Such shares, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

57

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well for example, by properly certifying your non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E or other applicable IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance

The Foreign Account Tax Compliance Act (“FATCA”) generally imposes withholding tax at a rate of 30% on dividends on and gross proceeds from the sale or other disposition of our securities paid to a “foreign financial institution” (as specially defined under these rules), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Non-U.S. holders should consult their own tax advisors regarding the possible implications of this legislation on their investment in our securities.

Each prospective shareholder should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, owning and disposing of our securities, including the consequences of any proposed changes in applicable laws.

58

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus has been passed upon for us by Lucosky Brookman LLP, Woodbridge, New Jersey.

As of the date of this prospectus, Lucosky Brookman LLP beneficially owns shares of our common stock that represent less than 1% of our total issued and outstanding shares of common stock.

INTEREST OF NAMED EXPERTS

Independent Registered Public Accounting Firm

BCRG Group, Inc., an independent registered public accounting firm, has audited our financial statements as of and for the fiscal year ended September 30, 2025 and the period from May 3, 2024 (inception) through September 30, 2024, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on the report of BCRG, given on their authority as experts in accounting and auditing in giving said reports.

Change in Certifying Accountant

We were notified that Simon & Edward LLP (“Simon & Edward”) acquired, effective as of June 15, 2026, the attest business of BCRG. As a result, on June 24, 2026, the Audit Committee of our Board of Directors simultaneously dismissed BCRG as our independent registered public accounting firm and approved the appointment of Simon & Edward as our new independent registered public accounting firm. The services previously provided by BCRG are now being provided by Simon & Edward.

BCRG’s audit report on our consolidated financial statements for the fiscal years ended September 30, 2025 and 2024 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

During our two most recent years ended September 30, 2025 and 2024 and the subsequent interim period through June 24, 2026, there were (i) no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between us and BCRG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of BCRG, would have caused BCRG to make reference to the subject matter of the disagreements in connection with BCRG’s reports on our financial statements, and (ii) no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K and the related instructions).

Prior to engaging Simon & Edward, neither we nor anyone acting on its behalf consulted Simon & Edward regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and no written report was provided to us or oral advice was provided that Simon & Edward concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement (as described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K and the related instructions).

We provided BCRG with our disclosures in our company’s Current Report on Form 8-K, dated June 24, 2026, and filed with the SEC on June 26, 2026 (the “June 2026 Form 8-K”), disclosing the resignation of BCRG and our engagement of Simon & Edward and requested BCRG to furnish a letter addressed to the SEC stating whether or not it agreed with such disclosures. A copy of BCRG’s letter, dated June 24, 2026, was filed as Exhibit 16.1 to the June 2026 Form 8-K.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

59

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We electronically file annual, quarterly and current reports as well as preliminary and definitive proxy statements and information statements and other information with the SEC, which we describe in more detail in the immediately following paragraph. Our public filings are available to the public at the SEC’s website at www.sec.gov.

Our website address is https://verticaldata.io/. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 10-K; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; proxy statements for our annual and special stockholder meetings and information statements; Forms 3, 4 and 5 and Schedules 13G and 13D filed by our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

This prospectus is part of a registration statement on Form S-1 that we have filed with the SEC under the Securities Act. This prospectus does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and print copies of the registration statement, including exhibits, at the SEC’s website located at www.sec.gov or at our website located at https://verticaldata.io/.

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INDEX TO FINANCIAL STATEMENTS

VERTICAL DATA INC.

INDEX TO AUDITED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2025 AND 2024 AND FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2025 AND THE PERIOD FROM MAY 3, 2024 (DATE OF INCEPTION) TO SEPTEMBER 30, 2024

INDEX TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE INTERIM PERIOD ENDED JUNE 30, 2026

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

200 Spectrum Center Drive, Suite 1300 Irvine, CA 92618 (714) 234-5980 www.bcrgcpas.com

To the shareholders and the board of directors of Vertical Data Inc.

Opinion on the Consolidated Financial Statements Opinion on the Financial Statements

We have audited the accompanying balance sheet of Vertical Data Inc. (the “Company”) as of September 30, 2025 and 2024, the related statement of operations, stockholders’ equity (deficit), and cash flows for the period May 3, 2024 (date of formation) to September 30, 2025 and 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2025 and 2024, and the results of its operations and its cash flows for the year ended September 30, 2025, in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates. The Company did not have any critical audit matters

/s/ BCRG Group

BCRG Group (PCAOB ID 7158)

We have served as the Company’s auditor since 2024.

Irvine, CA

December 29, 2025

F-2

VERTICAL DATA INC.

BALANCE SHEETS

	As of September 30,
	2025	2024
ASSETS
Current assets:
Cash	$372,718	$427,722
Other current assets	-	664,000
Prepaid expenses	144,994	29,989
Total current assets	517,712	1,121,711

Property and equipment, net	1,457	1,329

Total assets	519,169	1,123,040

LIABILITIES AND EQUITY
Current liabilities:
Accrued liabilities	$252,058	$143,115
Other Current Liabilities	-	224,000
Total current liabilities	252,058	367,115
Total liabilities	252,058	367,115

Equity:
Common stock, $ 0.0001 par value, 100,000,000 shares authorized; 41,193,052 and 38,397,052 shares issued and outstanding at September 30, 2025 and September 30, 2024, respectively.	4,119	3,839
Additional paid in capital	4,433,669	1,102,685
Accumulated deficit	(4,170,677)	(350,599)
Total equity (deficit)	267,111	755,925

Total liabilities and equity	$519,169	$1,123,040

The accompanying notes are an integral part of these financial statements.

F-3

VERTICAL DATA INC.

STATEMENTS OF OPERATIONS

	Fiscal Period Ended September 30,
	2025	2024(1)

Revenue	$3,666,000	$6,866,558
Cost of revenue	3,598,000	6,542,000
Gross profit	$68,000	$324,558

Operating expenses:
General and administrative	3,888,078	675,157
Total operating expenses	3,888,078	675,157

Loss from operations	(3,820,078)	(350,599)

Net (loss) income	$(3,820,078)	$(350,599)

Earnings (loss) per common share:
Basic and diluted	$(0.09)	$(0.02)

Weighted average common shares outstanding:
Basic and diluted	40,585,260	23,294,212

(1)	The Company was incepted May 3, 2024 and therefore the prior period information may not be comparable

The accompanying notes are an integral part of these financial statements.

F-4

VERTICAL DATA INC.

STATEMENT OF SHAREHOLDERS’ EQUITY

	Common Stock
	# of Shares	Amount	APIC	Accumulated Deficit	Total

Inception as of May 3, 2024	-	$-	$-	$-	$-
Issuance of founders shares	36,503,000	3,650	(3,064)	(45,143)	(44,557)
June 30, 2024	36,503,000	$3,650	$(3,064)	$(45,143)	$(44,557)
Issuance of common stock	1,894,052	189	946,777	-	946,966
Stock-based compensation	-	-	158,972	-	158,972
Net loss	-	-	-	(305,456)	(305,456)
September 30, 2024	38,397,052	$3,839	$1,102,685	$(350,599)	$755,925

September 30, 2024	38,397,052	3,839	1,102,685	(350,599)	755,925
Issuance of common stock	2,186,000	219	1,093,181	-	1,093,400
Stock-based compensation	-	-	464,118	-	464,118
Net loss	-	-	-	(837,458)	(837,458)
December 31, 2024	40,583,052	4,058	2,659,984	(1,188,057)	1,475,985
Issuance of common stock	610,000	61	304,939	-	305,000
Stock-based compensation	-	-	980,614	-	980,614
Net loss	-	-	-	(1,404,996)	(1,404,996)
March 31, 2025	41,193,052	4,119	3,945,537	(2,593,053)	1,356,603
Stock-based compensation	-	-	343,643	-	343,643
Net loss	-	-	-	(798,085)	(798,085)
June 30, 2025	41,193,052	4,119	4,289,180	(3,391,138)	902,161
Stock-based compensation	-	-	144,489	-	144,489
Net loss	-	-	-	(779,539)	(779,539)
September 30, 2025	41,193,052	4,119	4,433,669	(4,170,677)	267,111

The accompanying notes are an integral part of these financial statements.

F-5

VERTICAL DATA INC.

STATEMENTS OF CASH FLOWS

	Fiscal Period Ended September 30,
	2025	2024(1)

Cash flows from operating activities:
Net (loss) income	(3,820,078)	(350,599)
Adjustments to reconcile net (loss) income to net cash used in operating activities
Stock-based compensation	1,932,864	158,972
Depreciation expense	331	23
Changes in operating assets and liabilities:
Prepaid expenses	(115,005)	(29,989)
Other current assets	664,000	(664,000)
Accrued liabilities	108,943	143,115
Other current liabilities	(224,000)	224,000
Net cash from (used) in operating activities	(1,452,945)	(518,478)

Cash flows from investing activities:
Purchase of property and equipment	(459)	(1,352)
Net cash used in investing activities	(459)	(1,352)

Cash flows from financing activities:
Sale of common stock, net of fees and costs	1,398,400	946,966
Cash received from issuance of founder shares	-	586
Net cash provided by financing activities	1,398,400	947,552

Net change in cash and cash equivalents	(55,004)	427,722

Cash and cash equivalents, beginning of period	427,722	-

Cash and cash equivalents, end of period	372,718	427,722

Supplemental disclosures of cash flow information:
Cash paid for interest	-	-
Cash paid for taxes	-	-

(1)	The Company was incepted May 3, 2024 and therefore the prior period information may not be comparable

The accompanying notes are an integral part of these financial statements.

F-6

VERTICAL DATA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

Vertical Data Inc. (the “Company”) was incorporated in Nevada on May 3, 2024 and has a fiscal year-end of September 30. The Company’s current service to its customers is comprised of the sale of artificial intelligence related hardware. The Company plans to expand its service offerings in the future to include technology consulting, design and engineering, project management, systems integration, system installation and facilities management. The Company’s corporate office, which is rented on a month-to-month basis, is located in Las Vegas, Nevada.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND NEW ACCOUNTING STANDARDS

Basis of Presentation

The accompanying financial statements have been prepared using the accrual basis of accounting in accordance with generally accepted accounting principles (“GAAP”) promulgated in the United States of America. The financial statements include Vertical Data Inc. as of September 30, 2025 and 2024 and for the fiscal year ended September 30, 2025 and the prior fiscal period beginning May 3, 2024 (date of formation) through September 30, 2024.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. The Company bases its estimates on historical experience and on various assumptions that are believed to be reasonable, the results of which form the basis for the amounts recorded in the consolidated financial statements.

Going Concern

Pursuant to the guidance in ASC 205-40, Going Concern, for each annual and interim reporting period an entity’s management must evaluate whether there are conditions and events, considered in the aggregate, that raise substantial doubt about an entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. To that extent, the Company incurred a net loss of approximately $3.8 million during the year ended September 30, 2025 and had cash of approximately $0.4 million as of its fiscal year end. As such, the Company has concluded that there is substantial doubt about its ability to continue as a going concern within one year after the date that the financial statements are issued. To mitigate the condition, management plans to increase liquidity through the future sale of equity. However, as of the time of the filing we do not have any financing plans that are probable of occurring.

Segment Reporting

The Company currently operates in a single operating segment. Operating segments are reported in a manner consistent with the internal reporting provided to the Company’s chief operating decision maker (“the CODM”). The Company’s CODM, which is its Chief Executive Officer, views the Company’s operations and manages its business as a single operating segment, which is the sale of IT hardware.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash or cash equivalents.

Cost of Revenue

The Company’s cost of revenue is comprised of the cost of purchased IT equipment from our suppliers.

Sales and Marketing

The Company’s sales and marketing expenses primarily consist of costs incurred related to sales commissions and our various marketing endeavors. The Company incurred $31,922 and $6,722 of sales and marketing expenses for the fiscal year ended September 30, 2025 and the period of May 3, 2024 (date of formation) to September 30, 2024. Sales and marketing expense is included in general and administrative expense in our statement of operations.

F-7

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of September 30, 2025, the Company had deferred tax assets related to certain net operating losses. A valuation allowance was established against these deferred tax assets at their full amount. Refer to note 10 for additional information.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. As of September 30, 2025, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

F-8

Net Loss Per Share

Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share is computed similar to basic earnings per share, except the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued.

Stock-Based Compensation

The Company accounts for its stock-based compensation awards in accordance with ASC Topic 718, Compensation—Stock Compensation (“ASC 718”). ASC 718 requires all stock-based payments, including grants of employee stock options, to be recognized in the statements of operations by measuring the fair value of the award on the date of grant and recognizing this fair value as stock-based compensation over the requisite service period, generally the vesting period. The Company determines the fair value of its underlying shares in accordance with the practical expedient for nonpublic entities provided in ASC 718-10-30.

The Company estimates the grant date fair value of stock option awards using the Black-Scholes option-pricing model. The use of the Black-Scholes option-pricing model requires management to make assumptions with respect to the fair value of our underlying shares, the expected term of the option, the expected volatility of our Common Stock, the risk-free interest rates and expected dividend yield of our Common Stock.

Recognition of Revenue from Contracts with Customers

The Company recognizes revenue from its contracts with customers in accordance with the core principle outlined in ASC 606 Revenue from Contracts with Customers. Specifically, the Company recognizes revenue “to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services”. To that extent, the Company recognizes revenue in accordance with the ASC Topic by applying the following five steps:

●	Step 1-Identify the contract(s) with a customer
●	Step 2-Identify the performance obligations in the contract
●	Step 3-Determine the transaction price
●	Step 4-Allocate the transaction price to the performance obligations in the contract
●	Step 5-Recognize revenue when (or as) the Company satisfies a performance obligation

The Company’s contracts with its customers currently only contain a single performance obligation comprised solely of the sale of IT equipment. To that extent, the Company does not provide any installation or customization services at this time that might be considered a separate performance obligation. Further, as noted above, revenue is recognized at a point in time upon delivery of the equipment to the customer at the agreed upon location. The Company does not currently extend any form of payment terms to its customers and, as such, full payment for the equipment is received from the customer (via wire payment) immediately upon delivery of the equipment. As full payment is received only upon delivery, the Company typically does not have the need to recognize contract assets, contract liabilities or accounts receivable.

F-9

In determining the transaction price, the Company’s contracts with its customers do not include a significant financing component, noncash consideration or consideration payable to the customer. The Company’s contracts do include a refund option whereby the customer has the right to return the equipment to the Company for a full refund within a stated period after purchase. However, the Company noted that equipment returns were highly infrequent and were not material to our results of operations. As such, no refund liability has been recorded.

Finally, as it pertains to incremental costs of obtaining a contract, the Company, in accordance with the practical expedient provided in ASC 340-40, has elected to expense when incurred all sales commissions paid to its employees as the amortization period of the asset that the entity would have recognized would be one year or less.

Property and Equipment

Property and equipment consists primarily of computer equipment, which is depreciated over an estimated three-year life using the straight-line method. Expenditures for repairs and maintenance are expensed as incurred. When assets have been retired or sold, the cost and related accumulated depreciation are removed from the financial statements and any resulting gain or loss is recognized in our results of operations.

Commitments and Contingencies

The Company accounts for contingencies in accordance with ASC 450-20, Contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or un-asserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or un-asserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed. The Company is not currently involved in any legal proceedings that could require either accrual or disclosure.

Subsequent Events

For events or transactions that occur after the balance sheet date but before financial statements are issued or are available to be issued the Company considers whether recognition or disclosure in the financial statements may be required based on the guidance in ASC 855 Subsequent Events. To that extent, the Company will recognize in its financial statements the effect of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet. Further, the Company does not recognize subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after the balance sheet date but before financial statements are issued or are available to be issued. However, certain non-recognized subsequent events may still be disclosed in order to keep the financial statements from being misleading.

F-10

Recent Accounting Pronouncements

In November 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-07, Segment Reporting—Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which requires incremental disclosures related to a public entity’s reportable segments. Required disclosures include, on an annual and interim basis, significant segment expenses that are regularly provided to the CODM and included within each reported measure of segment profit or loss, an amount for other segment items (which is the difference between segment revenue less segment expenses and less segment profit or loss) and a description of its composition, the title and position of the CODM, and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. The standard also permits disclosure of more than one measure of segment profit. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The Company adopted the new standard on September 30, 2025. The adoption of the new standard did not have a material impact to our financial statements.

In December 2023, the FASB issued ASU 2023-09-Income Taxes (Topic 740)-Improvements to Income Tax Disclosures, which requires entities to provide additional information in the rate reconciliation and additional disclosures about income taxes paid. The guidance should be applied prospectively and is effective for annual periods beginning after December 15, 2024. The Company does not expect the issued standard to have a material impact on its financial statements.

In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40). The amendments in this update require disclosure, in the notes to financial statements, of specified information about certain costs and expenses at each interim and annual reporting period. The amendments are effective for annual periods beginning after December 15, 2026, and reporting periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of the new ASU to its financial statements.

3. OTHER CURRENT ASSETS

Other current assets consisted of the following:

	September 30, 2025	September 30, 2024
Refunds due from suppliers	$-	$664,000
Total other current assets	$-	$664,000

4. PREPAID EXPENSES

Prepaid expenses consisted of the following:

	September 30, 2025	September 30, 2024
Prepaid legal fees	$-	$25,000
Prepaid commissions	132,625	4,989
Other	12,369	-
Prepaid expenses	$144,994	$29,989

5. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

Description	September 30, 2025	September 30, 2024
Tools, machinery, and equipment	$1,811	$1,352
Less – accumulated depreciation	(354)	(23)
Total property and equipment, net	$1,457	$1,329

Total depreciation expense was $331 and $23 for the fiscal year ended September 30, 2025 and the period May 3, 2024 (date of formation) to September 30, 2024.

6. ACCRUED LIABILITIES

Accrued liabilities consisted of the following:

	September 30, 2025	September 30, 2024
Wages accrual	$102,397	$99,400
Expenses accrual	131,115	32,385
Payroll tax accrual	-	2,400
Credit card accrual	18,546	8,930
Total accrued liabilities	$252,058	$143,115

F-11

7. OTHER CURRENT LIABILITIES

Other current liabilities as of September 30, 2024 consisted entirely of a customer deposit received during the period for which the order was subsequently cancelled. The amount was refunded back to the customer during the year ended September 30, 2025.

8. STOCKHOLDERS’ EQUITY

Upon formation, the authorized capital of the Company was 100,000,000 shares consisting of 100,000,000 shares of common stock, par value $0.0001.

Ordinary Shares

The Company’s common shares do not include any dividend or liquidation preferences, participation rights, call prices or unusual voting rights.

Share Cancellation

During October of 2025, certain founders and other Company shareholders voluntarily surrendered an aggregate of 31,752,690 shares of Common Stock to the Company for no consideration. Consequently, as of the date of the filing, the Company had 9,440,362 shares of Common Stock outstanding. The cancellation was not given retroactive effect on the balance sheet as, pursuant to SAB Topic 4.C, it was not a stock dividend, stock split or reverse split.

9. SHARE BASED COMPENSATION

2024 Equity Incentive Plan

On July 1, 2024, the Company’s board of directors approved the Company’s 2024 Equity Incentive Plan (the “Plan”), which was designed to attract, retain and motivate key employees, officers, consultants, and directors of the Company (collectively, the “Eligible Persons”) to promote the success of the Company’s business. The Plan authorizes the award to Eligible Persons of stock options, restricted stock, restricted stock units, or other stock-based awards granted under the Plan. Under the Plan, the Company reserved 10.4 million shares of its stock for issuance to eligible persons.

Stock Options

The stock options granted during fiscal year 2025 and 2024 have various vesting schedules, ranging from immediate vests to a three-year period and stock-based compensation expense is recognized on a straight-line basis over the requisite service period as services are performed throughout that vesting period. Stock option activity for the period was as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Nonvested at September 30, 2024	4,025,000	$0.05
Granted	6,996,677	$0.05
Vested	(3,289,455)	$0.05
Forfeited	(3,135,000)	$0.05
Nonvested at September 30, 2025	4,597,222	$0.05	9.0	$-
Exercisable at September 30, 2025	3,289,455	$0.05	9.0	$-

F-12

The weighted average grant date fair value options granted during each of the two years ended September 30, 2025 was $0.49.

The Company utilizes the Black Scholes valuation model to determine the fair value of its granted options. A description of the significant assumptions used to estimate the fair value of share-based compensation awards was as follows:

Fiscal Periods Ended September 30, 2025 and 2024
Expected volatility	90%
Risk free interest rate	4.0%
Expected term	10 years
Expected dividends	-
Current price input	0.50

The Company utilized the practical expedient in ASC 718-10-30 to estimate the fair value of its underlying shares.

As of September 30, 2025, there was approximately $1.8 million of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted. That cost is expected to be recognized over a weighted-average period of 1.0 year. The Company recognized $1,932,864 and $158,972 of stock-based compensation during its fiscal years ended September 30, 2025 and 2024, respectively.

10. INCOME TAXES

The Company accounts for income taxes under ASC 740 - Income Taxes (“ASC 740”), which provides for an asset and liability approach of accounting for income taxes. Under this approach, deferred tax assets and liabilities are recognized based on anticipated future tax consequences, using currently enacted tax laws, attributed to temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts calculated for income tax purposes. The Company did not recognize any current or deferred taxes for its fiscal year ended September 30, 2025.

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. The Company assessed the need for a valuation allowance against its net deferred tax assets and determined a full valuation allowance is required since the Company has no history of generating taxable income.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at September 30, 2025 and 2024 is as follows:

	September 30,
	2025	2024
Federal Statutory Rate	21%	21%
State tax, net of income tax benefit	0%	0%
Effect of permanent difference	-11%	-0.1%
Change in valuation allowance	-10%	-20.9%
	-	-

F-13

Further, the components of our deferred tax assets and liabilities, which were fully offset with a valuation allowance, were as follows as of September 30, 2025 and 2024:

	September 30,
Deferred Tax Assets:	2025	2024
Operating loss carryforward	$454,843	$38,575
Start-up costs	-	1,103
Total Deferred Tax Assets	$454,843	$39,678

Deferred Tax Liabilities:
Depreciation	$(295)	$(225)
Total deferred tax liabilities	(295)	(225)

Net deferred tax assets	454,549	39,453
Valuation allowance	(454,549)	(39,453)
Total net deferred tax assets	$-	$-

The Company’s ability to utilize net operating loss carryforwards will depend on its ability to generate adequate future taxable income. Future utilization of the net operating loss carry forwards is subject to certain limitations under Section 382 of the Internal Revenue Code. As of September 30, 2025, the Company had federal and state net operating loss carryforwards available to offset future taxable income in the amounts of approximately $2,160,666, which does not expire.

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

11. CONCENTRATION OF CUSTOMERS

Revenues from two customers of the Company represented $3.5 million and $0.2 million, or 94% and 6%, of the Company’s revenues for its fiscal year ended September 30, 2025. Revenues from two customers of the Company represent $5.3 million and $1.6 million, or 77% and 23%, of the Company’s revenues for its fiscal year ended September 30, 2024.

12. SUBSEQUENT EVENTS

Common Stock Cancellations

Effective as of October 8, 2025, certain founders and other Company shareholders voluntarily surrendered an aggregate of 31,752,690 shares of Common Stock to the Company for no consideration. Consequently, as of the date of the filing, the Company had 9,440,362 shares of Common Stock outstanding.

F-14

VERTICAL DATA INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED AS OF JUNE 30, 2026 AND AUDITED AS OF SEPTEMBER 30, 2025)

	As of June 30,	As of September 30,
	2026	2025
ASSETS
Current assets:
Cash	$5,605,847	$372,718
Prepaid expenses and other current assets	4,332,653	144,994
Total current assets	9,938,500	517,712

Property and equipment, net	1,185	1,457

Total assets	$9,939,685	$519,169

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$21,693	$-
Accrued expenses	293,474	252,058
Contract liability	9,029,272	-
Other current liabilities	1,135,364	-
Total current liabilities	10,479,803	252,058
Total liabilities	10,479,803	252,058

Equity (deficit):
Common stock, $ 0.0001 par value, 100,000,000 shares authorized; 13,637,824 and 41,193,052 shares issued and outstanding at June 30, 2026 and September 30, 2025, respectively.	1,364	4,119
Additional paid in capital	6,855,010	4,433,669
Accumulated other comprehensive income	1,612	-
Accumulated deficit	(7,391,283)	(4,170,677)
Total Vertical Data Inc. (deficit) equity	(533,297)	267,111
Non-controlling interests	(6,821)	-
Total stockholders’ equity	(540,118)	267,111
Total liabilities and equity (deficit)	$9,939,685	$519,169

The accompanying notes are an integral part of these unaudited financial statements.

F-15

VERTICAL DATA INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2026	2025	2026	2025

Revenue	$247,212	$-	$872,212	$3,666,000
Cost of sales	-	-	482,900	3,598,000
Gross margin	$247,212	$-	389,312	68,000

Operating expenses:
General and administrative	1,492,287	798,085	3,617,023	3,108,539
Total operating expenses	1,492,287	798,085	3,617,023	3,108,539

Loss from operations	(1,245,075)	(798,085)	(3,227,711)	(3,040,539)

Net loss	(1,245,075)	(798,085)	(3,227,711)	(3,040,539)
Less: Net loss attributable to non-controlling interest	(7,105)	-	(7,105)	-
Net loss attributable to Vertical Data Inc. shareholders	$(1,237,970)	$(798,085)	$(3,220,606)	$(3,040,539)

Net loss per common share attributable to Vertical Data Inc.:
Basic and diluted	$(0.09)	$(0.02)	$(0.26)	$(0.08)

Weighted average common shares outstanding:
Basic and diluted	13,304,413	41,193,052	12,359,567	40,380,437

Comprehensive loss:
Net loss	(1,245,075)	(798,085)	(3,227,711)	(3,040,539)
Foreign currency translation	1,896	-	1,896	-
Comprehensive loss	(1,243,179)	(798,085)	(3,225,815)	(3,040,539)
Less: Comprehensive loss attributable to non-controlling interest	(6,821)	-	(6,821)	-
Comprehensive loss attributable to Vertical Data Inc. shareholders	$(1,236,358)	$(798,085)	$(3,218,994)	$(3,040,539)

The accompanying notes are an integral part of these unaudited financial statements.

F-16

VERTICAL DATA INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(UNAUDITED)

	Common Stock			Accumulated Other Comprehensive	Accumulated	Total Vertical Data Inc. Stockholders’	Non-controlling	Total
	# of Shares	Amount	APIC	Income	Deficit	Equity	Interests	Equity

September 30, 2024	38,397,052	3,839	1,102,685	-	(350,599)	755,925	-	755,925
Issuance of common stock	2,186,000	219	1,093,181	-	-	1,093,400	-	1,093,400
Stock-based compensation	-	-	464,118	-	-	464,118	-	464,118
Net loss	-	-	-	-	(837,458)	(837,458)	-	(837,458)
December 31, 2024	40,583,052	4,058	2,659,984	-	(1,188,057)	1,475,985	-	1,475,985
Issuance of common stock	610,000	61	304,939	-	-	305,000	-	305,000
Stock-based compensation	-	-	980,614	-	-	980,614	-	980,614
Net loss	-	-	-	-	(1,404,996)	(1,404,996)	-	(1,404,996)
March 31, 2025	41,193,052	4,119	3,945,537	-	(2,593,053)	1,356,603	-	1,356,603
Stock-based compensation	-	-	343,643		-	343,643	-	343,643
Net loss	-	-	-		(798,085)	(798,085)	-	(798,085)
June 30, 2025	41,193,052	4,119	4,289,180	-	(3,391,138)	902,161	-	902,161

September 30, 2025	41,193,052	4,119	4,433,669	-	(4,170,677)	267,111	-	267,111
Issuance of common stock	364,000	36	181,964	-	-	182,000	-	182,000
Common stock cancellation	(31,752,690)	(3,175)	3,175	-	-	-	-	-
Employee stock-based compensation	-	-	266,076	-	-	266,076	-	266,076
Net loss	-	-	-	-	(652,635)	(652,635)	-	(652,635)
December 31, 2025	9,804,362	980	4,884,884	-	(4,823,312)	62,552	-	62,552
Issuance of common stock	280,000	28	104,771	-	-	104,799	-	104,799
Employee stock-based compensation	2,009,379	201	852,694	-	-	852,895	-	852,895
Non-employee stock-based compensation	-	-	51,533	-	-	51,533	-	51,533
Net loss	-	-	-	-	(1,330,001)	(1,330,001)	-	(1,330,001)
March 31, 2026	12,093,741	1,209	5,893,882	-	(6,153,313)	(258,222)	-	(258,222)
Issuance of common stock	-	-	355,000	-	-	355,000	-	355,000
Employee stock-based compensation	1,441,018	145	606,138	-	-	606,283	-	606,283
Non-employee stock-based compensation	103,065	10	(10)	-	-	-	-	-
Foreign currency translation	-	-	-	1,612	-	1,612	284	1,896
Net loss	-	-	-	-	(1,237,970)	(1,237,970)	(7,105)	(1,245,075)
June 30, 2026	13,637,824	1,364	6,855,010	1,612	(7,391,283)	(533,297)	(6,821)	(540,118)

The accompanying notes are an integral part of these unaudited financial statements.

F-17

VERTICAL DATA INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended June 30,
	2026	2025
Cash flows from operating activities:
Net loss	$(3,227,711)	$(3,040,539)
Adjustments to reconcile net (loss) income to net cash used in operating activities
Employee stock-based compensation	1,725,053	1,788,375
Non-employee stock-based compensation	51,533	-
Depreciation expense	272	240
Changes in operating assets and liabilities:
Prepaid expenses	(4,075,159)	(146,448)
Other current assets	-	664,000
Accounts payable	21,693	-
Accrued expenses	41,416	(135,275)
Contract liability	9,029,272	-
Other current liabilities	1,085,364	(219,370)
Net cash provided by (used in) operating activities	$4,651,733	$(1,089,017)

Cash flows from investing activities:
Purchase of property and equipment	-	(459)
Net cash used in investing activities	$-	$(459)

Cash flows from financing activities:
Issuance of common stock	642,000	1,398,400
Payments on insurance premium financing payable	(62,500)	-
Net cash provided by financing activities	$579,500	$1,398,400

Effect of foreign currency translation on cash	1,896	-

Net change in cash and cash equivalents	$5,233,129	$308,924
Cash and cash equivalents, beginning of period	372,718	427,722
Cash and cash equivalents, end of period	$5,605,847	$736,646

Supplemental disclosures of cash flow information:
Cash paid for interest	$2,593	-
Supplemental disclosures of non-cash investing and financing activities:
Insurance premiums financed with issuance of a liability	112,500	-

The accompanying notes are an integral part of these unaudited financial statements.

F-18

VERTICAL DATA INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

Vertical Data Inc. (the “Company”) was incorporated in Nevada on May 3, 2024 and has a fiscal year-end of September 30. The Company is primarily focused on the sale of artificial intelligence related hardware. The Company hopes to expand its service offerings in the future to include technology consulting, design and engineering, project management, systems integration, system installation and facilities management. The Company’s corporate office is located in Las Vegas, Nevada.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND NEW ACCOUNTING STANDARDS

The accompanying notes to the Company’s unaudited interim financial statements have been prepared in accordance with the requirements of ASC 270, Interim Reporting and Article 8 of Regulation S-X. To that extent, footnote disclosure which would substantially duplicate the disclosure contained in the Company’s latest audited financial statements has been omitted.

In the opinion of management, these unaudited interim consolidated financial statements include all adjustments and accruals, consisting only of normal, recurring adjustments that are necessary for a fair statement of the results of all interim periods reported herein. The results of the interim periods are not necessarily indicative of the results expected for the full fiscal year or any other interim period or any future year or period.

Basis of Presentation

The accompanying financial statements have been prepared using the accrual basis of accounting in accordance with generally accepted accounting principles (“GAAP”) promulgated in the United States of America. The financial statements include Vertical Data Inc. and its subsidiaries Vertical Data Nordic AB (“VD Nordica”) and VDCA Inc. as of June 30, 2026. VD Nordica and VDCA Inc. were established in Sweden and Canada, respectively, for the purpose of conducting business operations in those countries. To that extent, the company owns 85% of the outstanding shares of VD Nordica with the remaining 15% ownership presented as non-controlling interest on the face of our financial statements. Further, VDCA Inc. did not commence principal operations as of June 30, 2026. The Company’s fiscal year-end is September 30.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. The Company bases its estimates on historical experience and on various assumptions that are believed to be reasonable, the results of which form the basis for the amounts recorded in the financial statements.

Recognition of Revenue from Contracts with Customers

The Company recognizes revenue from its contracts with customers in accordance with the core principle outlined in ASC 606 Revenue from Contracts with Customers. Specifically, the Company recognizes revenue “to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services”. To that extent, the Company recognizes revenue in accordance with the ASC Topic by applying the following five steps:

●	Step 1-Identify the contract(s) with a customer
●	Step 2-Identify the performance obligations in the contract
●	Step 3-Determine the transaction price
●	Step 4-Allocate the transaction price to the performance obligations in the contract
●	Step 5-Recognize revenue when (or as) the Company satisfies a performance obligation

IT Equipment Sales

The Company’s IT equipment sales contracts with its customers currently contain a single performance obligation comprised solely of the sale of IT equipment. To that extent, the Company does not provide any installation or customization services at this time that might be considered a separate performance obligation. Further, as noted above, revenue is recognized at a point in time upon delivery of the equipment to the customer at the agreed upon location. The Company does not extend payment terms to its customers; payment for equipment is received via wire transfer at or before delivery. When the Company receives consideration from a customer in advance of transferring the equipment, the amount received is recorded as a contract liability and recognized as revenue upon delivery of the equipment to the customer at the agreed-upon location, which is the point at which control transfers.

During the interim period ended June 30, 2026, the Company recognized a $9.0 million customer prepayment primarily related to the future sale of computer equipment to the customer. The Company expects to recognize the amount to revenue during the period ended December 31, 2026.

F-19

Billing Service Revenue

The Company enters into arrangements under which it provides billing services on behalf of third-party vendors to end customers. Under such arrangements, the Company bills the end customer for the full amount of goods or services provided by the vendor, retains a portion of the amount billed as consideration for its billing services, and remits the remainder to the vendor. In accordance with ASC 606, the Company determined that it was the agent in these transactions and therefore recognized revenue on a net basis.

The Company’s revenue for the three and nine months ended June 30, 2026 disaggregated by service type was as follows:

	Three Months Ended June 30,		Nine Months Ended June 30,
	2026	2025	2026	2025

IT hardware sales	$-	$-	$625,000	$3,666,000
Billing service revenue	247,212	-	247,212	-
Total revenue	$247,212	$-	$872,212	$3,666,000

Translation of Foreign Operations

The financial results and position of foreign operations whose functional currency is different from the Company’s presentation currency are translated as follows:

●	assets and liabilities are translated at period-end exchange rates prevailing at that reporting date;
●	equity is translated at historical exchange rates; and
●	income and expenses are translated at average exchange rates for the period.

Exchange differences arising on translation of foreign operations are recognized in accumulated other comprehensive loss in the consolidated financial statements. During the nine months ended June 30, 2026, the Company had one operating subsidiary with a functional currency other than the U.S. dollar.

The relevant translation rates are as follows:

		Period End June 30, 2026	Average 9 Months Ended June 30, 2026	Average 3 Months Ended June 30, 2026
USD	U.S. Dollar	1.0000	1.0000	1.0000
SEK	Swedish Krona	0.1031	0.1081	0.1067

Foreign Currency Transactions

Transactions denominated in currencies other than the functional currency of the applicable entity are initially recorded using the exchange rate in effect on the transaction date. Monetary assets and liabilities denominated in foreign currencies are remeasured at the applicable exchange rate at each reporting date. Foreign currency transaction gains and losses resulting from settlement of such transactions and from remeasurement of monetary assets and liabilities are recognized in the consolidated statements of operations in the period in which they arise.

Non-Controlling Interest

In accordance with ASC 810, Consolidation, the Company consolidates entities in which it has a controlling financial interest. Further, for less than wholly owned subsidiaries, the Company will present on the face of its consolidated financial statements i) the amounts of consolidated net income and consolidated comprehensive income and ii) the related amounts of each attributable to the parent and the noncontrolling interest.

Stock-Based Compensation

The Company accounts for its stock-based compensation awards in accordance with ASC Topic 718, Compensation—Stock Compensation (“ASC 718”). ASC 718 requires all stock-based payments, including grants of employee stock options, to be recognized in the statements of operations by measuring the fair value of the award on the date of grant and recognizing this fair value as stock-based compensation over the requisite service period, generally the vesting period.

The Company estimates the grant date fair value of stock option awards using the Black-Scholes option-pricing model. The use of the Black-Scholes option-pricing model requires management to make assumptions with respect to the fair value of our underlying shares, the expected term of the option, the expected volatility of our Common Stock, the risk-free interest rates and expected dividend yield of our Common Stock.

Segments

The Company currently reports under a single operating segment, which constitutes all of the consolidated entity. Further, the Company’s CODM, which is its CEO, reviews the entity-wide operating results and performance. As such, the measure of profit or loss for the segment is net loss as presented in our consolidated statement of operations.

Concentrations of Credit Risk, Customers and Vendors

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company maintains its cash balances with financial institutions which, at times, may exceed federally insured limits. The Company has not experienced any losses on such accounts and believes it is not exposed to significant credit risk related to its cash balances.

The Company’s revenues are concentrated among a limited number of customers. For the three months ended June 30, 2026, one customer accounted for approximately 100% of total revenue. For the nine months ended June 30, 2026, customers representing 10% or more of revenue accounted for 100% of total revenue. The loss of a significant customer or a material reduction in business with such customer could adversely affect the Company’s results of operations.

The Company also purchases equipment and services from a limited number of vendors. As of June 30, 2026, 100% of the Company’s vendor deposits were associated with one vendor. The Company’s operations may therefore be affected by its ability to obtain equipment and services from these vendors on acceptable terms and within required delivery timelines.

The Company operates primarily in the United States and, through its majority-owned subsidiary VD Nordica, has commenced operations in Sweden. For the three and nine months ended June 30, 2026, substantially all of the Company’s revenue was generated from customers located in United States. The Company’s foreign operations expose it to risks associated with foreign currency movements and operating in foreign jurisdictions.

F-20

Recent Accounting Pronouncements

In November 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-07, Segment Reporting—Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which requires incremental disclosures related to a public entity’s reportable segments. Required disclosures include, on an annual and interim basis, significant segment expenses that are regularly provided to the CODM and included within each reported measure of segment profit or loss, an amount for other segment items (which is the difference between segment revenue less segment expenses and less segment profit or loss) and a description of its composition, the title and position of the CODM, and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. The standard also permits disclosure of more than one measure of segment profit. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The Company adopted the new standard on September 30, 2025. The adoption of the new standard did not have a material impact to our financial statements.

In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40). The amendments in this update require disclosure, in the notes to financial statements, of specified information about certain costs and expenses at each interim and annual reporting period. The amendments are effective for annual periods beginning after December 15, 2026, and reporting periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of the new ASU to its financial statements.

3. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses consisted of the following:

	June 30, 2026	September 30, 2025
Prepaid commissions	$245,163	$132,625
Vendor deposits	3,999,990	-
Prepaid insurance	87,500	-
Other	-	12,369
Prepaid expenses and other current assets	$4,332,653	$144,994

As of June 30, 2026 and September 30, 2025, prepaid expenses totaled $4,332,653 and $144,994, respectively. Vendor deposits of $3,999,990 as of June 30, 2026 represent payments made to the Company’s equipment vendor for the purchase of equipment on behalf of its customers. The Company did not receive the equipment as of the June 30, 2026 balance sheet date.

4. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

Description	June 30, 2026	September 30, 2025
Tools, machinery, and equipment	$1,811	$1,811
Less – accumulated depreciation	(626)	(354)
Total property and equipment, net	$1,185	$1,457

Total depreciation expense was $91 and $272 for three and nine months ended June 30, 2026, respectively, and $90 and $240 for the three and nine months ended June 30, 2025, respectively.

5. ACCRUED EXPENSES

Accrued liabilities consisted of the following:

	June 30, 2026	September 30, 2025
Wages accrual	$9,000	$102,397
Expenses accrual	284,474	149,661
Total accrued liabilities	$293,474	$252,058

6. OTHER CURRENT LIABILITIES

	June 30, 2026	September 30, 2025
Payable to counterparty	$1,085,364	$-
Insurance premium financing payable	50,000	-
Total other current liabilities	$1,135,364	$-

Payable to Counterparty

During the three months ended June 30, 2026, the Company provided billing services on behalf of a third-party counterparty, which resulted in cash receipts from the end customer of $1,867,824. Of this amount, $247,212 was recognized as billing service revenue, $535,248 was remitted to the counterparty during the period and the remaining $1,085,364 was recorded as a payable to the counterparty as of June 30, 2026. The Company remitted this payable balance to the counterparty during July 2026.

F-21

Insurance Premium Financing Payable

On January 30, 2026, the Company entered into a premium financing agreement to fund an annual Director and Officer (D&O) insurance policy. The agreement provided for a total financed amount of $112,500, representing the premium balance after a down payment of $37,500. The note carries a finance charge of $4,667, resulting in an initial total obligation of $117,167.

The note is payable in 9 equal monthly installments of $13,019, maturing on October 30, 2026. The total finance charge of $4,667 is amortized as interest expense over the term of the agreement within general and administrative in the statement of operations. As of June 30, 2026, the outstanding principal balance of this note, net of unamortized discount, was $50,000 and was included in other current liabilities in our consolidated interim balance sheet.

7. STOCKHOLDERS’ EQUITY

Upon formation, the authorized capital of the Company was 100,000,000 shares consisting of 100,000,000 shares of common stock, par value $0.0001.

Common Stock

The Company’s common shares do not include any dividend or liquidation preferences, participation rights, call prices or unusual voting rights.

Common Stock Sales

During the three months ended June 30, 2026, the Company sold 85,000 shares of Company stock for net proceeds of $255,000. The 85,000 shares of common stock were not issued as of the date of this filing.

During the three months ended the Company collected $100,000 for prior quarter common stock sales and issuances.

During the nine months ended June 30, 2026, the Company sold 729,000 shares of Company stock for net proceeds of $577,000. Of these 729,000 shares of common stock, 85,000 shares of common stock were not issued as of the date of this filing.

Share Cancellation

During October of 2025, certain founders and other Company shareholders voluntarily surrendered an aggregate of 31,752,690 shares of Common Stock to the Company for no consideration. The cancellation was not given retroactive effect on the balance sheet as, pursuant to SAB Topic 4.C, it was not a stock dividend, stock split or reverse split.

Stock Option Cancellations

During October of 2025, the Company cancelled 4,531,738 stock options, including 2,426,488 stock options that were issued to five individuals. The Company recorded an immaterial amount of incremental stock-based compensation expense related to these cancellations.

Stock Option Exercises

During the nine months ended June 30, 2026, the Company issued 2,016,097 shares of common stock upon the exercise of stock options at a weighted average exercise price of $0.03, resulting in proceeds of approximately $65,000.

Common Stock Issued for Services

During the three months ended March 31, 2026, the Company entered into an agreement with a service provider for to settle an existing obligation through the future issuance of 103,065 shares resulting in the settlement of liabilities totaling $51,533. No gain or loss was recognized from recognition of the transaction. These 103,065 shares of common stock were issued during the three months ended June 30, 2026.

During the three months ended March 31, 2026, the Company entered into agreements with various service providers to settle existing obligations through the future issuance of 864,900 shares resulting in the settlement of liabilities totaling $432,450. No gain or loss was recognized from recognition of the transaction. These 864,900 shares were issued during the three months ended June 30, 2026.

During the three months ended March 31, 2026, the Company entered into agreements with two employees for the payment of bonuses through the future issuance of 360,000 shares resulting in the settlement of liabilities totaling $180,000. No gain or loss was recognized from the transaction. These 360,000 shares were issued during the three months ended June 30, 2026.

During the three months ended June 30, 2026, the Company entered into agreements with various service providers to settle existing obligations through the issuance of 59,400 shares resulting in the settlement of liabilities totaling $190,080. No gain or loss was recognized from recognition of the transaction.

During the three months ended June 30, 2026, the Company issued 150,000 shares of common stock in the form of a restricted stock awards to a service provider. This award vests over a period of twenty-four months in eight equal quarterly installments. The total grant date fair value of the award was $249,000 and is being expensed on a ratable basis over the vesting period.

8. SUBSEQUENT EVENTS

In accordance with ASC 855 Subsequent Events, the Company has evaluated events and transactions subsequent to June 30, 2026 through the date these financial statements were issued. Management did not identify any subsequent events that would require disclosure in these consolidated financial statements, other than the items described below.

Sale of Common Stock

Subsequent to June 30, 2026 and through September 28, 2026, the Company sold an aggregate of 1,373,152 shares of common stock at a purchase price of $3.00 per share for aggregate gross proceeds of $4,119,456.

Other Issuance of Common Stock

On July 8, 2026, the Company issued 7,518 restricted shares of common stock to a vendor as consideration for services.

Officer Changes

Effective August 17, 2026, Christopher Creatura was appointed to serve as the Company’s Chief Credit Officer and ceased serving as the Company’s Chief Financial Officer, principal financial officer and principal accounting officer. Effective the same date, Christopher S. Downs was appointed to serve as the Company’s Interim Chief Financial Officer, principal financial officer, principal accounting officer and Corporate Secretary.

Restricted Stock Unit Grants

On September 16, 2026, the Board of Directors granted an aggregate of 188,222 restricted stock units to certain officers and directors of the Company under the Vertical Data Inc. 2024 Incentive Plan. The restricted stock units were 100% vested as of the grant date, settle solely in shares of common stock on a one-for-one basis and are not subject to any continued service requirement.

Amendments to Charter Documents

On September 17, 2026, at the Company’s 2026 Annual Meeting of Stockholders, the Company’s stockholders approved (i) the Amended and Restated Bylaws of the Company, and (ii) the Certificate of Amendment to the Company’s Articles of Incorporation (the “Certificate of Amendment”). The Amended and Restated Bylaws were previously approved by the Board and become effective immediately upon the approval by the Company’s stockholders. The Certificate of Amendment was previously approved by the Board and became effective upon its filing with the Secretary of State of the State of Nevada (the “Nevada Secretary of State”) which occurred on September 24, 2026. Upon the filing of the Certificate of Amendment with the Nevada Secretary, the Company is now authorized to issue 110,000,000 shares at the par value of $0.0001 per share, consisting of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. No shares of preferred stock have been issued.

Acquisition of Data Center Facility

In July 2026, Vertical Edge LLC, a joint venture in which the Company holds a 50% interest, completed the acquisition of a data center facility located in Chicago, Illinois, funded principally by an affiliate of Strategic Value Partners, LLC.

Data Center Purchase Agreement

In September 2026, the Company’s majority-owned subsidiary, Vertical Data Nordic AB, entered into a definitive purchase agreement to acquire an existing industrial data center site in Central Sweden. Completion of the acquisition remains subject to financing, corporate approvals, regulatory clearances and other customary conditions.

F-22

VERTICAL DATA INC.

1,373,152 SHARES OF COMMON STOCK

PROSPECTUS

, 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

As used in this Part II, unless the context indicates or otherwise requires, the terms “we”, “us”, “our”, the “Company”, the “Registrant” and “Vertical Data” refer to Vertical Data Inc., a Nevada corporation.

Item 13. Other Expenses of Issuance and Distribution

Set forth below is an estimate (except for the SEC registration fee, which is $1,082.80, but rounded up to the nearest dollar in the table below) of the approximate amount of the types of fees and expenses listed below that were paid or are payable by us in connection with the issuance and distribution of the shares of common stock to be registered by this registration statement. None of the expenses listed below are to be borne by any of the Selling Stockholders named in the prospectus that forms a part of this registration statement.

Expense	Amount
SEC Registration Fee	$680
Accounting Fees and Expenses	$10,000
Legal Fees and Expenses	$35,000
Transfer Agent Fees and Expenses	$3,000
Miscellaneous Fees and Expenses	$1,320
Total	$50,000

Item 14. Indemnification of Directors and Officers.

Our Bylaws provide that every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a, director or officer of the corporation or is or was serving at the request of the corporation or for its benefit as a director or officer of another corporation, or as its representative a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Such right of indemnification is a contractual right, which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaws, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under Article Eleven of our Bylaws. The Board of Directors may cause the Registrant to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person. The Board of Directors may from time to time adopt further Bylaws with respect to indemnification and may amend such Bylaws to provide at all times the fullest indemnification permitted by the laws of the state of Nevada.

NRS 78.7502 permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person (i) is not liable pursuant to NRS 78.138 and (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. In a derivative action (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or the suit if such person (i) is not liable pursuant to NRS 78.138 and (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought or some other court of competent jurisdiction determines that such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

II-1

We may enter into indemnification agreements with our directors and certain officers, in addition to the indemnification provided in the NRS and our Bylaws and intend to enter into indemnification agreements with current and any new directors and officers in the future.

We maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

The foregoing discussion of our Bylaws, indemnification agreements, indemnity agreement, and Nevada law is not intended to be exhaustive and is qualified in its entirety by such Bylaws, indemnification agreements, indemnity agreement, or law.

Item 15. Recent Sales of Unregistered Securities.

Except as set forth below, since its inception, the Registrant has not issued any securities that were not registered under the Securities Act of 1933, as amended (the “Securities Act”). All of the securities described below were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act, Rule 506 of Regulation D promulgated thereunder and Regulation S under the Securities Act on the basis that there was no public offering. The recipients both had access, through their relationship with us, to information about us and represented that they were accredited investors and/or not “U.S. Persons.” The sales of these securities were made without any general solicitation or advertising.

●

From June 1, 2024 through September 30, 2024, the Registrant issued 36,503,000 founders shares of common stock at par value to various individuals. The Registrant received approximately $500 in consideration for the issued common shares.

Subsequently, in October 2025, certain of the founders and other Company stockholders voluntarily surrendered an aggregate of 31,752,690 shares of the Registrant’s common stock for no consideration. Following the surrender of these shares, there were a total of 9,440,362 shares of common stock issued and outstanding. For sake of completeness, included below is the total number of founder shares issued to these individuals:

Founding Stockholders(1)	Shares
AASD Investments LLC (Deven Soni)	10,500,000
TDK Cashflow Ltd. (Trevor Koverko)	10,000,000
Christopher W Johnson	3,500,000
Alpha Nine Ventures LTD (Ryan McMillan)	1,700,000
Robert Hackett	1,700,000
Christopher Creatura	1,600,000
David Hackett	1,000,000
Z List Media, Inc. (James Altucher)	664,000
Roth Hill, Inc. (Robert Douglas Hill)	664,000
Ambiguous Ventures, Inc. (Ty Neely)	664,000
Timothy J Collins	664,000
McMillan Co. (Ryan McMillan)	664,000
PC2ATX, LLC (Robert & Patricia Byrn)	664,000
Huey Co. LLC (Caleb Huey)	664,000
Goal Capital Inc. (Danny Gravelle)	600,000
Jesse Nickel	500,000
Surekha Kanakia	500,000
Robert Babbage	125,000
Bob Babbage Sr.	50,000
Amir Haboosheh	50,000
Hamid Djam	30,000
Total	36,503,000

●	From July 1, 2024 through September 30, 2024, the Registrant granted an aggregate of 4,025,000 options to purchase shares of common stock to certain employees, consultants and directors.

●	From October 1, 2024 through September 30, 2025, the Registrant granted an aggregate of 6,996,677 options to certain employees, consultants and directors.

II-2

●

Subsequent to September 30, 2025, the Registrant granted an aggregate of 662,500 options to certain consultants.

August 2026 Private Placement

On August 11, 2026, the Registrant closed a private placement transaction (the “August 2026 Offering”) of an aggregate of 1,373,152 shares of its common stock, at a purchase price of $3.00 per share, for aggregate gross proceeds of $4,119,456. These shares were sold pursuant to subscription agreements entered into between the Registrant and the purchasers. The August 2026 Offering was non-brokered and no underwriting discounts or commissions were paid. The Registrant intends to use the net proceeds from the August 2026 Offering for general corporate purposes and working capital.

September 2026 Restricted Stock Unit Grants

On September 16, 2026, the Registrant granted an aggregate of 188,222 restricted stock units under the Vertical Data Inc. 2024 Incentive Plan to certain of its officers and directors, as follows: Deven Soni, 81,118; Christopher Creatura, 43,680; David Hackett, 31,712; and Jaime Leverton, 31,712. Each restricted stock unit represents the right to receive one share of common stock, settles solely in shares of common stock on a one-for-one basis and was 100% vested as of the grant date. The restricted stock units were granted in reliance on the exemptions from registration provided by Section 4(a)(2) of the Securities Act, Rule 506(b) of Regulation D promulgated thereunder and Rule 701 promulgated thereunder.

The shares issued in the August 2026 Offering were offered and sold to “accredited investors,” as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), and to persons who are not “U.S. Persons,” as defined in Rule 902 of Regulation S under the Securities Act, in reliance on the exemptions from registration provided by Section 4(a)(2) of the Securities Act, Rule 506 of Regulation D promulgated thereunder and Regulation S under the Securities Act. Each purchaser made customary representations to us regarding its status and investment intent. The shares issued in the August 2026 Offering are restricted securities and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from registration. The Registrant is filing with the SEC this registration statement on Form S-1 to fulfill our contractual obligations under the August 2026 Subscription Agreements to register the 1,373,152 shares of our common stock for resale.

July 2026 Issuance

On July 8, 2026, the Registrant issued 7,518 restricted shares of common stock to a vendor as consideration for services. The shares were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

Three Months Ended June 30, 2026

During the three months ended June 30, 2026, we also entered into the following transactions with respect to our equity securities: (i) issued and sold 85,000 shares of common stock for gross proceeds of $255,000 to certain accredited investors, which did not include any underwriting discounts or commissions, (ii) issued 1,544,083 shares of common stock for employee and non-employee stock based compensation (of which 1,327,965 shares were granted during the three months ended March 31, 2026 and issued during the three months ended June 30, 2026), and (iii) issued 6,718 shares of common stock on June 1, 2026 upon the exercise of stock options for aggregate proceeds of $335.90, and (iv) granted 430,000 stock options to purchase common stock for employee and non-employee stock based compensation.

Three Months Ended March 31, 2026

During the three months ended March 31, 2026, the Registrant (i) issued and sold 280,000 shares of common stock for aggregate consideration of $40,000 and (ii) issued 2,009,379 shares of common stock upon the exercise of stock options.

Three Months Ended December 31, 2025

During the three months ended December 31, 2025, the Registrant issued and sold 364,000 shares of common stock for aggregate consideration of $182,000.

Fiscal Year Ended September 30, 2025

During the three months ended December 31, 2024, the Registrant issued and sold 2,186,000 shares of common stock for aggregate consideration of $1,093,400. During the three months ended March 31, 2025, the Registrant issued and sold 610,000 shares of common stock for aggregate consideration of $305,000.

Period from July 1, 2024 through September 30, 2024

From July 1, 2024 through September 30, 2024, the Registrant issued and sold 1,894,052 shares of common stock for aggregate consideration of $946,966.

Item 16. Exhibits and Financial Statements Schedules.

(a) Exhibits.

See the Exhibit Index immediately following the signature page hereto, which is incorporated into this Item 16 by reference.

II-3

(b) Financial Statements Schedules.

No financial statement schedules are provided because the information called for is not applicable or not required or is shown in the financial statements or the notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended.

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act to any purchaser: If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

7. The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, State of Nevada, on October 2, 2026.

VERTICAL DATA INC.

By:	/s/ Deven Soni
Name:	Deven Soni
Title:	Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Deven Soni and Christopher S. Downs, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Name	Position	Date

/s/ Deven Soni	President, Chief Executive Officer and Chairman of the Board of Directors	October 2, 2026
Deven Soni	(Principal Executive Officer)

/s/ Christopher S. Downs	Interim Chief Financial Officer and Secretary	October 2, 2026
Christopher S. Downs	(Principal Financial Officer and Principal Accounting Officer)

/s/ David Hackett	Director	October 2, 2026
David Hackett

/s/ Jaime Leverton	Director	October 2, 2026
Jaime Leverton

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EXHIBIT INDEX

Exhibit Number	Name/Identification of Exhibit
3.1	Articles of Incorporation of Vertical Data Inc. (incorporated by reference to Form S-1 (File No. 333-284187) filed with the Securities and Exchange Commission on January 10, 2025)
3.2	Amended and Restated Bylaws of Vertical Data Inc. (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K/A (File No. 000-56812) filed with the Securities and Exchange Commission on October 2, 2026)
3.3	Certificate of Amendment to the Articles of Incorporation of Vertical Data Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K/A (File No. 000-56812) filed with the Securities and Exchange Commission on October 2, 2026)
5.1*	Opinion of Lucosky Brookman LLP
10.1**	Employment Agreement between Vertical Data Inc. and Deven Soni (incorporated by reference to Form S-1/A filed with the Securities and Exchange Commission on May 2, 2025)
10.2**	Consulting Agreement between Vertical Data Inc. and Christopher Creatura (incorporated by reference to Form S-1/A filed with the Securities and Exchange Commission on May 2, 2025)
10.3**	Consulting Agreement between Vertical Data Inc. and Christopher Johnson (incorporated by reference to Form S-1/A filed with the Securities and Exchange Commission on May 2, 2025)
10.4**	Vertical Data Inc. 2024 Incentive Plan (incorporated by reference to Form S-1/A filed with the Securities and Exchange Commission on May 2, 2025)
10.5	Form of Subscription Agreement (incorporated by reference to Form S-1/A filed with the Securities and Exchange Commission on May 2, 2025)
10.6	Form of Subscription Agreement—August 2026 Private Placement (incorporated by reference to the Current Report on Form 8-K (File No. 000-56812) filed with the Securities and Exchange Commission on August 12, 2026)
10.7**	Consulting Agreement, entered into as of August 1, 2026, between Vertical Data Inc. and Lincoln Hall Advisors LLC (incorporated by reference to the Current Report on Form 8-K (File No. 000-56812) filed with the Securities and Exchange Commission on August 21, 2026)
14.1	Vertical Data Inc. Code of Ethics & Conduct (incorporated by reference to Form S-1/A filed with the Securities and Exchange Commission on May 2, 2025)
21.1*	List of Subsidiaries of the Registrant
23.1*	Consent of BCRG Group, former Independent Registered Public Accounting Firm
23.2*	Consent of Lucosky Brookman LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page to this registration statement)
107*	Filing fee table

* Filed herewith

**Indicates management contract or compensatory plan

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